   As filed with the Securities and Exchange Commission on February 11, 1999
                                                    Registration No. ___________
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              ___________________

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                              __________________

                                 Litronic Inc.

            (Exact name of registrant as specified in its Charter)

          Delaware                                        3577                                                33-0757190
(State or other jurisdiction of         (Primary Standard Industrial Classification Number)  (I.R.S. Employer Identification Number)
 incorporation or organization)

                                 Litronic Inc.
                         2030 Main Street, Suite 1250
                           Irvine, California 92614
                                (949) 851-1085
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              __________________

                                   Kris Shah
               Chief Executive Officer and Chairman of the Board
                                 Litronic Inc.
                         2030 Main Street, Suite 1250
                           Irvine, California 92614
                                (949) 851-1085

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ________________
                                  Copies to:

 ARENT FOX KINTNER PLOTKIN & KAHN, PLLC         TENZER GREENBLATT LLP
     1050 Connecticut Avenue, N.W.               405 Lexington Avenue
      Washington, D.C. 20036-5339              New York, New York 10017
  Attention: Gerald P. McCartin, Esq.       Attention: Robert J. Mittman, Esq.
     Telephone No.:  (202) 857-6090          Telephone No.:  (212) 885-5000
     Facsimile No.:  (202) 857-6395          Facsimile No.:  (212) 885-5001

                               __________________
Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.
                              ___________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ______________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                              ___________________
                        CALCULATION OF REGISTRATION FEE

Title of each class of      Number of shares to    Proposed maximum offering    Proposed maximum aggregate   Amount of registration
shares to be registered      be registered (1)        price per share (2)            offering price (2)      fee
------------------------    --------------------   -------------------------    --------------------------   -----------------------
Common Stock $.01 par         3,450,000 shares               $11.00                      $37,950,000                 $10,550.10
 value

_________________
(1) Includes 450,000 shares subject to an option granted to the Underwriters to cover over-allotments, if any.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.]

                             SUBJECT TO COMPLETION
                            DATED FEBRUARY 11, 1999

                                 LITRONIC INC.

                       3,000,000 Shares of Common Stock
                               $      per Share


     This is an initial public offering of 3,000,000 shares of the common stock of Litronic Inc. There is currently no public market for our common stock. We expect that the initial public offering price will be between $9.00 and $11.00 per share. The offering price may not reflect the market price of our shares after the offering.

     We anticipate that our common stock will be listed on the Nasdaq National Market under the symbol "LTNX."

                                 -------------

 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.  SEE "RISK FACTORS BEGINNING ON
                                   PAGE 12."

                                 -------------


                                                  Per Share    Total
                                                  ---------    -----
Public offering price............................   $          $
Underwriting discounts and commissions...........   $          $
Proceeds to company..............................   $          $

                                 -------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
         UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted the representative of the underwriters a 45-day option to purchase up to 450,000 additional shares of our common stock to cover over-allotments, if any. The underwriters expect that delivery of the shares of common stock will be made to the purchasers in this offering on or about
, 1999.

                                 -------------

                       BLUESTONE CAPITAL PARTNERS, L.P.

                                    , 1999

     We own or otherwise have rights to trademarks and trade names that we use in conjunction with the sale and licensing of our products. The following trademarks mentioned in this prospectus are registered trademarks of our company: ProFile Manager, NetSign, NetSign Pro, CryptOS, CryptOS SDK, CryptOS SDK+, ARGUS, Moniker, CryptoCard, CipherServer and Forte. We also own the trade names Litronic, Pulsar, Pulsar Data and Pulsar Data Systems, Inc. We have applied for the trademarks FortePKIcard and Maestro. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                              PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus, especially the risk factors and financial statements. Except as otherwise indicated, the information in this prospectus assumes no exercise of the Representative's over-allotment option to purchase up to 450,000 additional shares of our common stock. See "Underwriting."

     As of the date of this prospectus, all of the stockholders of Litronic Industries, Inc., a California corporation ("LIT"), will exchange all of the issued and outstanding common stock of LIT for all of the issued and outstanding common stock of Litronic Inc., a Delaware corporation, making LIT a wholly-owned subsidiary of Litronic Inc. (the "Reorganization"). As used in this prospectus, unless the context indicates otherwise, the term "Litronic" refers to Litronic Inc. after giving effect to the Reorganization, and the historical consolidated financial statements for Litronic included in this prospectus have been retroactively adjusted to reflect the Reorganization. Since Litronic Inc. has had no operations of its own, the information presented in Litronic's historical consolidated financial statements, other than the capital structure, relates solely to LIT.

     Simultaneously with the closing of this offering, Litronic will acquire all of the outstanding common stock of Pulsar Data Systems, Inc. ("Pulsar"). In this prospectus, unless the context requires otherwise, the terms "we," "our" or "our company" refer to Litronic and its subsidiaries, after giving effect to the acquisition of Pulsar. The pro forma financial data presented in this prospectus is based on data derived from the historical consolidated financial statements of Litronic and has been prepared to illustrate the effect of the Pulsar acquisition and this offering on such data. See "- The Pulsar Acquisition."

                                  OUR COMPANY

     We provide professional Internet data security services and develop and market software and microprocessor-based products needed to secure electronic commerce and communications over the Internet, intranets, extranets and other Internet-based communication networks ("Internet Protocol Networks"). Our primary technology offerings utilize an advanced form of cryptography referred to as public key infrastructure or PKI, which is the standard technology for securing Internet-based commerce and communications. PKI helps ensure the integrity and privacy of information being transmitted in an electronic transaction or communication and verifies the identity, authenticity and authority of the sender and the recipient of that information. We have established relationships with industry leaders who have adopted PKI as a core feature of their secure product offerings, including Netscape Communications Corporation, Microsoft Corporation, VeriSign, Inc., International Business Machines Corp., RSA Data Security, Inc., SCM Microsystems, Inc., Atmel Corporation and the U.S. National Security Agency.

     Our security software and microprocessor-based products can be used with world-wide-web browsers such as Netscape Communicator and Microsoft Internet Explorer to provide secure E-mail or other data communications and facilitate secure electronic commerce transactions. Additionally, by using our Internet data security products, our customers can integrate PKI security into their Internet Protocol Networks, existing database applications and customized software applications such as those used in the finance, healthcare, telecommunications, electronic commerce and government industries. Our customers are diverse and include: Bank of America, VeriSign, Inc., Lucent Technologies Inc., Lockheed Martin Corporation, Deloitte & Touche LLP, Netscape Communications Corporation, Nippon Telegraph and Telecommunications Data Corporation, Schlumberger Limited, the National Security Agency and the U.S. Army Corps of Engineers.

     Consumers, government agencies and corporations are increasingly relying upon the Internet, intranets, extranets and other communication networks to conduct electronic commerce and communications. International Data Corporation estimates that the number of Internet users will grow from 97 million in 1998 to 320 million in 2002, with electronic commerce growing from $32 billion to $426 billion over the same period. The increasing proliferation of, and reliance upon, Internet communications and transactions has now caused data security to become a paramount concern. Demand for information security products is forecast by Datamonitor, an independent research firm, to increase from $1.6 billion in 1997 to almost $7.0 billion by 2001, a growth rate of 44% per annum. In addition, Datamonitor forecasts the Internet-security PKI segment to be the fastest growing segment of this market, increasing from $75 million in 1997 to approximately $1.9 billion by 2001, a growth rate of 124% per annum.

     Our Internet data security, PKI-based products are used to enhance the security of world-wide-web browsers by "digitally signing" messages in hardware tokens (such as PKI cards, PCMCIA cards, and secure-keys) using digital certificate technology. Digital certificates are advanced electronic identification files which uniquely identify the sender of an electronic communication. The use of digital certificates is expanding rapidly across the Internet. In fact, several states now consider digital signatures contractually binding, and there is a growing acceptance within the federal government to effectuate transactions through the use of digital certificates. Our data security products support numerous types of operating systems and facilitate the process of issuing, managing and recovering digital certificates throughout a customer's enterprise.

     Given the increasing demand for PKI security, we believe significant market opportunities exist for the development of PKI products that provide security tailored to the more advanced security levels required in certain environments. We are currently developing PKI cards capable of integrating multiple digital certificates and which will provide for greater processing power, multiple algorithm suites and greater storage capacity than today's conventional PKI cards, yet remain credit card sized and competitively priced. In addition, working with Atmel Corporation, a leading semi-conductor manufacturer, we are leading the development of the Forte microprocessor pursuant to a task order issued under a contract with the National Security Agency. We are designing Forte, a 32-bit RISC microprocessor, to embed in an advanced PKI card. Our
Forte PKIcard is expected to be the fastest, most versatile and most cryptographically advanced PKI card available.

     To capitalize on opportunities in the rapidly growing Internet security market, we are acquiring Pulsar, a network integration solutions company that deploys large-scale network solutions to organizations in the commercial and government sectors that have significant information processing requirements. Pulsar had revenues of approximately $62.0 million for the nine months ended September 30, 1998 and, following this offering, we intend to roll out our enterprise-wide Internet data security products to its significant client base. This client base includes over 100 federal agencies, such as The Executive Offices of the President of the United States, the Federal Bureau of Investigation, the Federal Communications Commission, and over 40 commercial, state and local customers. We believe that our newly acquired Pulsar network integration solutions expertise will provide us with significant competitive advantages with respect to our Internet data security offerings, as the implementation of Internet Protocol Network security solutions and infrastructure requires specialized skills which are typically limited in corporate information technology departments. We also intend to leverage the direct sales force, distribution channels and partners of our new Pulsar operations, including electronic commerce companies, Internet service providers, value-added resellers, systems integrators and original equipment manufacturers, to aggressively expand our distribution capabilities. These partners include Network Associates, Inc., Dell Computers Corp., International Business Machines Corp., Lucent Technologies Inc. and Compaq Computer Corporation.

     Our company is led by an experienced management team and key employees with substantial experience in, and knowledge of, the Internet, Internet data security, computer networking and semi-conductor industries, as well as extensive expertise in the sale and implementation of large-scale networking systems. We intend to exploit our technological expertise and significant market access to capitalize on the expanding market opportunities in the information security market.

                            THE PULSAR ACQUISITION

     On February 9, 1999, we entered into an agreement with William W. Davis, Sr. and Lillian A. Davis, the sole stockholders of Pulsar, to acquire all of the issued and outstanding capital stock of Pulsar in exchange for 2,169,938 shares of our common stock. The acquisition of Pulsar will close simultaneously with the closing of this offering, at which time Pulsar will be one of our wholly-owned subsidiaries. Pulsar is a provider of network-based information technology consulting services to commercial corporate accounts and federal, state and local governmental agencies. Additionally, Pulsar has an established product reseller business, which focuses on resales to federal government agencies, large corporate accounts and state and local governments.

                                ______________

     Litronic was incorporated under the laws of the State of Delaware in 1997 but has conducted no operations to date. LIT, which will become a wholly-owned subsidiary of Litronic as a result of the Reorganization, was incorporated under the laws of the State of California in 1970. Our principal executive offices are located at 2030 Main Street, Suite 1250, Irvine, California 92614, and our telephone number is (949) 851-1085. We also maintain executive offices in Lanham, Maryland. Our website is located at "www.litronic.com." Information contained in our website is not part of this prospectus.

                                 THE OFFERING

Common stock offered by Litronic................  3,000,000 shares

Common stock to be outstanding after
  this offering.................................  9,040,631 shares (1)(2)

Use of proceeds.................................  We intend to use the net proceeds of this offering for reduction of debt, sales and marketing, product development and working capital and general corporate purposes.  See
                                                  "Use of Proceeds."

Risk Factors....................................  Investing in our common stock involves a high degree of risk and immediate and substantial dilution.  See "Risk
                                                  Factors" and "Dilution."

Proposed Nasdaq National Market symbol..........  "LTNX"

_______________
(1) Includes 2,169,938 shares to be issued in connection with the acquisition of Pulsar.

(2) Does not include (a) 281,419 shares of common stock reserved for issuance upon exercise of options granted under our 1998 stock option plan, (b) an aggregate of 600,000 shares of common stock reserved for issuance upon exercise of options available for future grant under our 1999 stock option plan, and (c) 300,000 shares of common stock reserved for issuance upon exercise of warrants to be issued to the Representative upon the closing of this offering. See "Management - Stock Option Plans" and "Underwriting."

                    SUMMARY PRO FORMA FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Set forth below is certain unaudited summary pro forma financial information for our company for the periods, and as of the dates, indicated. This information is based on data derived from the historical financial statements of Litronic and has been prepared to illustrate the effects of the Pulsar acquisition and this offering on such historical financial data, as if they had occurred as of January 1, 1997, with respect to the statements of operations information, and as of September 30, 1998, with respect to the balance sheet information. This summary pro forma financial information is provided for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if the acquisition and this offering had been effected on the dates indicated. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Pro Forma Financial Data," "Selected Historical Financial Data-Litronic," "Selected Historical Financial Data-Pulsar," "Management's Discussion and Analysis of Financial Condition and Result of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

PRO FORMA STATEMENTS OF OPERATIONS INFORMATION:
                                                      YEAR ENDED       NINE MONTHS ENDED
                                                     DECEMBER 31,        SEPTEMBER 30,
                                                         1997                1998
                                                     -------------     -----------------
Net product revenue..............................    $     151,329     $        62,636
License and service revenue......................           10,357               3,693
                                                     -------------     ---------------
Total revenue....................................          161,686              66,329
                                                     -------------     ---------------

Product cost of revenue..........................          141,297              56,942
License and service cost of revenue..............            4,758               2,173
                                                     -------------     ---------------
Total cost of revenue............................          146,055              59,115
                                                     -------------     ---------------

Gross margin.....................................           15,631               7,214
Selling, general, and
     administrative expenses.....................           20,639              10,972
Research and development expenses................            1,172                 738
Amortization of goodwill.........................            1,907               1,430
                                                     -------------     ---------------
Operating loss...................................           (8,087)             (5,926)
Interest expense.................................            3,499               1,154
Interest income..................................              457                 373
                                                     -------------     ---------------
Loss from continuing operations before
     income taxes................................          (11,129)             (6,707)
Benefit from income taxes........................                -                   -
                                                     -------------     ---------------
Loss from continuing operations..................    $     (11,129)    $        (6,707)
                                                     =============     ===============
Loss per share from continuing operations -
     basic and diluted...........................    $       (1.23)    $         (0.74)
                                                     =============     ===============
Shares used in per-share computations -
     basic and diluted...........................        9,040,631           9,040,631
                                                     =============     ===============

PRO FORMA BALANCE SHEET INFORMATION:

                                                        SEPTEMBER 30, 1998
                                                 -----------------------------
Cash and cash equivalents......................              $15,784
Working capital................................               12,947
Total assets...................................               66,085
Short-term debt................................               14,538
Long-term debt, less current installments......                  365
Total liabilities..............................               22,355
Net stockholders' equity.......................               43,730

                         SUMMARY FINANCIAL INFORMATION
                                   LITRONIC
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Set forth below is certain summary financial information for Litronic for the periods, and as of the dates, indicated. The data is derived from, and should be read in conjunction with, the consolidated financial statements of Litronic, including the notes thereto, appearing elsewhere in this prospectus. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Selected Data-Litronic," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Litronic and notes thereto included elsewhere in this prospectus.


                                                                                   NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                 -----------------------------    --------------------
                                                     1995      1996      1997        1997       1998
                                                 ----------  --------  -------    ---------  ---------
STATEMENTS OF OPERATIONS
    INFORMATION:

Net product revenue............................  $   1,525   $ 7,855   $ 8,627     $7,177    $   3,886
License and service revenue....................      1,181     1,541     1,539      1,416          925
                                                 ---------   -------   -------    -------    ---------
Total revenue..................................      2,706     9,396    10,166      8,593        4,811
                                                 ---------   -------   -------    -------    ---------

Product cost of revenue........................        793     4,098     3,211      2,607        2,051
License and service cost of revenue............        465       581       643        424          583
                                                 ---------   -------   -------    -------    ---------
Total cost of revenue..........................      1,258     4,679     3,854      3,031        2,634
                                                 ---------   -------   -------    -------    ---------

Gross margin...................................      1,448     4,717     6,312      5,562        2,177
Selling, general, and
     administrative expenses...................        977     2,052     3,487      1,865        2,046
Research and development expenses..............        341       725     1,172        926          738
                                                 ---------   -------   -------    -------    ---------
Operating income (loss)........................        130     1,940     1,653      2,771         (607)
Interest expense, net..........................         38        19        42          5          322
                                                 ---------   -------   -------    -------    ---------
Earnings (loss) from continuing
     operations before income taxes............         92     1,921     1,611      2,766         (929)
Provision for (benefit from) income
     taxes.....................................          1        29        22         42          (61)
                                                 ---------   -------   -------    -------    ---------
Earnings (loss) from continuing
     operations................................  $      91   $ 1,892   $ 1,589     $2,724    $    (868)
                                                 =========   =======   =======    =======    =========
OTHER FINANCIAL INFORMATION:
Gross margin percentage........................       53.5%     50.2%     62.1%      64.7%        45.3%
                                                 =========   =======   =======    ========   =========

BALANCE SHEET INFORMATION:

                                                               DECEMBER 31           SEPTEMBER 30, 1998
                                                   --------------------------------
                                                      1995       1996        1997
                                                   ----------  --------   ---------     --------------

Cash and cash equivalents.........................   $    95    $  862     $   490      $   1,177
Working capital...................................      (372)    1,662         385          1,287
Total assets......................................     5,476     7,409       2,347          3,248
Short-term debt...................................       472       545          --            481
Long-term debt, less current installments.........     4,313     4,997       3,506          5,200
Total liabilities.................................     6,483     7,510       5,148          6,917
Net stockholders' deficiency......................    (1,007)     (101)     (2,801)        (3,669)

                         SUMMARY FINANCIAL INFORMATION
                                    PULSAR
                            (DOLLARS IN THOUSANDS)

     Set forth below is certain summary financial information for Pulsar for the periods, and as of the dates, indicated. The data is derived from, and should be read in conjunction with, the financial statements of Pulsar, including the notes thereto, appearing elsewhere in this prospectus. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Selected Financial Data-Pulsar," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Pulsar and notes thereto included elsewhere in this prospectus.


                                                                      NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                 -------------------------------    ---------------------
                                   1995       1996        1997         1997       1998
                                 -------    ---------   --------    ---------   --------
STATEMENTS OF OPERATIONS
   INFORMATION:
Service revenue...............   $       *  $  10,253   $   8,818   $   7,388   $  2,768
Product revenue...............           *    155,705     142,702      98,186     58,750
                                 ---------  ---------   ---------   ---------   --------
Total revenue.................     163,991    165,958     151,520     105,574     61,518
                                 ---------  ---------   ---------   ---------   --------
Cost of service revenue.......           *      4,870       4,115       3,440      1,590
Cost of product revenue.......           *    144,494     138,086      96,748     54,891
                                 ---------  ---------   ---------   ---------   --------
Total cost of revenue.........     146,682    149,364     142,201     100,188     56,481
                                 ---------  ---------   ---------   ---------   --------
Gross margin..................      17,309     16,594       9,319       5,386      5,037
Selling, general, and
   administrative expense.....      10,410     13,545      17,152       9,559      8,926
                                 ---------  ---------   ---------   ---------   --------
Operating income (loss).......       6,899      3,049      (7,833)     (4,173)    (3,889)
Interest income...............         392        639         457         408        373
Interest expense..............       2,412      3,564       3,640       2,106      1,424
                                 ---------  ---------   ---------   ---------   --------
Net earnings (loss)...........   $   4,879  $     124   $ (11,016)  $  (5,871)  $ (4,940)
                                 =========  =========   =========   =========   ========

OTHER FINANCIAL
  INFORMATION:

Gross margin percentage.......        10.6%      10.0%        6.2%        5.1%       8.2%
                                 =========  =========   =========   =========   ========

_______________________

* The breakdown of revenue and cost of revenue between services and products was not readily available for the year ended December 31, 1995.

BALANCE SHEET INFORMATION:

                                                DECEMBER 31,
                                       ------------------------------
                                          1995        1996     1997     September 30, 1998
                                       ------------------------------  --------------------
   ..................................
Cash and cash equivalents............  $   2,144   $  2,451  $  2,236        $   407
Working capital (deficit)............      8,090      1,553    (2,436)        (5,586)
Total assets.........................     82,930     59,785    40,871         20,035
Short-term debt......................     61,970     41,352    28,982         17,103
Long-term debt, less current
   installments......................         84         53     4,203          3,619
Total liabilities....................     73,862     52,077    42,681         26,938
Net stockholders' equity (deficit)...      9,068      7,708    (1,810)        (6,903)

                                 RISK FACTORS

     An investment in the shares of our common stock is speculative and involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors in evaluating our company and our prospects before purchasing shares of our common stock.

     This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and other similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in this "Risk Factors" section and elsewhere in this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement is made.

LOSSES; EXPLANATORY PARAGRAPH IN PULSAR'S INDEPENDENT AUDITORS' REPORT

     Litronic incurred a net loss of $868,000 for the nine months ended September 30, 1998. Pulsar incurred net losses of $11.0 million and $4.9 million for the year ended December 31, 1997 and nine months ended September 30, 1998, respectively. Our pro forma combined statements of operations reflect a net loss of $7.3 million for the nine months ended September 30, 1998 and we expect to incur losses for the year ended December 31, 1998. There is a risk that we may continue to experience losses in the future. Even with the proceeds of this offering, we may not be profitable or able to significantly increase our revenue. Continued losses in the future would adversely affect our business. For the year ended December 31, 1997, Pulsar's independent auditors noted in their opinion that as a result of Pulsar's loss, its working capital deficit and its default on certain financing agreement debt covenants, there was a substantial doubt about Pulsar's ability to continue as a going concern. After this offering, we will have positive working capital and be in compliance with all financing debt agreements. We believe working capital and available borrowings under credit facilities will be sufficient to satisfy our cash flow requirements for at least the 12 months following this offering. See "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

RISKS RELATING TO THE ACQUISITION OF PULSAR; RISKS RELATING TO FUTURE
ACQUISITIONS

     We pursued the acquisition of Pulsar, and may pursue other acquisitions in the future to expand our product and service offerings, vertically integrate our business, add new customers and increase market penetration for our products and services. Integration of the Pulsar acquisition and future acquisitions may place strain on our managerial and financial resources. The full benefits of the Pulsar acquisition will require (a) integration of administrative, financial and engineering resources, (b) coordination of marketing and sales efforts, and
(c) implementation of appropriate operational, financial and management systems and controls. We may not be able to successfully integrate these operations. Failure to integrate the Pulsar acquisition or any future acquisition, could adversely affect our business. In addition, we are acquiring Pulsar assuming that we can roll out our enterprise-wide data security products to Pulsar's existing client base, successfully complete the implementation of Pulsar's recent shift in product reselling focus, expand Pulsar's professional service offerings and increase sales of Pulsar's products and professional services to commercial customers and state and local governments. There is a risk that any or all of our assumptions may prove incorrect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business - Strategy" and "Business - Product Reselling."

RISKS RELATED TO INTANGIBLE ASSETS

     Approximately $28.6 million, or 43%, of our pro forma combined, as adjusted, assets as of September 30, 1998 consisted of intangible assets arising from the acquisition of Pulsar. This amount represents goodwill, which will be amortized over 15 years. Goodwill is an intangible asset that represents the excess of the aggregate purchase price paid in connection with an acquisition over the fair value of net assets acquired. The amount of goodwill amortized in a particular period constitutes a non-cash expense that reduces net income or increases net loss for that period. The reduction in our net earnings or an increase in our net loss resulting from the amortization of goodwill may have an adverse impact upon the market price of our common stock. There is also a risk that we may never realize the value of our intangible assets. See "Pro Forma Financial Data."

DEFAULTS UNDER SECURED LINES OF CREDIT

     As of September 30, 1998, Litronic had $5.7 million and Pulsar had $18.0 million in borrowings outstanding under financial line of credit facilities.
All of our assets are pledged to the providers of these lines as collateral, and we are substantially prohibited from incurring additional indebtedness. These terms could, under certain circumstances, limit our ability to implement our strategy. In addition to limited net worth and other financial covenants, our loan agreements with these creditors will limit or prohibit our company, subject to certain exceptions, from declaring or paying cash dividends, making capital distributions or other payments to stockholders, merging or consolidating with another corporation or selling all or substantially all of our assets. From time to time we have been in violation of certain financial covenants under our credit facilities and have received waivers for these violations through the date of this prospectus. Although we expect to be in compliance with all of our financial covenants upon the closing of this offering, if we fail to comply with our loan covenants or otherwise default on our obligations in the future without obtaining waivers for such violations, our indebtedness could become immediately due and payable and the providers of these credit facilities could foreclose on our assets. Although we intend to use the proceeds of this offering to repay a portion of our outstanding borrowings, we expect to utilize the resulting increased borrowing availability under our credit facilities to fund our operations, and we will obtain an additional line of credit for borrowings up to $20 million to be effective upon the closing of this offering. We may not be able to comply with the terms of our loan agreements with our credit facility providers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

SUBSTANTIAL PORTION OF REVENUE DERIVED FROM A LIMITED NUMBER OF CUSTOMERS

     We have been dependent on a limited number of customers for a substantial portion of our revenue. On a pro forma combined basis one of our customers, the U.S. Immigration and Naturalization Service, accounted for more than 10% of revenues (14%) during the nine months ended September 30, 1998. For the year ended December 31, 1997, Litronic derived 45%, 20% and 19% of its revenue from sales to the U.S. Army Corps of Engineers, Lockheed Martin Corporation and the National Security Agency, respectively. For the nine months ended September 30, 1998, Litronic derived 44%, 23% and 19% of its revenue from sales to Lockheed Martin Corporation, the National Security Agency and the U.S. Army Corps of Engineers, respectively. For the nine months ended September 30, 1998, Pulsar derived 22% of its revenue from sales to the U.S. Immigration and Naturalization Service. We expect to continue to be dependent upon a limited number of large customers for a substantial portion of our revenue. Certain of our contracts are short-term contracts, including our contract with the National Security Agency, which has a one-year term, subject to annual renewals each September. If sales to any of these customers were to decrease substantially or significant contracts were not renewed upon expiration, and we were not able to replace the revenue we received from these customers, our business would be adversely affected. See "Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."

RISKS OF DOING BUSINESS WITH THE U.S. GOVERNMENT

     Sales to the U.S. government accounted for approximately 61% of our pro forma combined revenue for the year ended December 31, 1997 and approximately 80% of our pro forma combined revenue for the nine months ended September 30, 1998. Our sales to the U.S. government are subject to risks, including reduced federal funding available for government agencies to purchase our products and services, decisions to terminate our contracts, disallowance of costs upon audit, changes in the procurement process and the necessity to participate in competitive bidding and proposal processes. A decrease in sales to the U.S. government could adversely affect our business.

     Under the terms of any future federal government contracts, the government may be in a position to obtain greater rights with respect to our intellectual property than we would grant to other entities. Government agencies also have the power, based on financial difficulties or investigations of its contractors, to deem contractors unsuitable for new contract awards. Because we engage in the government contracting business, we have been and will be subject to audits and may be subject to investigation by governmental entities. Failure to comply with the terms of any of our governmental contracts could result in substantial civil and criminal fines and penalties or in our suspension from future government contracts for a significant period of time. Fines and penalties that could result from non-compliance with appropriate standards and regulations, or our suspension or debarment, could adversely affect our business.

DEPENDENCE ON CONTINUED GROWTH OF THE INTERNET, INTRANETS AND EXTRANETS

     Successful implementation of our strategy depends in large part on the continued growth of the Internet, intranets and extranets and the widespread acceptance and use of these mediums for electronic commerce and communications. Because electronic commerce and communications over the Internet, intranets and extranets is evolving, we cannot predict the size of the market and its sustainable growth rate.

     The use of electronic commerce and communication may not increase, or may increase more slowly than we expect, as a result of the cost of the infrastructure required to support its widespread use. The Internet may continue to experience significant growth both in the number of users and the level of use. However, the Internet infrastructure may not be able to continue to support the demands placed on it by continued growth. Continued growth may also affect the Internet's performance and reliability. In addition, the growth and reliability of electronic commerce and communications could be harmed by delays in development or adoption of new standards and protocols to handle increased levels of activity or by increased governmental regulation. Changes in, or insufficient availability of, communications services to support electronic commerce and communication could result in poor performance and also adversely affect usage. Any of these factors could adversely affect our business. See "Industry Information."

LENGTHY SALES AND IMPLEMENTATION CYCLE

     Evaluating customers' data security needs and designing and implementing custom networks typically requires significant expenditure of time, capital and other resources. Customers' purchasing decisions for our products and systems may be subject to delay due to many factors which are not within our control, such as the significant expense of many data security products and network systems, customers' internal budgeting process, year 2000 concerns and the other procedures customers may require for the approval of large purchases. Further, the implementation process is subject to delays resulting from administrative concerns associated with incorporating new technologies into existing networks, deployment of a new network system and data migration to the new system. As a result of these factors, the sales and implementation cycles associated with certain of our product sales and network design and implementation activities can be lengthy, potentially lasting from 45 to 90 days. Our quarterly and annual operating results could be adversely affected if sales forecasted for a particular quarter from a particular customer are delayed.

PKI TECHNOLOGY IS SUBJECT TO CERTAIN RISKS

     Many of our products are based on PKI technology. With PKI technology, a user is given a public key and a private key, both of which are required to encrypt and decrypt messages. The security afforded by this technology depends on the integrity of a user's private key. The integrity of private keys depends in part on the application of algorithms, which are advanced mathematical factoring equations. This integrity is predicated on the assumption that the factoring of large numbers into their prime number components is difficult. Should an easy factoring method be developed, then the security of encryption products utilizing PKI technology would be reduced or eliminated. Furthermore, any significant advance in techniques for attacking PKI systems could also render some or all of our existing products that are based on cryptographic technology obsolete or unmarketable. Even if there is no breakthrough in factoring or other methods of attacking PKI systems, factoring problems can theoretically be solved by computer systems significantly faster and more powerful than those presently available. In the past there have been public announcements of the successful decoding of certain cryptographic messages and of the potential misappropriation of private keys. Such publicity could adversely affect public perception as to the safety of PKI technology. Current or future government regulation regarding the use, scope and strength of PKI could also limit our ability to develop and sell products with encryption technology strong enough to maintain the integrity of a user's private key against factoring by more powerful computer systems. Any of the foregoing could result in a decline in demand for our data security products, which would adversely affect our business. See "Industry Information."

POTENTIAL PRODUCT OBSOLESCENCE DUE TO TECHNOLOGICAL CHANGES

     To be competitive in our market, we must continually modify and adapt our products and improve the performance features and reliability of our products in response to advances and changes in technology. The introduction of products embodying new technologies and the emergence of new industry standards may render existing products obsolete or less marketable. Moreover, if new Internet, networking or telecommunications technologies or standards become widely adopted or if other technological changes occur, we may need to adapt our products. Our future operating results will depend upon our ability on a timely basis to enhance our current products and to develop and introduce new products that address the increasingly sophisticated needs of the marketplace and that keep pace with technological developments, new competitive product offerings and emerging industry standards. The process of developing our products and services is extremely complex and requires significant continuing development efforts. If we do not respond adequately and in a timely manner, our business could be adversely affected.

NEED TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS

     Part of our business strategy is to enter into additional strategic alliances and cooperative efforts with respect to products and services with other companies in our industry. We currently are involved in cooperative efforts with respect to incorporation of our products into products of others, joint development of certain products and services, joint research and development efforts, joint proposals and presentations with respect to products and services and reseller arrangements. We depend upon our partners to develop and market these products and to fund and otherwise perform their obligations as contemplated by our agreements with them. We do not control the time and resources devoted by our partners to such activities. These relationships may not continue or may require our expenditure of significant financial, personnel and administrative resources from time to time. We may not have the resources available to satisfy our commitments, which may adversely affect our strategic relationships. The loss of these strategic relationships, or our inability to create new strategic relationships in the future, could adversely affect our business. Further, certain of our products and services compete with the products and services of our strategic partners. This competition may adversely affect our relationships with our strategic partners, which could adversely affect our business. See "Business - Sales and Marketing - Strategic Alliances."

DEPENDENCE ON KEY MANAGEMENT PERSONNEL

     Our success will depend largely on the continuing efforts of our executive officers and senior management, especially those of Kris Shah, our Chairman of the Board and Chief Executive Officer, and William W. Davis, Sr., our President and Chief Operating Officer. Our business may be adversely affected if the services of any of our key personnel become unavailable to our company. We have not entered into employment agreements with any employees other than Messrs. Shah and Davis, and even with such agreements there is a risk that these individuals will not continue to serve for any particular period of time. While we intend to obtain key person life insurance policies on the lives of Messrs. Shah and Davis, each in the amount of $3.0 million, such amounts may not be sufficient to offset the loss of their services. In addition, we may need to add members to our management team and our failure to attract and retain such additional members could adversely affect our business. See "Management."

NEED TO ATTRACT AND RETAIN TECHNICAL PERSONNEL

     Our success depends in part on the availability of qualified technical personnel, including personnel trained in software and hardware applications within specialized fields. The data security and networking solution industries are characterized by a high level of employee mobility, and the market for such individuals in certain regions is extremely competitive. Competition for highly qualified individuals in the computer-related fields is intense and many of our competitors have significantly greater resources than we have. This competition means there are fewer highly qualified employees available to hire, the costs of hiring and retaining such individuals are high and such personnel may not remain with our company once hired. Furthermore, there is increasing pressure to provide technical employees with stock options and other equity interests in the company, which may dilute earnings per share. We may not be able to successfully attract or retain highly skilled employees. Our inability to hire or retain highly qualified individuals may impede our ability to develop, install, implement and otherwise service our software and hardware systems, customers and potential customers or otherwise efficiently conduct our operations, all of which may adversely affect our business.

POTENTIAL PRODUCT DEFECTS

     Products as complex as those we offer may contain undetected errors or result in failures when first introduced or when new versions are released. Despite our product testing efforts and testing by current and potential customers, it is possible that errors will be found in new products or enhancements after commencement of commercial shipments. The occurrence of these errors could result in adverse publicity, delay in product introduction, diversion of resources to remedy defects, loss of or a delay in market acceptance or claims by customers against our company, or could cause us to incur additional costs, any of which could adversely affect our business.

POTENTIAL LIABILITY EXPOSURE; PROJECT RISKS

     Our data security products are used to prevent unauthorized access to and attacks on critical enterprise information. Because our customers rely on our products for critical security applications, we may be exposed to potential liability claims for damage caused to an enterprise as a result of an actual or perceived failure of our products. An actual or perceived breach of enterprise network or data security systems of one of our customers, regardless of whether the breach is attributable to our products or solutions, could adversely affect the market's perception of our company, products and solutions and therefore our business. Furthermore, the nature of many of our professional services exposes us to a variety of risks. Many of our professional service engagements involve projects that are critical to the operations of our customers' businesses. Our failure or inability to meet a customer's expectations in the performance of our services, or to do so in the time frame required by the customer, could result in a claim for substantial damages against us by the customer, regardless of our responsibility for the failure, discourage customers from engaging us for such services or damage our business reputation.

     In addition, as a professional services provider, a portion of our business involves employing people and placing them in the workplace of other businesses. Therefore, we are also exposed to liability with respect to actions taken by our employees while on assignment, such as damages caused by employee errors and omissions, misuse of customer proprietary information, misappropriation of funds, discrimination and harassment, theft of customer property, other criminal activity or torts and other claims.

     Although we maintain general liability insurance coverage, that insurance may not continue to be available to us on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or changes in our insurance policies, including premium increases or the imposition of large deductibles or co-insurance requirements, could adversely affect our business.

YEAR 2000 ISSUES

     An issue affecting our company and others is the inability of many computer systems and applications to process the year 2000 ("Y2K") date change, the date 9/9/99 and the leap year 2000. We have established a plan to complete the upgrade of our computer systems to become Y2K compliant. At this time we do not expect the cost of these upgrades to be material to our business. We are in the process of surveying our major vendors. Until we complete our survey we cannot fully assess the Y2K status of any of our vendors or suppliers. The failure of our significant vendors and customers to make their products and systems Y2K compliant may adversely affect the performance of our products, which may in turn adversely affect our business. It is possible that customers or third parties might seek indemnification or damages from us as a result of Y2K issue-related errors caused by or not prevented by our products of services. We cannot predict the extent to which we might be liable for such costs, but it is conceivable in general that Y2K errors could result in substantial judgments against providers of information technology such as our company. If we were to suffer an adverse judgment as a result of prior Y2K noncompliance of our products, it may have an adverse impact on our business.

     Customers' purchasing decisions could be affected by the Y2K issue as they may need to expend significant resources to correct their existing systems. This situation may result in reduced funds available to implement the infrastructure needed to conduct trusted and secure electronic commerce and communications over the Internet, intranets and extranets. These factors could lead to a decline in sales of our products and services, which could, in turn, adversely affect our business.

     The extent of the potential impact of the Y2K issue generally is not known, and we cannot predict the likelihood that the Y2K issue will cause a significant disruption in the economy as a whole. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Issues."

RISKS RELATING TO COMPETITIVE BIDDING

     We expect to generate a portion of our revenue from contracts and purchase orders awarded through the competitive bidding process. Our bids may not be accepted or, if accepted, awarded contracts may not generate sufficient revenue to result in profitable operations. The competitive bidding process is typically lengthy and often results in the expenditure of financial and other resources in connection with bids that are not accepted. Additionally, inherent in the competitive bidding process is the risk that our costs may exceed projected costs upon which a submitted bid or contract price is based. See "Business - Sales and Marketing -- Sales to Government Internet Information Technology Market."

COMPETITION

     We compete in numerous markets including data security, access control, token authentication, smartcard-based security applications, electronic commerce applications, systems integration and product reselling. The markets for our products and services are intensely competitive and are characterized by rapidly changing technology and industry standards, evolving user needs and the frequent introduction of new products. We believe that the principal factors affecting competition in our markets include product functionality, performance, flexibility and features, use of open standards technology, quality of service and support, reputation and price.

     We face significant competition from a number of different sources.   Many
of our competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than we have. In addition, there are several smaller and start-up companies with which we compete from time to time. We also expect that competition will increase as a result of consolidation in the information security technology and product reseller industries. We may be unable to compete successfully in the future with our competitors, which may adversely affect our business. See "Business - Competition."

LIMITED PROTECTION OF PROPRIETARY RIGHTS; RISKS ASSOCIATED WITH CLAIMS OF INFRINGEMENT AND PROPRIETARY RIGHTS

     We depend substantially on our proprietary information and technologies. We rely on a combination of trademark, patent, copyright and trade secret laws and license agreements to establish and protect our rights in software products and other proprietary technology. We also require third-party consultants and contractors to enter into non-disclosure agreements to limit use of, access to and distribution of our proprietary information. In addition, we require employees to enter into non-disclosure agreements and customers with access to source code versions of our software to enter into license agreements.

     Our means of protecting our proprietary rights may not be adequate to prevent misappropriation or provide meaningful protection in the event of any misappropriation. Any inability to protect our proprietary technologies could adversely affect our business.

     There is a risk that our products infringe the proprietary rights of third parties. While we do not believe that our products do infringe on proprietary rights of third parties, infringement or invalidity claims may nevertheless be asserted or prosecuted against us and our products may be found to have infringed the rights of third parties. If any claims or actions are asserted against us, we may be required to modify our products or may seek to obtain a license for such intellectual property rights in a timely manner. We may not be able to modify our products or obtain a license on commercially reasonable terms, or at all. Our failure to do so could adversely affect our business. See "Business-Intellectual Property."

GOVERNMENT REGULATION

     Because we sell our products internationally, we must comply with federal laws regulating the export of, and applicable foreign government laws regulating the import of, our products. Although we have obtained approval to export our NetSign and ProFile Manager products, the federal government may rescind such approval at any time. Additionally, we have applied for export approval, on a specific criteria basis, for certain of our other products. We may not receive approval to export such products on a timely basis, on the basis we have requested or at all. As a result of government regulation of our products, we may be at a disadvantage in competing for international sales compared to foreign companies that are not subject to such restrictions which could adversely affect our business. See "Business-Government Regulation."

     Many companies conducting electronic commerce do not collect sales or other similar taxes with respect to shipments of goods into other states or foreign countries. It is possible that federal, state or foreign governments may seek to impose sales taxes on companies that engage in electronic commerce. Due to the increasing popularity of the Internet, intranets and extranets, it is possible that laws and regulations may be enacted covering issues such as user privacy, pricing, content and quality of products and services. Widespread adoption of such laws and regulations or the imposition of sales or other taxes on electronic commerce could slow substantially the growth of the Internet, intranets and extranets, which could result in decreased demand for our products and adversely affect our business.

RISKS OF SUBSTANTIAL FLUCTUATION IN QUARTERLY OPERATING RESULTS

     Our quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside our control. These factors include, among other things, the short-term nature of certain customer commitments, the lengthy sales and implementation cycle for certain of our products and services, patterns of information technology spending by customers, the timing, size, mix and customer acceptance of our product and service product offerings and those of our competitors, the timing and magnitude of required capital expenditures, the need to use contract personnel to complete certain assignments and general economic conditions. Accordingly, comparisons of quarterly results may not be meaningful and should not be relied upon, nor will they necessarily reflect on future performance. Because of the foregoing factors, it is likely that in some future quarters our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     We are seeking to increase our marketing efforts to foreign customers. While we believe our current products and services are designed to meet the regulatory standards of foreign markets, our inability to maintain or to obtain foreign regulatory approvals on a timely basis in the future could adversely affect our business. Additionally, our international operations could be subject to a number of risks, including establishing or maintaining international distribution channels, increased collection risks, trade restrictions, export duties and tariffs and uncertain political, regulatory and economic developments, any of which could adversely affect our business. All international sales are denominated in U.S. dollars, and we do not expect that we will begin denominating our international sales in local currencies.

DEPENDENCE ON ATMEL

     We are designing the Forte microprocessor jointly with Atmel Corporation. The Forte card is being designed with a computer chip specially designed by Atmel Corporation for Forte. We do not anticipate maintaining a supply agreement with Atmel Corporation. If Atmel were to be unable to deliver computer chips to our company for a lengthy period of time or terminate its relationship with our company, we would be unable to produce the Forte PKIcard until we could redesign the Forte microprocessor. We anticipate this would take substantial time and resources to complete. Any inability to receive adequate supplies of Atmel Corporation's specially designed computer chip would adversely affect our ability to sell the Forte PKIcard.

CONTROL BY CERTAIN STOCKHOLDERS

     Upon the closing of this offering, Kris Shah and members of his family, William W. Davis, Sr. and Lillian A. Davis will beneficially own, in the aggregate, approximately 66.8% of our outstanding common stock. These stockholders, if acting together, would have the ability to elect our directors and to determine the outcome of corporate actions requiring stockholder approval, irrespective of how other stockholders may vote. This concentration of ownership may also have the effect of delaying or preventing a change in control. See "Principal Stockholders."

USE OF PROCEEDS TO REPAY INDEBTEDNESS AND TRADE PAYABLES; BENEFITS TO RELATED PARTIES

     We have allocated $12,000,000 (46.7%) of the net proceeds of this offering to repay outstanding indebtedness, including approximately $5.9 million of indebtedness assumed in connection with the acquisition of Pulsar. All of such indebtedness is personally guaranteed by, and/or secured by pledges of assets of, certain officers, directors and principal stockholders of our company. These persons will receive a benefit from the release of such guarantees and security pledges. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

NO PRIOR PUBLIC MARKET; ARBITRARY DETERMINATION OF OFFERING PRICE

     Prior to the offering there has been no public market for our common stock. There may not be an active trading market for our common stock after the offering, and the market price of our common stock may decline below the initial public offering price. The initial public offering price has been determined by negotiations among our management and the Representative and is not necessarily reflective of the assets, book value or potential earnings of our company or any other recognized criteria of value. Additionally, the initial public offering price may not be indicative of the market price of our common stock after this offering. See "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of our common stock may be highly volatile as a result of factors specific to our company or applicable to the market and industry in general, including the following:

     . variations in our annual or quarterly financial results or those of our competitors;
     . changes by financial research analysts in their recommendations or estimates of our earnings;
     . conditions in the economy in general or in the information technology service sector in particular;
     . announcements of technological innovations or new products or services by us or our competitors; and
     . unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting us or the information technology service sectors.

     In addition, the stock market has recently been subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, some companies have been sued by their stockholders. If we were sued, it could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     Our certificate of incorporation and bylaws contain the following provisions that may deter a takeover or a change in control not approved by our board of directors, including:

     . authority of our board of directors to issue common stock and preferred stock and to determine the price, rights (including voting rights), preferences, privileges and restrictions of each series of preferred stock, without any vote or action by our stockholders;
     . the existence of large amounts of authorized but unissued common stock and preferred stock;

     .    staggered, three-year terms for our board of directors;
     .    limitations on who may call special meetings of stockholders;
     .    prohibition of stockholders' action by written consent; and
     . advance notice requirements for board of directors nominating and stockholder proposals.

     The rights and preferences of any series of preferred stock could include a preference over our common stock on the distribution of the assets upon a liquidation or sale of our company, preferential dividends, redemption rights, the right to elect one or more directors and other voting rights. The rights of the holders of any series of preferred stock that may be issued in the future may adversely affect the rights of the holders of the common stock. We have no current plans to issue preferred stock. In addition, certain provisions of Delaware law may discourage, delay or prevent a change in control of the company or unsolicited acquisition proposals. See "Description of Securities - Delaware Law and Certain Charter and Bylaw Provisions."

IMMEDIATE AND SUBSTANTIAL DILUTION

     This offering involves an immediate and substantial dilution of $8.33 per share (83.3%) between the adjusted net tangible book value per share of our common stock after this offering and the initial public offering price based on an assumed price of $10.00 per share, the midpoint of the currently anticipated range of the initial public offering price. See "Dilution."

PAYMENT OF DIVIDENDS UNLIKELY

     We do not currently anticipate paying cash dividends in the foreseeable future. The declaration and payment of dividends or other distributions is currently prohibited by the terms of certain financing agreements and is likely to be so restricted for the foreseeable future. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     No prediction can be made as to the effect, if any, that future sales of our common stock or the availability of such shares for future sales will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. Upon the closing of this offering, we will have 9,040,631 shares of common stock issued and outstanding, of which the 3,000,000 shares sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act of 1933 unless such shares are acquired by one of our "affiliates" as that term is defined under Rule 144 under the Securities Act. The remaining 6,040,631 shares of common stock will not have been registered under the Securities Act and may not be sold unless they are registered or unless an exemption from registration, such as the exemption provided by Rule 144, is available. These unregistered shares of common stock will become eligible for sale pursuant to Rule 144, subject to the volume and manner of sale limitations prescribed by Rule 144 and/or to the contractual restriction of a "lock-up" agreement with the Representative, at various times commencing 90 days following the date of this prospectus. In addition, the Representative has been granted certain demand and "piggyback" registration rights commencing one year from the date of this prospectus with respect to the registration under the Securities Act of the securities issuable upon exercise of the Representative's warrants. The exercise of these rights could result in substantial expense to our company. Furthermore, if the Representative exercises its registration rights, the Representative will be unable to make a market in our securities for up to nine days prior to the initial sales of the warrants until the discontinuation of sales. If the Representative ceases making a market, the market and market prices for the securities may be adversely affected and the holders of these securities may be unable to sell them. See "Shares Eligible for Future Sale" and "Underwriting."

LIMITED LEAD UNDERWRITING EXPERIENCE

          Although BlueStone Capital Partners, L.P. ("BlueStone") has engaged in the investment banking business since its formation as a broker-dealer in March 1996, and its principals have had extensive experience in the underwriting of securities in their capacities with other broker-dealers, this offering constitutes one of the first public offerings for which BlueStone has acted as the lead underwriter. See "Underwriting."

                                USE OF PROCEEDS

     The net proceeds we will receive from the sale of common stock in this offering are estimated to be approximately $25.7 million ($29.8 million if the Representative's over-allotment option is exercised in full), assuming an initial public offering price of $10.00 per share (the midpoint of the currently anticipated range of the initial public offering price) and after deducting underwriting discounts and estimated offering expenses. We expect to use the net proceeds approximately as follows:

                                                                       Approximate
                                                        Approximate   percentage of
Anticipated use of net proceeds                        dollar amount   net proceeds
-------------------------------                        -------------  -------------
Reduction of debt (1)(2)..............................   $12,000,000       46.7%
Sales and marketing (3)...............................     6,000,000       23.3%
Product development (4)...............................     5,000,000       19.5%
Working capital and general corporate purposes (5)....     2,700,000       10.5%
                                                         -----------      -----
     Total............................................   $25,700,000      100.0%
                                                         ===========      =====

_____________________________

(1) We will obtain a revolving credit facility for borrowings up to $20.0 million to be effective upon the closing of this offering. We expect to draw from this line of credit when needed to finance our operations and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Represents (a) $5.7 million to repay BYL Bank Group for anticipated borrowings through the date of this prospectus, (b) $4.2 million to repay in full the principal amount of notes to Wilmington Trust Company, (c) $1.0 million to IBM Global Finance Corporation ("IGFC") to reduce the amount outstanding under an asset-based Inventory and Working Capital Financing Agreement, (d) $650,000 under Pulsar's forbearance agreement with IGFC which becomes payable upon closing of this offering, and (e) $450,000 to repay in full a line of credit from Fidelity Funding, Inc. The debt to BYL Bank Group bears interest at the rate of 6.6% per annum and matures on February 28, 2000, except that it is required to be repaid upon a change of control of LIT. The BYL Bank Group debt is guaranteed by Kris Shah, our Chief Executive Officer and Chairman of the Board, and is secured by a pledge of certain personal assets of Mr. Shah. The Wilmington Trust Company debt bears interest at the prime rate as in effect from time to time and matures in October 2002. The Wilmington Trust Company debt is personally guaranteed by William W. Davis, Sr., our President and Chief Operating Officer, and Lillian A. Davis, a principal stockholder of our company, and secured by a pledge of certain property belonging to a family member of Mr. Davis. The Fidelity Funding, Inc. debt currently bears interest at an annual rate of prime plus 1.5%, is due on February 28, 2000, and is personally guaranteed by Mr. Shah. The IGFC financing line bears interest at the prime rate plus 2.375% per annum and is guaranteed by Mr. Davis and Ms. Davis and secured by certain assets pledged by Mr. Davis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Certain Transactions."

(3) Represents estimated costs to (a) expand our sales and marketing efforts, primarily to commercial markets, including hiring approximately 20 additional sales and marketing personnel, (b) open additional sales and support offices, (c) expand our Internet and other advertising efforts, (d) improve our web site, and (e) expand strategic alliances. See "Business-Sales and Marketing."

(4) Represents estimated costs associated with software and product development, including compensation and benefits payable to additional software and hardware engineers and developers. See "Business-Research and Development."

(5) A portion of such funds may be used in connection with potential acquisitions of technologies, product lines and businesses and to upgrade our existing management information systems and supporting information technology equipment. We currently have no commitments, understandings or arrangements with respect to any future acquisitions.

     If the Representative exercises its over-allotment option in full, we will realize additional net proceeds of approximately $4.1 million. These proceeds, if received, will be used for working capital and general corporate purposes. Pending the uses set forth above, we intend to invest the net proceeds of this offering in U.S. government securities, short-term certificates of deposit or other short-term, investment grade, interest-bearing securities.

     The allocation of the net proceeds of this offering represents our best estimate based upon our currently proposed plans relating to our operations and assumptions regarding the progress of research and development and other factors, such as general economic conditions and industry factors. If any of these factors change, we may find it necessary or advisable to reallocate a portion of the proceeds within the above-described categories or use these proceeds for other purposes. We believe that the net proceeds of this offering, together with anticipated cash flow from operations, availability under our bank lines of credit, including our new $20.0 million asset-based credit facility to be effective upon the closing of this offering, and existing cash and cash equivalents will be sufficient to satisfy our contemplated cash requirements for at least 12 months following the closing of this offering. If (a) our plans change due to changes in market conditions, competitive factors, progress of our research and development efforts or new opportunities that may become available in the future, (b) our assumptions change or prove to be inaccurate or (c) the net proceeds of this offering or our cash flows prove to be insufficient to finance our growth strategy, we could be required to seek additional financing.

                                DIVIDEND POLICY

     Prior to the date of this prospectus, LIT was an S corporation for federal and California state income tax purposes. As an S corporation, LIT made cash distributions of approximately $18.0 million to its stockholders during the year ended December 31, 1997. We do not anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings for the development and expansion of our business. The declaration and payment of dividends or other distributions is currently prohibited by the terms of certain financing agreements and is likely to be so restricted for the foreseeable future. See "Certain Transactions."

                                   DILUTION

     The difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after the offering constitutes the dilution to investors in the offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value of our company (total tangible assets less total liabilities) on such date by the number of then outstanding shares of common stock.

     At September 30, 1998, the net tangible book value (deficit) of Litronic was $(3.7 million), or $(.95) per share. After giving retroactive effect to (a) the acquisition of Pulsar and (b) the sale of 3,000,000 shares of our common stock in this offering at an assumed price of $10.00 per share and the receipt and anticipated application of the estimated net proceeds from this sale, the as adjusted net tangible book value of Litronic at September 30, 1998 would have been $15.1 million or $1.67 per share, representing an immediate increase in net tangible book value of $2.62 per share to existing stockholders and an immediate dilution of $8.33 (83.3%) per share to investors in this offering.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

     Assumed initial public offering price......................              $   10.00
          Net tangible book value before the offering...........     $(0.95)
          Increase attributable to investors in the offering....       2.62
                                                                  ---------
     Adjusted net tangible book value after the offering........                   1.67
                                                                              ---------
     Dilution to investors in the offering......................              $    8.33
                                                                              =========

_____________

     The following table sets forth, with respect to existing stockholders (giving retroactive effect to the Pulsar acquisition) and with respect to the investors in this offering, a comparison of the number of shares of common stock purchased from our company, the percentage ownership of these shares, the aggregate consideration paid, the percentage of total consideration paid and the average price paid per share.

                                    Shares Acquired                Total Consideration         Average
                              -------------------------    --------------------------------
                                                                                                Price
                                  Number      Percent         Amount              Percent     Per Share
                              ------------  -----------    --------------      ------------   ----------
Existing stockholders            6,040,631      66.8%      $   28,641,000 (1)         48.8%   $    4.74
Investors in this offering       3,000,000      33.2%          30,000,000             51.2    $   10.00 (2)
                              ------------  --------       --------------      -----------
                                 9,040,631     100.0%      $   58,641,000            100.0%
                              ============  ========       ==============      ============

_________________________

(1) Represents the historical common stock of Litronic and the fair value of the common stock issued in connection with the Pulsar acquisition.

(2) Based on the midpoint of the currently anticipated range of the initial public offering price.

     The foregoing table assumes no exercise of the Representative's over-allotment option. If this option is exercised in full, the new investors will have paid $34.5 million (based on an assumed offering price of $10.00 per share) for 3,450,000 shares of common stock, representing approximately 54.6% of the total consideration for 36.4% of the total number of shares outstanding. In addition, the computations set forth in the above table exclude (a) 281,419 shares of common stock reserved for issuance upon the exercise of outstanding options under our 1998 stock option plan, at an exercise price of $.70 per share, and 600,000 shares of common stock reserved for issuance upon the exercise of options available for future grant under our 1999 stock option plan and (b) 300,000 shares of common stock reserved for issuance upon the exercise of the Representative's warrants. See "Management - Stock Option Plans" and "Underwriting."

                                 CAPITALIZATION
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     The following table sets forth the short-term debt and capitalization of Litronic, as of September 30, 1998, on (a) a historical basis, (b) a pro forma combined basis to reflect the acquisition of Pulsar, and (c) a pro forma combined, as adjusted, basis to reflect the sale of 3,000,000 shares of our common stock at an assumed price of $10.00 per share and the anticipated application of the estimated net proceeds from. This table should be read in conjunction with "Use of Proceeds," "Pro Forma Financial Data" and the financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                                                        SEPTEMBER 30, 1998
                                                                -----------------------------------
                                                                                         Pro Forma
                                                                             Pro Forma   Combined,
                                                                Historical   Combined   as Adjusted
                                                                ----------   ---------  -----------
Short-term debt:
     Financing arrangement - IGFC.............................. $        -   $  13,430  $    11,780
     Notes payable - vendors...................................          -       2,727        2,727
     Current installments of long-term debt....................        481       1,427           31
                                                                ----------   ---------  -----------

          Total short-term debt................................ $      481   $  17,584  $    14,538
                                                                ==========   =========  ===========
Long-term debt:

     Long-term debt............................................ $    5,200   $   5,200  $         -
     Notes payable, net of current installments................          -       3,619          365
                                                                ----------   ---------  -----------
          Total long-term debt.................................      5,200       8,819          365
                                                                ----------   ---------  -----------
Stockholders' equity(1):

     Preferred stock, $.01 par value;  authorized
      5,000,000 shares; no shares issued or outstanding
      (historical, pro forma combined and pro forma
      combined, as adjusted)...................................          -           -            -

     Common stock, $.01 par value:  20,000,000
      shares authorized; 3,870,693 shares issued and
      outstanding (historical), 6,040,631 shares issued
      and outstanding (pro forma combined), and
      9,040,631 shares issued and outstanding (pro forma
      combined, as adjusted)...................................         39          61           91
     Additional paid-in capital................................          -      17,969       43,639
     Accumulated deficit.......................................     (3,708)          -            -
                                                                ----------   ---------  -----------
          Total stockholders' equity (deficit).................     (3,669)     18,030       43,730
                                                                ----------   ---------  -----------
          Total capitalization................................. $    1,531   $  26,849  $    44,095
                                                                ==========   =========  ===========

___________________________

(1) Does not include (a) 600,000 shares of common stock reserved for issuance upon exercise of options available for future grant under our 1999 stock option plan, (b) 281,419 shares of common stock reserved for issuance upon exercise of options granted under our 1998 stock option plan and (c) 300,000 shares of common stock reserved for issuance upon exercise of the Representative's warrants. See "Management - Stock Option Plans" and "Underwriting."

                           PRO FORMA FINANCIAL DATA

     The following pro forma financial data is based upon data derived from the historical consolidated financial statements of Litronic and has been prepared to illustrate the effects on such data of the Pulsar acquisition and this offering. The Unaudited Pro Forma Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 give effect to the acquisition and the closing of this offering as if these transactions had occurred as of January 1, 1997. The Unaudited Pro Forma Balance Sheets as of September 30, 1998 give effect to the acquisition and this offering as if these transactions had occurred as of September 30, 1998. We will effectuate the Pulsar acquisition simultaneously with, and as a condition to, the closing of this offering. The acquisition will be recorded using the purchase method of accounting.

     The pro forma adjustments are based upon preliminary estimates, currently available information and certain assumptions that management deems appropriate. The preliminary estimates regarding allocation of the purchase price are subject to uncertainties, including, among others, the final offering price per share and final determination of the fair value of the net assets acquired. In management's opinion, the preliminary estimates regarding allocation of the purchase price of Pulsar are not expected to differ materially from the final allocation. The purchase price allocation will be finalized after the closing of the acquisition. The pro forma financial data presented herein are not necessarily indicative of the results we would have obtained had such events occurred at the beginning of the period, as assumed, or of our future results as a combined entity.

                 UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                YEAR ENDED DECEMBER 31, 1997
                                 ---------------------------------------------------------------------------------------
                                                                                                              Pro Forma
                                                          Acquisition                      Offering           Combined,
                                                         Adjustments          Pro Forma    Proceeds               As
                                   Litronic     Pulsar       (AA)             Combined    Adjustments          Adjusted
                                 -----------  ---------  ------------      ------------  -------------      ------------
Net product revenue              $    8,627   $ 142,702  $                 $    151,329  $                  $    151,329
License and service revenue           1,539       8,818                          10,357                           10,357
                                 ----------   ---------  ------------      ------------  -------------      ------------
Total revenue                        10,166     151,520                         161,686                          161,686
                                 ----------   ---------  ------------      ------------  -------------      ------------
Product cost of revenue               3,211     138,086                         141,297                          141,297
License and service cost of
   revenue                              643       4,115                           4,758                            4,758
                                 ----------   ---------  ------------      ------------  -------------      ------------
Total cost of revenue                 3,854     142,201                         146,055                          146,055
                                 ----------   ---------  ------------      ------------  -------------      ------------
Gross margin                          6,312       9,319                          15,631                           15,631
Selling, general, and
  administrative expenses             3,487      17,152                          20,639                           20,639
Research and development
   expenses                           1,172           -                           1,172                            1,172
Amortization of goodwill                  -           -         1,907 (BB)        1,907                            1,907
                                 ----------   ---------  ------------      ------------  -------------      ------------

Operating income (loss)               1,653      (7,833)       (1,907)           (8,087)                          (8,087)
Interest expense                         42       3,640                           3,682            183 (CC)        3,499
Interest income                           -         457                             457                              457
                                 ----------   ---------  ------------      ------------  -------------      ------------
Earnings (loss) from continuing
   operations before income
   taxes                              1,611     (11,016)       (1,907)          (11,312)           183           (11,129)
Provision for income taxes               22           -           (22) (DD)           -                                -
                                 ----------   ---------  ------------      ------------  -------------      ------------
Earnings (loss) from continuing
  operations                     $    1,589   $ (11,016) $     (1,885)     $    (11,312) $         183      $    (11,129)
                                 ==========   =========  ============      ============  =============      ============
Loss per share from continuing
  operations -
  Basic and diluted                                                                                         $      (1.23)
                                                                                                            ============
Shares used in per-share
  computations -
  Basic and diluted                                                                                            9,040,631
                                                                                                            ============

______________________

(AA) Includes adjustments directly attributable to the acquisition of Pulsar.
(BB) Reflects the amortization of goodwill of $28.6 million attributable to the acquisition, amortized on a straight line basis over a 15-year period.
(CC) Reflects the reduction of interest expense which would result from the repayment of $5.9 million of debt as set forth in "Use of Proceeds."
(DD) Reflects the income tax effect of the change from an S corporation to a C corporation.

                 UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  --------------------------------------------------------------------------------------
                                                                                                              Pro Forma
                                                          Acquisition                       Offering          Combined,
                                                         Adjustments          Pro Forma    Proceeds              As
                                   Litronic    Pulsar        (AA)             Combined    Adjustments         Adjusted
                                  ----------  --------   ------------      ------------   ------------     -------------
Net product revenue               $   3,886   $ 58,750   $                 $     62,636   $                $      62,636
License and service revenue             925      2,768                            3,693                            3,693
                                  ----------  --------   ------------      ------------   ------------     -------------
Total revenue                         4,811     61,518                           66,329                           66,329
                                  ---------   --------   ------------      ------------   ------------     -------------
Product cost of revenue               2,051     54,891                           56,942                           56,942
License and service cost of
   revenue                              583      1,590                            2,173                            2,173
                                  ---------   --------   ------------      ------------   ------------     -------------
Total cost of revenue                 2,634     56,481                           59,115                           59,115
                                  ---------   --------   ------------      ------------   ------------     -------------
Gross margin                          2,177      5,037                            7,214                            7,214
Selling, general, and
   administrative expenses            2,046      8,926                           10,972                           10,972
Research and development
   expenses                             738                                         738                              738
Amortization of goodwill                  -          -          1,430  (BB)       1,430                            1,430
                                  ---------   --------   ------------      ------------   ------------     -------------

Operating loss                         (607)    (3,889)        (1,430)           (5,926)                          (5,926)
Interest expense                        322      1,424                            1,746            592 (CC)        1,154
Interest income                           -        373                              373                              373
                                  ---------   --------   ------------      ------------   ------------     -------------
Loss from continuing operations
   before income taxes                 (929)    (4,940)        (1,430)           (7,299)           592            (6,707)
Benefit from income taxes               (61)         -             61  (DD)           -                                -
                                  ---------   --------   ------------      ------------   ------------     -------------
Loss from continuing operations   $    (868)  $ (4,940)  $     (1,491)     $     (7,299)  $        592     $      (6,707)
                                  =========   ========   ============      ============   ============     =============
Loss per share from
   continuing operations -
   Basic and diluted                                                                                       $       (0.74)
                                                                                                           =============
Shares used in per-share
   computations -
   Basic and diluted                                                                                           9,040,631
                                                                                                           =============

___________________

(AA) Includes adjustments directly attributable to the acquisition of Pulsar.
(BB) Reflects the amortization of goodwill of $28.6 million attributable to the acquisition, amortized on a straight line basis over a 15-year period.
(CC) Reflects the reduction of interest expense which would result from the repayment of $12.0 million of debt as set forth in "Use of Proceeds."
(DD) Reflects the income tax effect of the change from an S corporation to a C corporation.

                      UNAUDITED PRO FORMA BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)


                                                                  SEPTEMBER 30, 1998
                                      --------------------------------------------------------------------------------------
                                                                                                Offering          Pro Forma
                                                               Acquisition      Pro Forma       Proceeds          Combined,
                                        Litronic    Pulsar     Adjustments      Combined      Adjustments  (D)   As Adjusted
                                      ----------  ----------  -------------    ----------   --------------       -----------
ASSETS:
Cash and cash equivalents             $    1,177  $     407   $                $    1,584   $       14,200 (B)   $    15,784
Accounts receivable, net                   1,171     14,722                        15,893                             15,893
Inventories                                  509      2,473                         2,982                              2,982
Other current assets                         147        131                           278                                278
                                      ----------  ---------   -------------    ----------   --------------       -----------
      Total current assets                 3,004     17,733                        20,737           14,200            34,937

Property and equipment, net                  244        793                         1,037                              1,037
Notes receivable - related parties           ---      1,329                         1,329                              1,329
Goodwill                                     ---        ---          28,602 (A)    28,602                             28,602
Other assets                                 ---        180                           180                                180
                                      ----------  ---------   -------------    ----------   --------------       -----------
Total assets                          $    3,248  $  20,035   $      28,602    $   51,885   $       14,200            66,085
                                      ==========  =========   =============    ==========   ==============       ===========
LIABILITIES AND  STOCKHOLDERS'
    EQUITY (DEFICIENCY):
Financing arrangement - IGCF          $       --  $  13,430   $                   $13,430           (1,650)(C)   $    11,780
Current installments of
    long-term debt                           481        946                         1,427           (1,396)(C)            31
Notes payable - vendors                      ---      2,727                         2,727                              2,727
Accounts payable                             608      4,934                         5,542                              5,542
Accrued liabilities                          628      1,282                         1,910                              1,910
                                      ----------  ---------   -------------    ----------   --------------       -----------
Total current liabilities                  1,717     23,319                        25,036           (3,046)           21,990

Long-term debt                             5,200        ---                         5,200           (5,200)(B)(C)        ---
Notes payable, net of
    current maturities                       ---      3,619                         3,619           (3,254)(C)           365

Stockholders' equity (deficiency):
Common stock                                  39          1              22 (A)        61               30                91
                                                                         (1)(A)
Additional paid-in capital                   ---      1,663          21,677 (A)    17,969           25,670            43,639
                                                                     (1,663)(A)
                                                                     (3,708)(E)
Accumulated deficit                       (3,708)    (8,567)          8,567 (A)        --                                 --
                                                                      3,708 (E)
                                      ----------  ---------   -------------    ----------   --------------       -----------
Net stockholders' equity (deficiency)     (3,669)    (6,903)         28,602        18,030           25,700            43,730
                                      ----------  ---------   -------------    ----------   --------------       -----------
                                      $    3,248  $  20,035   $      28,602    $   51,885   $       14,200       $    66,085
                                      ==========  =========   =============    ==========   ==============       ===========

_______________
(A) The adjustment reflects the acquisition of Pulsar under the purchase method of accounting through the issuance of 2,169,938 shares of common stock with a fair value of $21.7 million and the assumption of net liabilities of $6.9 million. The allocation of fair value is preliminary.

(B) The adjustment reflects anticipated additional borrowings of $500 subsequent to September 30, 1998, as well as the repayment of debt in the amount of $2.0 million from the use of proceeds.

(C) Reflects the repayment of debt from the proceeds of this offering.

(D) Reflects the net proceeds from the sale of 3,000,000 shares of our common stock, at an assumed price of $10.00 per share.

(E) The adjustment gives effect to the change from an S corporation to a C corporation.

                            SELECTED FINANCIAL DATA
                                   LITRONIC
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected financial data presented below under the captions "Selected Statements of Operations Data" and "Selected Balance Sheet Data" as of and for each of the years in the five-year period ended, December 31, 1997, are derived from the consolidated financial statements of Litronic, which consolidated financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 have been audited by KPMG LLP, independent certified public accountants. The consolidated financial statements of Litronic as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, and the report thereon, are included elsewhere in this prospectus.

     The selected data presented below for the nine-month periods ended September 30, 1997 and 1998, and as of September 30, 1998, are derived from the unaudited condensed consolidated financial statements of Litronic included elsewhere in this prospectus.

     The selected data should be read in conjunction with the consolidated financial statements of Litronic for the three-year period ended December 31, 1997, the related notes and the independent auditors' report, appearing elsewhere in this prospectus.




SELECTED STATEMENTS OF OPERATIONS DATA:

                                                                                                        NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                            SEPTEMBER 30,
                                 ------------------------------------------------------------    ----------------------------
                                    1993       1994          1995        1996          1997         1997           1998
                                 --------    --------    ----------    ---------    ---------    ---------  -----------------
Net product revenue              $    576    $  1,447    $    1,525    $   7,855    $   8,627    $   7,177  $     3,886
License and service revenue            16         487         1,181        1,541        1,539        1,416          925
                                 --------   ---------    ----------    ---------    ---------    ---------  -----------------
Total revenue                         592       1,934         2,706        9,396       10,166        8,593        4,811
                                 --------   ---------    ----------    ---------    ---------    ---------  -----------------

Product cost of revenue               474         486           793        4,098        3,211        2,607        2,051
License and service cost  of
revenue                                 6         169           465          581          643          424          583
                                 --------    --------    ----------    ---------    ---------    ---------  -----------------

Total cost of revenue                 480         655         1,258        4,679        3,854        3,031        2,634
                                 --------    --------    ----------    ---------    ---------    ---------  -----------------


Gross margin                          112       1,279         1,448        4,717        6,312        5,562        2,177
Selling, general, and
  administrative expenses             384         773           977        2,052        3,487        1,865        2,046
Research and development
 expenses                             218         226           341          725        1,172          926          738
                                 --------    --------    ----------    ---------    ---------    ---------  -----------------

Operating income (loss)              (490)        280           130        1,940        1,653        2,771         (607)
Interest expense, net                  12          12            38           19           42            5          322
                                 --------    --------    ----------    ---------    ---------    ---------  -----------------
Earnings (loss) from continuing
  operations before income taxes     (502)        268            92        1,921        1,611        2,766         (929)


Provision for (benefit  from)
 income taxes                           1           4             1           29           22           42          (61)
                                 --------    --------    ----------    ---------    ---------    ---------  -----------------

Earnings (loss) from  continuing
  operations                     $  (503)    $    264            91    $   1,892    $   1,589    $   2,724  $      (868)
                                 ========    ========    ===========   ==========   ==========   ========== =================

SELECTED BALANCE SHEET
DATA:

                                                          DECEMBER 31,
                                  --------------------------------------------------------------
                                     1993         1994          1995         1996         1997      SEPTEMBER 30, 1998
                                  ---------    ---------    -----------    ---------    --------    ------------------
Cash and cash equivalents         $    52      $     6       $    95       $   862       $  490             $ 1,177
Working capital                      (289)          87          (372)        1,662          385               1,287
Total assets                        2,961        3,827         5,476         7,409        2,347               3,248
Short-term debt                       290          421           472           545            -                 481

Long-term debt, less
 current installments               3,113        3,718         4,313         4,997        3,506               5,200
Total liabilities                   4,235        5,045         6,483         7,510        5,148               6,917
Net stockholders'
 deficiency                        (1,274)      (1,218)       (1,007)         (101)      (2,801)             (3,669)

----------
(1) During the year ended December 31, 1997, Litronic paid a cash dividend of $9,534 to its shareholders. No other dividends have been paid during the periods presented.

                            SELECTED FINANCIAL DATA
                                    PULSAR
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected financial data presented below under the captions "Selected Statement of Operations Data" and "Selected Balance Sheet Data" as of and for each of the years in the three-year period ended, December 31, 1997, are derived from the financial statements of Pulsar, which financial statements have been audited by Keller Bruner & Company, L.L.C., independent certified public accountants. The financial statements of Pulsar as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, and the report thereon, are included elsewhere in this prospectus.

     The selected data presented below for the nine-month periods ended September 30, 1998 and 1997, and as of September 30, 1998, are derived from the unaudited financial statements of Pulsar included elsewhere in this prospectus.

     The selected data should be read in conjunction with the financial statements of Pulsar for the three-year period, the related notes and the independent auditor's report, which contains an explanatory paragraph that states that Pulsar's recurring losses from operations, violation of certain debt covenants and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements and the selected data do not include any adjustments that might result from the outcome of this uncertainty.

SELECTED STATEMENT OF OPERATIONS DATA:
                                                                                         NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                           --------------------------------------------------------   --------------------
                              1993            1994      1995      1996       1997       1997        1998
                           ---------     -----------  --------  --------   --------   --------    --------
Service revenue            $       *     $         *  $      *  $ 10,253   $  8,818   $  7,388    $  2,768
Product revenue                    *               *         *   155,705    142,702     98,186      58,750
                           ---------     -----------  --------  --------   --------   --------    --------
Total  revenue                70,726         118,739   163,991   165,958    151,520    105,574      61,518
                           ---------     -----------  --------  --------   --------   --------    --------
Cost of service revenue            *               *         *     4,870      4,115      3,440       1,590
Cost of product revenue            *               *         *   144,494    138,086     96,748      54,891
                           ---------     -----------  --------  --------   --------   --------    --------
Total cost of revenue         62,694         104,416   146,682   149,364    142,201    100,188      56,481
                           ---------     -----------  --------  --------   --------   --------    --------
Gross margin                   8,032          14,323    17,309    16,594      9,319      5,386       5,037
Selling, general, and
   administrative expense      6,664           8,580    10,410    13,545     17,152      9,559       8,926
                           ---------     -----------  --------  --------   --------   --------    --------
Operating income (loss)        1,368           5,743     6,899     3,049     (7,833)    (4,173)     (3,889)
Other income                   1,319             325         -         -          -          -           -
Interest income                  132             276       392       639        457        408         373
Interest expense                 639           1,377     2,412     3,564      3,640      2,106       1,424
                           ---------     -----------  --------  --------   --------   --------    --------
Net earnings (loss)          $ 2,180  (AA)  $  4,967  $  4,879  $    124   $(11,016)  $ (5,871)   $ (4,940)
                           =========     ===========  ========  ========   ========   ========    ========

____________

* The breakdown of revenue and cost of revenue between services and products was not readily available for the years ended December 31, 1993, 1994 and 1995.

(AA) The 1993 net earnings amount reflects the net earnings before the cumulative effect of a change in accounting principles of $422,000.

SELECTED BALANCE SHEET
DATA:

                                                  DECEMBER 31,
                                ---------------------------------------------
                                    1993    1994      1995     1996     1997   SEPTEMBER 30, 1998
                                --------------------------------------------   ------------------
Cash and cash equivalents...... $   4,445  $ 2,895  $ 2,144  $ 2,451  $ 2,236        $   407
Working capital (deficit)......     5,059    8,145    8,090    1,553   (2,436)        (5,586)
Total assets...................    45,173   60,820   82,930   59,785   40,871         20,035
Short-term debt................    21,794   35,139   61,970   41,352   28,982         17,103
Long-term debt, less current
  installments.................        --       41       84       53    4,203          3,619
Total liabilities..............    39,642   52,070   73,862   52,077   42,681         26,938
Net stockholders' equity
  (deficit)....................     5,531    8,750    9,068    7,708   (1,810)        (6,903)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                          OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Pro Forma Financial Data, the Selected Financial Data of Litronic and Pulsar, and the financial statements and related notes appearing elsewhere in this prospectus.

GENERAL

     We provide professional Internet data security services and develop and market software and microprocessor-based products needed to secure electronic commerce and communications over the Internet, intranets, extranets and other Internet-based communication networks ("Internet Protocol Networks"). Our primary technology offerings utilize public key infrastructure ("PKI"), which is the standard technology for securing Internet-based commerce and communications.

     We formed our data security division in 1990, which engaged primarily in research and development until 1993 when it began to generate meaningful revenue. In September 1997, we sold the assets relating to all portions of our business other than our data security division. Except for senior management, these operations were operated independently from our data security operations. We charged direct costs to the division incurring them, and indirect or shared costs such as senior management compensation and benefits, rent, utilities and costs of tax, legal and other advisory services were allocated on actual usage, head count and other bases. Our financial statements have been restated to reflect the portion of the business other than the data security division as discontinued operations. See Note 2 to Notes to Consolidated Financial Statements of Litronic.

PRO FORMA INFORMATION AND FUTURE TRENDS

     Upon the closing of this offering, we are acquiring Pulsar, a provider of network-based information technology consulting services to commercial accounts and federal, state and local government agencies. Pulsar also has an established product reseller business, which focuses on resales to government agencies, large corporate accounts and state and local governments.

     Following this offering, we intend to roll out our enterprise-wide data security products to Pulsar's existing significant client base. We believe that Pulsar's custom-designed secure PCs will provide us with another type of data security product offering, thereby broadening the scope of our offerings and enabling us to provide our customers with a comprehensive data security solution. Our strategy also involves continuing Pulsar's recent shift in product reselling focus to higher margin products, expanding Pulsar's professional service offerings and increasing sales of Pulsar's products and professional services to commercial customers and state and local governments. We also intend to leverage Pulsar's direct sales force and distribution channels and partners to expand our marketing of our Internet data security products.

     During the year ended December 31, 1997 and nine months ended September 30, 1998, sales of Internet data security products, including NetSign, ProFile Manager and CryptOS, accounted for 5% and 6% of our revenue on a pro forma combined basis. We are currently experiencing increased demand for these products from commercial customers for such products. Further, our recently released Internet related products such as NetSign, NetSign Pro, CipherServer, and developer toolkits such as CryptOS SDK have experienced favorable market acceptance. See "Business-Internet Data Security Products." We expect to continue to experience significant increases in sales of these products as a result of the expected continued growth in electronic commerce and communications over the Internet and our plan to roll out our data security products to Pulsar's existing and significant client base. During the year ended December 31, 1997 and nine months ended September 30, 1998, product reselling accounted for 88% and 89% of our revenue on a pro forma combined basis. During the year ended December 31, 1997 and nine months ended September 30, 1998, license and service revenue accounted for 6% and 6% of our revenue on a pro forma combined basis. As we expand our professional service offerings and grow our sales of Internet data security products, we expect license and service revenue to increase as a percentage of revenue and product reselling to account for a decreasing portion of our revenue.

     Litronic's Internet data security products had gross margins of 63% and 47% during the year ended December 31, 1997 and nine months ended September 30, 1998. Pulsar's product reselling activities have historically provided gross margins of 3% and 7% from such products during the year ended December 31, 1997 and nine months ended September 30, 1998. Pulsar recently shifted its product reselling focus towards higher margin computer and network security products, including intrusion detection software and firewalls, and we intend to continue to focus our product reselling efforts towards such products. As a result, we expect product reselling gross margin to increase as a percentage of corresponding revenue. Our license and service revenue are relatively high gross margin activities, with gross margins of 54% and 41% for the year ended December 31, 1997 and nine months ended September 30, 1998 on a pro forma combined basis. Because we expect our higher gross margin sources of revenue to increase as a percentage of revenue and our gross margin from product reselling to increase, we expect our gross margin to increase as a percentage of total revenue.

     Pulsar has taken cost cutting measures during 1998 to significantly reduce the expenses associated with selling, general and administrative activities. Pulsar has decreased its administrative staff by automating administrative job functions and outsourcing its sales administrative functions, including purchasing, order entry, billing and collection. Its staff has been reduced from 74 persons at December 31, 1997 to 52 persons at February 1, 1999. Pulsar recorded significant bad debt expense during the year ended December 31, 1997 and nine months ended September 30, 1998. We expect our bad debt experience to improve significantly due to our enhanced credit procedures and changed customer profile. Additionally, Pulsar has relocated to less expensive office space, decreasing rent expense by 73% on an annual basis. As a combined entity, we expect to further decrease our rent expense through the consolidation of Litronic's Washington area offices into Pulsar's offices in Lanham, Maryland.

     We have recently begun to focus our marketing efforts on commercial customers. The commercial markets for PKI security products are expected to be intensely competitive. In addition, as we intensify our focus on the commercial markets and to expand marketing of our Internet data security products, we anticipate increasing expenditures for sales and marketing, in particular those associated with opening additional marketing channel support offices, adding commercial sales personnel and for research and development both to adapt government products to commercial markets, where necessary, and to continually introduce and refine products in response to market demands.

     Our sales and marketing expenses are generally incurred in advance of associated revenue and are expected to increase in the near term as a percentage of revenue as well as in amount and could adversely affect our operating income. As a result of the foregoing we expect a net reduction in selling, general and administrative expenses.

     We intend to increase our research and development activities and have allocated $5.0 million of the net proceeds of this offering for such activities for the next 12 months. Therefore, we expect related expenses to increase significantly. See "Business-Research and Development."

     The acquisition of Pulsar will result in a significant increase in our intangible assets. Approximately $28.6 million, or 43%, of our pro forma combined, as adjusted, assets as of September 30, 1998, consisted of intangible assets arising from the acquisition. This amount represents goodwill, which will be amortized over 15 years and represents the excess of the aggregate purchase price paid in connection with the acquisition over the fair value of net assets acquired. The amount of goodwill amortized in a particular period constitutes a non-cash expense that reduces our net earnings or increases our net loss.

RESULTS OF  OPERATIONS

LITRONIC

     COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998

     REVENUE. Total revenue declined by 44% from $8.6 million during the nine months ended September 30, 1997 to $4.8 million during the nine months ended September 30, 1998. Product revenue declined by 46% from $7.2 million during the nine months ended September 30, 1997 to $3.9 million during the nine months ended September 30, 1998. This decrease was attributable primarily to reduced sales of ARGUS 300 data encryption products to the U.S. Army Corps of Engineers, which decreased $3.4 million during the nine months ended September 30, 1998 from the comparable period during 1997. License and service revenue declined by 35% from $1.4 million during the nine months ended September 30, 1997 to approximately $925,000 during the nine months ended September 30, 1998. This decline is attributable primarily to reduced service revenue from our supported software contract with the National Security Agency, which declined approximately $500,000 during the nine months ended September 30, 1998 from the comparable period during 1997. This decline is a result of the National Security Agency's determination that it will no longer pay for Litronic provided support services for the Defense Messaging System (the "DMS") and the subsequent decline in such support requests from users of Litronic's support services. Our revenue from the U.S. Army Corps of Engineers declined as a result of reduced sales of our ARGUS 300 products towards the expiration of the Corp of Engineers Financial Management Services contract (the "CEFMS Contract"). We expect to continue to have future sales to the U.S. Army Corps of Engineers at a substantially reduced level; however, we anticipate that future sales may increase as the U.S. Army Corps of Engineers has recently begun its technology refresh program. The technology refresh program is the government's program to upgrade its information technology systems periodically. Based on our prior experience with the U.S. Army Corps of Engineers, we expect to participate in the program through sales of the ARGUS 300 and other products.

     During the nine months ended September 30, 1998, Litronic derived 44%, 23% and 19% of its total revenue from sales to Lockheed Martin Corporation, the National Security Agency and the U.S. Army Corps of Engineers. During the nine months ended September 30, 1997, Litronic derived 50%, 20% and 18% of its revenue from sales to the U.S. Army Corps of Engineers, the National Security Agency and Lockheed Martin Corporation. Sales to Federal government agencies accounted for approximately 88% and 87% of Litronic's sales during the nine months ended September 30, 1997 and 1998. The CEFMS contract expired September 30, 1998. The DMS contract expires in November 1999, however, it may be renewed by the National Security Agency for up to four one-year periods.

     GROSS MARGIN. Gross margin declined as a percentage of revenue from 65% during the nine months ended September 30, 1997 to 45% during the nine months ended September 30, 1998. Product gross margin declined as a percentage of product revenue from 64% during the nine months ended September 30, 1997 to 47% during the nine months ended September 30, 1998. This decline is attributable primarily to reduced sales under the CEFMS contract and sales of low margin pass-through products to the National Security Agency. License and service gross margin declined as a percentage of revenue from 70% during the nine months ended September 30, 1997 to 37% during the nine months ended September 30, 1998 due primarily to higher compensation costs associated with the reduction of support services revenue under the DMS contract.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 10% from $1.9 million during the nine months ended September 30, 1997 to $2.0 million during the nine months ended September 30, 1998, reflecting increased compensation as a result of increases in sales and marketing staff. Selling, general and administrative expenses increased as a percentage of revenue from 22% during the nine months ended September 30, 1997 to 43% during the nine months ended September 30, 1998. This increase is a result of increased compensation costs discussed above, coupled with the reduction in revenue discussed above.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses declined 20% from $926,000 during the nine months ended September 30, 1997 to $738,000 during the nine months ended September 30, 1998. This decrease is a result of reduced utilization of outside vendors for research and development and receipt of partial reimbursement of expenses related to development of the Forte microprocessor, which we are designing to be embedded in our Forte PKIcard, our next generation PKI card. Research and development expenses increased as a percentage of revenue from 11% during the nine months ended September 30, 1997 to 15% during the nine months ended September 30, 1998, primarily due to the decrease in revenue during the nine months ended September 30, 1998.

     INTEREST EXPENSE, NET. Interest expense, net, increased from $5,000 during the nine months ended September 30, 1997 to $322,000 during the nine months ended September 30, 1998 as a result of increased borrowings.

     INCOME TAXES. Prior to this offering, Litronic elected to be treated as an S corporation under the provisions of Section 1362 of the Internal Revenue Code of 1986, as amended, and used the accrual basis of reporting for income tax purposes. Accordingly, Litronic did not provide for Federal income taxes at the corporate level. Litronic was subject to state taxes on earnings before taxes. The provision for state income taxes was $42,000 for the nine months ended September 30, 1997, and was a benefit of $61,000 for the nine months ended September 30, 1998 as a result of Litronic's loss from continuing operations before income taxes of $929,000.

     BACKLOG. At September 30, 1998, Litronic had total backlog of $1.8 million, including $220,000 attributable to the U.S. Army Corps of Engineers CEFMS contract, $860,000 attributable to Lockheed Martin Corporation and $740,000 attributable to the National Security Agency. Backlog represents signed purchase orders received but not filled and, in the case of the $740,000 attributable to the National Security Agency, reimbursements for funding of future research and development expense. At December 31, 1997, we had total backlog of $1.1 million, including $470,000 attributable to Lockheed Martin Corporation and $580,000 attributable to the National Security Agency.

     COMPARISON OF YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

     REVENUE. Total revenue increased 247% from $2.7 million during the year ended December 31, 1995 to $9.4 million during the year ended December 31, 1996 and increased 8% from 1996 to $10.2 million during the year ended December 31, 1997. These increases were primarily attributable to increased sales of the ARGUS 300 products to the U.S. Army Corps of Engineers from 1995 to 1997 and increased sales to Lockheed Martin Corporation from 1995 to 1996. License and service revenue increased 30% from $1.2 million during the year ended December 31, 1995 to $1.5 million during the year ended December 31, 1996 and was $1.5 million for the year ended December 31, 1997. The increase from 1995 to 1996 was primarily attributable to increased service revenue from our supported software contract with the National Security Agency.

     During the year ended December 31, 1996, Litronic derived 39%, 29%, and 18% of its revenue from sales to Lockheed Martin Corporation, U.S. Army Corps of Engineers and the National Security Agency. During the year ended December 31, 1997, Litronic derived 45%, 20% and 19% of its revenue from sales to U.S. Army Corps of Engineers, Lockheed Martin Corporation and the National Security Agency.

     GROSS MARGIN. Gross margin decreased as a percentage of revenue from 54% during the year ended December 31, 1995 to 50% during the year ended December 31, 1996 and increased as a percentage of revenue to 62% during the year ended December 31, 1997. The decrease from 1995 to 1996 was due primarily to higher percentage of sales of lower margin products to Lockheed Martin Corporation in 1996. The increase from 1996 to 1997 was due primarily to a change in product mix comprised of increased sales of the ARGUS 300 products to the U.S. Army Corps of Engineers and sales of higher margin software products. Product gross margins were 48% as a percentage of net product revenue during each of the years ended December 31, 1995 and 1996, and increased to 63% during the year ended December 31, 1997. The increase in 1997 resulted primarily from increased sales of ARGUS data encryption products to the U.S. Army Corps of Engineers. License and service gross margin increased as a percentage of its revenue from 61% during the year ended December 31, 1995 to 62% during the year ended December 31, 1996 and decreased to 58% during the year ended December 31, 1997. The decrease from 1996 to 1997 was due to additional head count and higher per employee costs.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 110% from $977,000 during the year ended December 31, 1995 to $2.1 million during the year ended December 31, 1996 and increased 70% from 1996 to $3.5 million during the year ended December 31, 1997. As a percentage of revenue, selling, general and administrative expenses decreased from 36% during the year ended December 31, 1995 to 22% during the year ended December 31, 1996 and increased to 34% during the year ended December 31, 1997. Selling, general and administrative expenses increased as a percentage of revenue due to increased staffing and increased levels of compensation following the sale of the Intercon division.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 113% from $341,000 during the year ended December 31, 1995 to $725,000 during the year ended December 31, 1996 and increased 62% to $1.2 million during the year ended December 31, 1997. The increases were primarily attributable to increased costs associated with increased new product development efforts. As a percentage of revenue, research and development expenses decreased from 13% during the year ended December 31, 1995 to 8% during the year ended December 31, 1996 but increased to 12% during the year ended December 31, 1997. The decrease from 1995 to 1996 was due to increased product development efforts while revenue more than tripled. The increase in 1997 reflected our continued investment in research and development of future products and services.

     INTEREST EXPENSE, NET. Interest expense, net, decreased by 50% from $38,000 during the year ended December 31, 1995 to $19,000 during the year ended December 31, 1996 and increased 121% to $42,000 during the year ended December 31, 1997. The fluctuating interest expense from 1995 to 1997 was attributable to varying levels of borrowings required for operations.

     INCOME TAXES. During this period we were taxed as an S corporation and, accordingly, did not provide for Federal income taxes. The provision for state income taxes was $1,000, $29,000 and $22,000 for the years ended December 31, 1995, 1996 and 1997, respectively.


PULSAR

     NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998

     REVENUE. In 1997, Pulsar made a strategic business decision to eliminate its high-volume, low-margin Federal Systems Integration ("FSI") program activities, which accounted for 31% of its revenue during 1997. This decision is reflected in the decrease in revenue from September 30, 1997 to September 30, 1998. Total revenue decreased 42% from $105.6 million during the nine months ended September 30, 1997 to $61.5 million during the nine months ended September 30, 1998. Product revenue declined 40% from $98.2 million during the nine months ended September 30, 1997 to $58.8 million during the nine months ended September 30, 1998. This decrease is attributable primarily to phasing out sales under our Federal Systems Integration program and Section 8(a) programs, and a decrease in General Service Administration ("GSA") schedule sales. FSI revenue decreased 92% from approximately $32.7 million during the nine months ended September 30, 1997 to approximately $2.7 million during the nine months ended September 30, 1998. Pulsar began phasing out sales under the FSI program due to the diminishing margins produced by these sales. Section 8(a) product revenue decreased 81% from approximately $9.7 million during the nine months ended September 30, 1997 to approximately $1.8 million during the nine months ended September 30, 1998, due to Pulsar's voluntary withdrawal from the Section 8(a) program in anticipation of its graduation in November 1997. GSA schedule revenues declined 11% from $46.8 million during the nine months ended September 30, 1997 to approximately $41.5 million during the nine months ended September 30, 1998. Total revenues from Federal government agencies decreased 23% from $56.5 million during the nine months ended September 30, 1997 to $43.3 million during the nine months ended September 30, 1998. This decrease was due primarily to the government's reallocation of budget dollars from hardware and software procurements toward resolving Y2K issues. Commercial, state and local government sales increased 50% from $9.0 million during the nine months ended September 30, 1997 to $13.5 million during the nine months ended September 30, 1998, due to increased sales effort and the award of equipment supply contracts by the State of Maryland, the State of Georgia and Prince George's County Schools. Service revenue decreased 63%, from approximately $7.4 million during the nine months ended September 30, 1997 to $2.8 million during the nine months ended September 30, 1998. This decrease is attributable primarily to a reduction in service revenue from expiring Section 8(a) contracts with the U.S. Department of Education and the Naval Research Lab contract.

     GROSS MARGIN. The total gross margin increased as a percentage of revenue from 5% during the nine months ended September 30, 1997 to 8% during the nine months ended September 30, 1998. The gross margin declined from $5.4 million for the nine months ended September 30, 1997 to $5.0 million for the nine months ended September 30, 1998. This decrease is due primarily to the reduction in total revenue, partially offset by an increase in gross margin percentage. Product gross margin increased as a percentage of revenue from 1% during the nine months ended September 30, 1997 to 7% during the nine months ended September 30, 1998. Consistent with Pulsar's business plan, this increase is attributable primarily to reduced FSI sales, and Pulsar's successful bidding for higher margin products contracts. Gross margin on service revenue declined as a percentage of revenue from 53% during the nine months ended September 30, 1997 to 43% during the nine months ended September 30, 1998, due primarily to higher compensation costs associated with contracts that have since expired which did not permit such costs to be passed through to the customer.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased 7%, from $9.6 million during the nine months ended September 30, 1997 to $8.9 million during the nine months ended September 30, 1998, primarily due to a reduction in the amount of bad debt expenses. However, selling, general and administrative expense increased as a percentage of revenue from 9% during the nine months ended September 30, 1997 to 15% during the nine months ended September 30, 1998, due principally to a greater portion of bad debt expenses recognized as a percentage of revenue. Pulsar has subsequently implemented several cost cutting procedures.

     INTEREST EXPENSE. Interest expense decreased by 32%, from $2.1 million during the nine months ended September 30, 1997 to $1.4 million during the nine months ended September 30, 1998 due to a significant decrease in borrowings.

     INTEREST INCOME. Interest income decreased by 9%, from $408,000 during the nine months ended September 30, 1997 to $373,000 during the nine months ended September 30, 1998 due to a reduction in the outstanding notes receivable.

     BACKLOG. At September 30, 1998, Pulsar had backlog totaling $14.1 million representing signed purchased orders received but not filled and signed service contracts for which services have not yet been provided.

     COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1997

     REVENUE. Total revenue decreased 9%, from $166.0 million during the year ended December 31, 1996 to $151.5 million during the year ended December 31, 1997. Product revenue declined 9%, from $155.7 million during the year ended December 31, 1996 to $142.7 million during the year ended December 31, 1997. This decrease was attributable primarily to Pulsar's voluntary withdrawal from the Section 8(a) program in June 1997 in anticipation of its scheduled graduation from the program in November 1997. The Section 8(a) contract revenue decreased by 72% from $50.1 million during the year ended December 31, 1996 to $14.1 million during the year ended December 31, 1997. Revenue derived from commercial, state and local government decreased by 49%, from $25.5 million during the year ended December 31, 1996 to $13.0 million during the year ended December 31, 1997. This decrease was primarily attributed to a shift in sales focus to GSA sales and FSI sales. Product revenue from the GSA schedule increased 58%, from $43.0 million during the year ended December 31, 1996 to $67.9 million during the year ended December 31, 1997. This was attributable primarily to Pulsar's shift in sales focus to GSA schedule sales. This shift in focus is a result of the Federal Streamline Act of 1996 which encourages all agencies to utilize the GSA Schedule to procure products and services in support of the information technology requirements in lieu of traditional time-restrictive contracting methods. Total revenue to Federal government agencies decreased 12% from $93.1 million during the year ended December 31, 1996 to $82.0 million for the year ended December 31, 1997. This decrease is attributable primarily to a greater decrease in 8(a) revenue opposed to GSA schedule revenue. FSI revenue also increased by 28%, from $37.1 million during the year ended December 31, 1996 to $47.4 million during the year ended December 31, 1997. This was attributable primarily to an expanded sales effort in the area. Service revenue declined by 14%, from $10.3 million during the year ended December 31, 1996 to $8.8 million during the year ended December 31, 1997. This decrease was attributable primarily to the completion of the Samsung contract, which accounted for over $1.5 million in service revenue in 1996.

     GROSS MARGIN. The gross margin declined from $16.6 million for the year ended December 31, 1996 to $9.3 million for the year ended December 31, 1997. The decrease is attributable primarily to the reduction in total revenue combined with a decrease in gross margin percentage. Pulsar's gross margin decreased as a percentage of revenue from 10% during the year ended December 31, 1996 to 6% during the year ended December 31, 1997. Product gross margins declined as a percentage of revenue from 7% during the year ended December 31, 1996 to 3% during the year ended December 31, 1997, due to a substantial increase in FSI revenue, which are lower margin product. Additional decreases in product margins were attributable to industry competition. Service gross margins remained unchanged at 53% during the year ended December 31, 1996 and during the year ended December 31, 1997.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expense increased 27% from $13.5 million during the year ended December 31, 1996 to $17.2 million during the year ended December 31, 1997. The increase was attributable primarily to bad debt expenses associated with accounts receivables and notes receivables, and the write-off of obsolete inventory. Expense associated with the bad debt write-offs exceeded $4.9 million during the year ended December 31, 1997, compared to a nominal amount during the year ended December 31, 1996. Selling, general and administrative expenses increased as a percentage of revenues from 8% during the year ended December 31, 1996 to 11% during the year ended December 31, 1997.

     INTEREST EXPENSE. Interest expense increased by 2%, from $3.6 million during the year ended December 31, 1996 to $3.6 million during the year ended December 31, 1997. Pulsar's average daily borrowings decreased during the year, however, additional interest expense was recognized due to a new agreement Pulsar entered into with IGFC . During 1997, Pulsar entered into a Forbearance Agreement with IGFC whereby IGFC would receive the lesser of 4% stock warrants or $650,000 upon the sale of Pulsar's assets. Pulsar's intention is to pay the $650,000 upon the closing of this offering.

     INTEREST INCOME. Interest income decreased by 28%, from $639,000 during the year ended December 31, 1996 to $457,000 during the year ended December 31, 1997, due to a reduction in the outstanding notes receivable balances.

     COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1996

     REVENUE. Revenue slightly increased by 1%, from $164.0 million during the year ended December 31, 1995 to $166.0 million during the year ended December 31, 1996. A breakout among product and service revenue could not be obtained for the year ending December 31, 1995, therefore, no analysis could be performed. Revenue from GSA schedule contracts increased by 59%, from $28.8 million during the year ended December 31, 1995 to $45.7 million during the year ended December 31, 1996. This increase is attributable primarily to the Federal government's requirement of agencies to utilize GSA contract vehicles and Pulsar's efforts to increase GSA schedule contract sales by devoting additional resources. Section 8(a) sales decreased by 13%, from $64.1 million during the year ended December 31, 1995 to $55.6 million during the year ended December 31, 1996. This decrease was attributable primarily to our change in focus from utilizing the Section 8(a) vehicle to placing a greater emphasis on GSA schedule sales coupled with the government placing a greater emphasis on GSA procurements. Total revenue from federal government agencies increased 9% from $92.9 million during the year ended December 31, 1995 to $101.3 million during the year ended December 31, 1996. FSI revenue increased by 11%, from $33.3 million during the year ended December 31, 1995 to $37.1 million during the year ended December 31, 1996. This increase was attributable primarily to an increased focus in sales in this area. Commercial, state and local government sales decreased 26%, from $37.0 million during the year ended December 31, 1995 to $27.5 million during the year ended December 31, 1996, due to a reallocation of resources away from that area of the business to FSI sales.

     GROSS MARGIN. The gross margin declined from $17.3 million for the year ended December 31, 1995 to $16.6 million for the year ended December 31, 1996. This slight decline is attributable primarily to a slight increase in cost of products as a percentage of corresponding revenue.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased 30%, from $10.4 million during the year ended December 31, 1995 to $13.5 million during the year ended December 31, 1996.
This increase was attributable to a significant increase in Pulsar's sales force and administrative staff as Pulsar hired an experienced staff to increase sales in the areas of the GSA schedule, FSI and the information technology division. Selling, general and administrative expense as a percentage of sales increased from 6% to 8% during the year ended December 31, 1996.

     INTEREST EXPENSE. Interest expense increased by 48%, from $2.4 million during the year ended December 31, 1995 to $3.6 million during the year ended December 31, 1996. This increase is attributable primarily to an increase in the interest rate charged to Pulsar by IGFC. Pulsar's average outstanding line of credit balance was also greater for the year ending December 31, 1996 compared to the year ending December 31, 1995.

     INTEREST INCOME. Interest income increased by 63%, from $392,000 during the year ended December 31, 1995 to $639,000 during the year ended December 31, 1996. This increase is attributable primarily to the issuance of $800,000 new notes receivable in excess of $1.5 million, and a full year of interest income on the notes previously issued in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     On a pro forma combined, as adjusted, basis we had working capital of $12.9 million as of September 30, 1998. We expect that this working capital and available borrowings under our $20.0 million asset-based credit facility, which will be obtained upon the closing of this offering, will be sufficient to satisfy our cash flow requirements for at least the next 12 months.

     Historically, Litronic's cash requirements have been financed through a combination of cash flow from operations, bank financing and loans from its principal shareholders and affiliates. See "Certain Transactions."

     During the year ended December 31, 1997, cash provided by operations for Litronic was $3.2 million, primarily due to earnings from continuing operations of $1.6 million and a decrease in accounts receivable of $1.0 million and a decrease in inventory of $715,000. Cash used by Litronic in operations during the nine months ended September 30, 1998 was $1.4 million, resulting primarily from a loss from continuing operations of $868,000 and other changes in working capital of $696,000, partially offset by non-cash expenses of $153,000.

     During the year ended December 31, 1997, cash used in financing activities was $17.4 million, consisting primarily of a cash dividend of $9.5 million and a cash contribution to an affiliate of $8.5 million, partially offset by net borrowings of 670,000.

     Litronic's capital expenditures, including purchases of computer equipment, test equipment and furniture and fixtures, were $172,000 and $230,000 during the years ended December 31, 1996 and 1997, respectively, and $77,000 during the nine months ended September 30, 1998. Litronic's expenditures were funded through cash generated from operations and through its secured revolving credit line and borrowing from its principal shareholders.

     Pulsar's capital requirements have been and will continue to be significant. To date, its cash requirements have exceeded its cash flow from operations. Pulsar historically has satisfied cash requirements through borrowings. Pulsar's financial statements include an explanatory paragraph in the independent auditors' report that states that Pulsar's losses from operations, violation of certain debt covenants and working capital deficiency raise substantial doubt about Pulsar's ability to continue as a going concern. Pulsar expects that the proceeds raised through the issuance of stock through this public offering and available borrowings under the $20 million asset-based credit facility will satisfy current cash requirements.

     Pulsar's cash provided from operations for the nine months ended September 30, 1998, was $12.2 million, primarily resulting from collections of accounts receivable of $15.4 million offset by a net loss of $4.9 million. Cash used in financing activities for the nine months ended September 30, 1998, was $15.3 million, resulting primarily from $14.6 million in payments made to decrease indebtedness outstanding under our financing arrangement with IGFC, a portion of which was funded by borrowings of $1.5 million against the cash surrender value of life insurance policies. Total cash used for the nine months ended September 30, 1998 was $1.8 million. Pulsar's capital expenditures, including purchases of computer equipment, warehouse equipment, and furniture and fixtures were $942,000 during the year ended December 31, 1996, $364,000 during the year ended December 31, 1997 and $54,000 for the nine months ended September 30, 1998. These expenditures were funded through borrowing from IGFC. See "Certain Transactions."

     Pulsar funded its operations during the year ended December 31, 1997 and the nine months ended September 30, 1998 through an Inventory and Working Capital Financing Agreement, with IGFC, whereby Pulsar purchases hardware and software from authorized suppliers and finances the purchases through IGFC. The agreement provides for a credit line up to $18 million, which was decreased to $15 million as of January 6, 1999 and to $8 million as of February 2, 1999. The facility allows Pulsar to finance up to 85% of Pulsar's eligible accounts receivable and 100% of the value of Pulsar's on-hand inventory. The credit line is secured by substantially all assets of Pulsar and is personally guaranteed by William W. Davis, Sr. and Lillian A. Davis.

     Pulsar has negotiated eight promissory notes, payable to various vendors, accruing interest ranging from 10% to 18%. The original combined principal balance on these notes was $5.8 million. As of February 1, 1999, the balance on these notes was $3.6 million. Payments on these notes are due on a monthly basis. Three of these notes contain balloon payments which are due as follows: on May 31, 1999 for $724,000; November 1, 1999 for $980,000; October 1, 1999 for
$350,000. Pulsar has also negotiated payout agreements with ten accounts payable vendors for $608,000. These payments are due on a monthly basis and are payable over various time periods. Pulsar also has approximately $1.2 million of accounts payable balances over 90 days due. To the extent we are not able to negotiate extended payment arrangements, we expect to utilize our newly acquired line of credit and cash from operations to fund these payments.

     We have allocated $12 million of the net proceeds of this offering to repay outstanding indebtedness, including $5.9 million of indebtedness assumed in the acquisition. All of the indebtedness being repaid is required to be paid upon the closing of this offering, as a result of certain change of control provisions or to effect the release of personal guarantees.

     We believe that the net proceeds of this offering, together with anticipated cash flow from operations, availability under our bank lines of credit, including our new $20.0 million asset-based facility to be effective upon the closing of this offering, and existing cash and cash equivalents, will be sufficient to satisfy our contemplated cash requirements for at least 12 months following the closing of this offering, including planned capital expenditures of approximately $1.0 million. If our plans change due to changes in market conditions, competitive factors, progress of our research and development efforts or new opportunities that may become available in the future, if our assumptions change or prove to be inaccurate or if the net proceeds of this offering or our cash flows prove to be insufficient to finance our growth strategy, we could be required to seek additional financing.

YEAR 2000 ISSUES

     An issue affecting our company and others is the inability of many computer systems and applications to process the year 2000 date change, the date 9/9/99 and the leap year 2000. Many currently installed computer systems and software applications are coded to accept only two digit entries in the date code field. These date code fields will need to accept entries to distinguish 21st century dates from 20th century dates. The inability to recognize or properly treat the Y2K issue may cause Litronic's systems and applications to process critical financial and operational information incorrectly.

     We have established a committee to determine the extent to which we may be vulnerable to the Y2K issue. The committee is responsible for the ongoing assessment, renovation of, testing, and certification of all business-critical infrastructure systems and applications software. In the process of its evaluation of the Y2K issue, the committee has developed potential business disruption scenarios and is developing a contingency plan, which we anticipate will be completed by July 1999. The following is a description of how we have categorized and are addressing the Y2K issue.

     INTERNAL SYSTEMS

     We have evaluated our internal computer systems in an effort to determine the actions, if any, necessary to make them Y2K compliant. Our evaluation has involved testing our systems to ensure that they are Y2K compliant. Based on its present review of our systems, the committee has determined that we do not have a high risk of computer-related internal systems problems from the Y2K issue.

     EMBEDDED SYSTEMS

     We also recognize that there are risks with respect to embedded systems that are not necessarily part of our information technology systems but contain microprocessor chips which may not function properly with the change of date to the year 2000. The majority of the embedded systems on which we rely in our day-to-day operations are owned and managed by the lessors of the buildings in which our offices are located, or by agents of such lessors. We are sending letters to our lessors and, as applicable, their agents requesting certifications of Y2K compliance of the embedded systems by the end of first quarter of 1999. Upon receipt of these responses to these letters, we intend to prioritize such systems and develop a test plan to address any Y2K compliance issues.

     Because we believe that our information technology and embedded systems will be substantially Y2K compliant in advance of the year 2000 date change, we have no contingency plan to address non-compliance. We expect that, as we complete testing of information technology and embedded systems, we will develop contingency plans if we determine that any business critical systems will not be Y2K compliant.

     OUTSIDE VENDORS AND CUSTOMERS

     Disruptions with respect to the computer systems of vendors or customers, which are outside our control, could impair our ability to obtain services or conduct business with our customers. Disruptions of our utilities or telecommunications systems could have a material adverse effect upon our financial condition and results of operations. We believe that no other providers are material to our business. Disruptions of customers' computer systems could interfere with customers' ability to make timely payments on accounts, could disrupt our customers' ability to manage the installation process of our products, which could adversely affect our ability to reach our milestones, and thus to recognize revenue, and could disrupt other administrative activities.

     The committee is in the process of sending Y2K issue questionnaires to our vendors, suppliers and customers. Until we have received responses from these entities, we cannot fully assess the readiness of our customers and suppliers
for the Y2K issue.   However, we do not have any assurances that all of our
significant vendors, suppliers and customers have taken steps to ensure that their respective systems are protected against the Y2K issue or that even if such steps have been taken, that they will be successful. As we assess the risk of our significant vendors', customers' and suppliers' systems, we will develop and implement curative plans and contingency plans to address any Y2K compliance issues.

     OUR PRODUCTS

     We have determined that our products, to the extent that underlying hardware platforms, operating systems and databases will accommodate the year 2000 date change, are Y2K compliant and will accommodate the Year 2000 date change.

     We anticipate that virtually all of our customers and potential customers will be required to evaluate their information technology systems with respect to the Year 2000 date change and that some of our customers and potential customers may incur material costs in connection with this evaluation and any necessary repairs and replacements. Customers and potential customers may be required to devote material portions of their information technology budgets to such evaluations, repairs and replacements, which could materially reduce their other information technology purchases in 1999, including their purchases of Litronic's products, particularly as the Year 2000 date change draws closer. We do not have any information as to the degree to which this issue will affect our customers or potential customers.

     There can be no assurance that any Y2K issue-related precautions with respect to our internal information technology systems, embedded systems or our products will eliminate the numerous and varied risks associated with the year 2000 date change. Further, there is a risk that we will be adversely affected by the Y2K Issue or related difficulties encountered by vendors or customers or by any downturn in information technology purchases or in the economy in general as the year 2000 date change draws nearer. Any of these risks could adversely affect our business.

     Management believes that the most likely worst case scenario related to the Y2K issues that we may experience would be either an inability to obtain inventory components from suppliers or delays in receiving orders or payments from customers due to Y2K problems experienced by these third parties. These events, if experienced, could have a material adverse effect on our business, results of operations, financial and/or liquidity.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     Our quarterly operating results may fluctuate significantly as result of a variety of factors, many of which are outside our control. These factors include, among other things, the short-term nature of certain customer commitments, the lengthy sales and implementation cycle for certain of our products and projects, patterns of information technology spending by customers, the timing, size, mix and customer acceptance of our product and service product offerings and those of our competitors, the timing and magnitude of required capital expenditures, the need to use contract personnel to complete certain assignments, and general economic conditions. Accordingly, comparisons of quarterly results may not be meaningful and should not be relied upon, nor will they necessarily reflect on future performance.

NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement 131, "Disclosure about Segments of an Enterprise and Related Information." The new statement is effective for fiscal years beginning after December 15, 1997.

     In June 1998, the FASB issued Statement 133 "Accounting for Derivative Instruments and Hedging Activities." The new statement established accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

     In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, and is effective for fiscal years beginning after December 15, 1998.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs, and requires such costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998.

     In December 1998, the AICPA issued SOP 98-9. SOP 98-9 amends certain paragraphs of SOP 97-2 to require recognition of revenue using the "residual method" under certain circumstances, and is effective for fiscal years beginning after March 15, 1999.

     The adoption of these new standards is not expected to have a material impact on the consolidated financial statements.

                             INDUSTRY INFORMATION

INTERNET DATA SECURITY INDUSTRY

     THE INTERNET DATA SECURITY MARKET

     Consumers, government agencies and corporations are increasingly relying upon Internet Protocol Networks to conduct electronic commerce and communications. International Data Corporation estimates that the number of growing Internet users will grow from 97 million in 1998 to 320 million in 2002, with electronic commerce from $32 billion to $426 billion over the same period. The increasing proliferation of, and reliance upon, shared electronic data has caused data security to become a paramount concern of businesses, government, educational institutions and consumers. Demand for information security products is forecast by Datamonitor, an independent research firm, to increase from $1.6 billion in 1997 to almost $7.0 billion by 2001, a growth rate of 44% per annum. In addition, Datamonitor forecasts the Internet-security PKI segment to be the fastest growing segment of this market, increasing from $75 million in 1997 to approximately $1.9 billion by 2001, a growth rate of 124% per annum.
The market for encryption technology is estimated by Datamonitor to be the second fastest growing segment of the market increasing from $168 million in 1997 to more than $1 billion in 2001. We believe our data security products provide the solution for entities and consumers seeking to provide protection for their proprietary data.

     INCREASING NEED FOR INTERNET DATA SECURITY

     In addition to protecting against unauthorized access to proprietary information, data security affects an enterprise's ability to conduct electronic commerce. Companies such as Amazon.com, Inc., Bank of America, Cisco Systems, Inc., Dell Computer Corp., eBay and E*Trade Group, Inc. have enjoyed dramatic growth in their online customer base and revenue as consumers execute an increasing number of transactions over the Internet. The Internet's ease of use, 24-hour availability, speed of delivery, global reach and ability to simplify product and vendor comparisons are fueling this growth. However, consumer concerns about the trustworthiness and security of the Internet have been one of the main impediments to even faster growth of electronic commerce and other communications. Hacking tools, such as password guessing and address spoofing (or impersonation) programs, are freely available on the Internet and bulletin board systems. Merchants and consumers need assurances that consumers making electronic purchases are correctly identified and confirmed and that the confidentiality of information such as credit card and bank account numbers are maintained.

     We believe that continued expansion of electronic commerce will require the implementation of improved PKI security measures which will irrefutably verify the identity of a party over the Internet and ensure that the information being transmitted between that party and the other party is kept private. We also believe the security required to fuel this continued expansion of electronic commerce and communication will be provided through the continued advancement in PKI mathematical formulas referred to as algorithms. Algorithms enable digital document signing and encryption of proprietary data.

     As enterprises place an increasing reliance on electronic commerce and communication the need to protect confidential data from unauthorized intrusion has become paramount. According to the Computer Security Institute ("CSI"), although 78% of respondents to its 1998 CSI/FBI Computer Crime and Security Survey reported that they are connected to the Internet, 39% of the respondents did not have a first line of defense against unauthorized intrusion into their networks. Unauthorized use of computer systems within the previous 12 months was reported by 64% of these respondents, representing a 16% increase from the prior year.

     The consequences of unauthorized access, which is often undetected, can range from theft of proprietary information or other assets to the alteration or destruction of stored data. The CSI survey reports that approximately 72% of respondent companies experienced a financial loss related to information security and disaster recovery in the past two years. According to estimates by the Federal Bureau of Investigation, U.S. companies experience estimated losses of $5 to $10 billion per year as a result of unauthorized access to information and data. The Yankee Group, an independent research firm, estimates that network security breaches cost corporations in the U.S. over $5.0 billion per year in business losses, including productivity, customer confidence and competitive advantage.

     REQUIREMENTS FOR TRUSTED END-TO-END DATA SECURITY

     Today's client operating systems and Internet Protocol Networks lack basic security and key Internet security features such as data privacy and integrity, identification, authentication and auditing.

     End-to-end data security concerns can be addressed by a variety of means. Traditionally, enterprises relied heavily on passwords to restrict access to proprietary information and materials. However, because of the risk of loss or theft, more advanced protective measures have been developed to include combinations of passwords and tokens with message encryption and personal identification devices. Regardless of the form of the data security device, the level of security provided is evaluated based on a set of fundamental principles, which include the following:

     . IDENTIFICATION AND AUTHENTICATION. Verifies the identity of the authorized users to prevent unauthorized access to proprietary information and resources.

     . CONFIDENTIALITY. Involves the encryption of data transmissions so that only the intended recipient can access the information to ensure privacy.

     .    DATA INTEGRITY.  Ensures that data is not compromised or manipulated.

     .    NON-REPUDIATION.   Prevents the sender of data transmissions from
          disclaiming or "repudiating" authorship so that the sender cannot deny the occurrence of the transaction.

     . AUDIT CONTROL. Retraces information access and facilities use over a particular time period at a systems administration level so an enterprise can monitor and record authorized and unauthorized user activity.

     . SECURED SYSTEM ADMINISTRATION. Maintains and controls corporate intranets centrally through file encryption, password maintenance, audit control, certificate and cryptographic key management and device accessibility control.

     The process of implementing Internet Protocol Network solutions requires specialized skills lacking in most corporate information technology departments. We provide the technology, products and services necessary for most companies to implement or manage their data security infrastructure.

     CRYPTOGRAPHIC TECHNOLOGIES

     Cryptography is the process of encoding and decoding electronic messages using mathematical algorithms, or ciphers, to enable the confidential transmission of electronic messages to authorized persons. Digital cryptography is performed using a combination of symmetric ciphers (commonly referred to as symmetric-key or secret-key cryptography) and asymmetric ciphers (commonly referred to as asymmetric key or public-key cryptography), to achieve each of the basic data security elements of identification and authentication, confidentiality, integrity and non-repudiation.

     Both symmetric-key and asymmetric-key cryptography use an encrypting and a decrypting key. The "key" refers to the user's unique number that is input to the mathematical algorithm, or the cipher, used to encrypt or decrypt the message. In symmetric-key cryptography, the encrypting key and the decrypting key, which is secret, are identical. Thus, to transmit a message, a secure key exchange must be performed so that the key can be shared with the recipient of the message. In asymmetric-key cryptography, the encrypting key (a public key) and the decrypting key (a secret key) are different and thus the public key can be distributed to authorized recipients without risk of security breach. Because asymmetric cryptography allows for wide distribution of the encrypting key, it permits secure communication among a large group of people without requiring manual distribution of the key. Additionally, asymmetric-key cryptography relies on the generation of digital certificates which can be used to provide the user authentication, data integrity and non-repudiation elements of the information security system. However, public-key cryptography requires the use of extremely complicated ciphers, so that encryption of large messages is relatively slow when compared to encryption using secret-key cryptography. Thus, asymmetric-key cryptography is commonly used to protect symmetric keys and symmetric key cryptography is commonly used for bulk encryption.

     IDENTIFICATION AND AUTHENTICATION

     Authentication of a user's identity is generally accomplished by passwords. Because passwords are vulnerable to decoding or observation and subsequent use by unauthorized persons, they are less secure than if used with tokens. Tokens are small devices ranging from simple credit card-like objects, rings, proximity cards and plastic keys to more advanced "secure tokens," including smartcards, PKI cards and PCMCIA cards. For greater protection, two-factor identification and authentication is implemented by combining tokens with a password or personal identification number to verify authentication of the user. For added security, three factor authentication can be implemented which consists of token, password and biometric comparisons.

     PKI cards are credit card-sized semiconductor plastic cards that contain an embedded microprocessor, memory, a secure operating system and the user's secret key, password and digital certificates. PKI cards have significant advantages because of their ability to perform basic cryptographic functions on the card itself rather than on the computer, thus reducing the risk that a breach of security on the computer will lead to the unauthorized release of proprietary information. Through the use of PKI cards, E-mail messages, purchase orders, credit card numbers, videoclips, data inquiries and other confidential transmissions are secured as they are sent and therefore can be opened only by the intended recipient.

     PCMCIA cards are parallel computer peripherals similar in size to a credit card, though thicker, which contain multiple microprocessor chips. PCMCIA cards have greater storage capacity, higher data exchange rate and greater processing power than conventional smartcards and therefore are capable of performing advanced cryptographic functions that cannot be performed on a conventional smartcard. These advanced functions allow for use of more powerful algorithms and thus provide for a greater overall level of security through the use of PCMCIA cards.

     We are currently leading a joint effort with Atmel Corporation pursuant to a task order with the National Security Agency to develop Forte, an ultra fast 32-bit RISC microprocessor. We are embedding the Forte chip into our new Forte PKIcard, which we expect will be the world's fastest and most cryptographically advanced PKI card. We expect that Forte will provide PCMCIA level performance at a price competitive with advanced smartcards. Further, Forte is being designed to be International Standards Organization ("ISO") compliant and therefore able to be used in conventional reader/writers.

     PKI DIGITAL CERTIFICATES

     The basic element of PKI, a cutting-edge development in the information security field, is the digital certificate. Digital certificate technology provides a highly advanced form of authentication and secure key exchange. PKI digital certificates are specially prepared software files through which the sender can "digitally sign" a message with a unique identification code. The recipient of the message can authenticate the identity of the sender and verify the integrity of the data through the use of a trusted third party known as a certificate authority by obtaining the sender's public key from the certificate digitally signed by the certificate authority. Furthermore, the uniqueness of the certificates provides for non-repudiation, which prevents the sender from denying that it sent the message and which is not available with less sophisticated techniques. With the development of secure-token technology, digital certificates can now be incorporated into smartcards, PKI cards and PCMCIA cards to provide an information security system that provides two-factor identification and authentication or three-factor identification and authentication with the incorporation of biometric technology. Biometric technology utilizes fingerprints or other unique characteristics of an individual to serve as a digital identification. The use of digital certificates is expanding rapidly across the Internet. In fact, several states now consider digital signatures contractually binding and there is a growing acceptance within the Federal government to effectuate transactions through the use of digital certificates.

SYSTEMS INTEGRATION AND NETWORKING SOLUTIONS INDUSTRY

     In recent years, there has been an increasing demand for open system approaches designed to create interoperability among commercial off-the-shelf computer software and hardware products manufactured by different suppliers. In addition, excessive development costs and the rapid pace of technological change have led both governmental and commercial customers to demand more flexible systems created by adapting readily-available commercial off-the-shelf software and hardware.

     The emergence of the rapidly developing Internet Protocol Network technologies in the 1990s has further fueled the demand for network computer systems. Although information technologies, secure data transmissions, and data encryption have long been in use in the military intelligence arena, recent technological advancements in computer hardware and software have now made such applications economically viable for use by private companies. This has given rise to the need for specialized expertise in the areas of local and wide area network design and installation, network management and operation and network security, using new and complex information technology hardware and software products. Typically, the design and implementation of these systems in both commercial enterprises and government agencies also involves the resale of the hardware and software required for the system to the customer.

                                   BUSINESS

OVERVIEW

     We provide professional Internet data security services and develop and market software and microprocessor-based products needed to secure electronic commerce and communications over the Internet, intranets, extranets and other Internet-based communication networks ("Internet Protocol Networks"). Our primary technology offerings utilize PKI, which is the standard technology for securing Internet-based commerce and communications. PKI helps ensure the integrity and privacy of information being transmitted and verifies the identity, authenticity and authority of the sender and the recipient of that information. We have established relationships with industry leaders who have adopted PKI as a core feature of their secure product offerings, including Netscape Communications Corporation, Microsoft Corporation, VeriSign, Inc., International Business Machines Corp., RSA Data Security, Inc., SCM Microsystems, Inc., Atmel Corporation and the National Security Agency. To capitalize on opportunities in the rapidly growing Internet security market, simultaneously with the closing of this offering, we are acquiring Pulsar, a network integration solutions company that specializes in deploying large-scale network solutions to organizations in the commercial and government sectors that have significant information processing requirements.

STRATEGY

     We believe that significant market opportunities exist due to the increasing prevalence of electronic communication resulting from advancements in Internet and electronic commerce technologies. These opportunities are expected to create a primary need for PKI. Thus, we intend to pursue a strategy of growth which is designed to capitalize on such market opportunities and the competitive advantages we believe will result from the Acquisition. Key elements of our strategy include:

     . INCREASING INTERNET MARKET PENETRATION. We intend to capitalize on Pulsar's existing and significant client base and sales and marketing infrastructure to broaden and accelerate the market penetration of our comprehensive data security product offerings. In our experience, large commercial accounts frequently seek to secure total integrated network security solutions from a limited number of suppliers. We intend to utilize our brand recognition in the Internet Protocol Network security market and Pulsar's network implementation expertise and integration capabilities to support our efforts to gain greater market penetration.

     . INCREASING MARKETING OPPORTUNITIES. The creation of a larger marketing and service organization, a higher market profile and greater financial strength is expected to generate greater opportunities for marketing our products in the U.S. and internationally.

     . MAINTAINING TECHNOLOGICAL LEADERSHIP IN INTERNET PROTOCOL NETWORK SECURITY. Through our industry-recognized research and development capabilities, we intend to upgrade and enhance our existing security products and develop new products to meet the expanding market's continually evolving requirements, technologies and standards. We believe that our research and development capabilities and the combined expertise of our technical staff position our company to respond quickly and effectively to technological change, increased competition and market demands.

     . EXPANDING PROFESSIONAL INTERNET PROTOCOL NETWORK SECURITY SERVICES. We intend to provide our customers with a full range of Internet Protocol Network-related security services, including security policy assessments and evaluations, custom software development, integration and maintenance.

     . EXPANDING AND LEVERAGING STRATEGIC ALLIANCES. We intend to maintain and leverage existing strategic alliances and develop new strategic alliances with vendors with complementary technologies, products and services to maximize sales and market development opportunities.

     . STRATEGIC ACQUISITIONS. To the extent opportunities arise, we will seek to acquire other technologies, product lines and businesses which complement our products.

     . INCREASING SALES PER CUSTOMER. We will seek to increase average sales per customer based on our enhanced ability to offer system integration services in addition to our suite of data security products.

     . MINIMIZING RISK OF SALES AND SERVICE DELAYS. The unavailability of skilled professionals in the information technology and Internet security solution outsourcing and integration sectors has in the past caused companies with advanced proprietary technologies to experience sales and service delays. By bringing together our research and development staff and Pulsar's existing sales and technical personnel and procedures, we aim to minimize the risk of such delays.

     . INCREASING INTERNATIONAL SALES. We will seek to generate additional sales in foreign markets by establishing a network of international distribution and sales channels for our products.

In addition, we expect to experience the following synergistic benefits as a result of our acquisition of Pulsar:

     . EXPERIENCE OF MANAGEMENT, KEY PERSONNEL AND CONSULTANTS. We believe the added depth, breadth and experience of Pulsar's management team, key employees and consultants enhances our ability to successfully implement our business strategy.

     . COMPREHENSIVE DATA SECURITY PRODUCTS AND SERVICES OFFERING. We believe we can satisfy the comprehensive requirements of enterprises through the combination of our open-architecture, open-platform, open-token and algorithm-independent technologies and products and Pulsar's networking solution services. We believe our ability to offer synergistic products and services distinguishes us from other public key infrastructure information technology solution providers by enabling us to provide comprehensive information security systems rather than addressing only selected aspects of customers' data security needs.

     . SOLUTIONS ADDRESSING THE KEY ELEMENTS OF INTERNET DATA SECURITY. Unlike other integrators that rely on reselling of products produced by other vendors to respond to the needs of an enterprise, we develop, manufacture and market many of the applications, software, cryptographic libraries, readers/writers and tokens that are required to create comprehensive token-based PKI security solutions that address the key data security elements of identification and authentication, confidentiality, data integrity, non-repudiation, audit control and system administration. Additionally, because our applications are open standards, we can integrate products and services of other vendors into our products to enhance our solutions capability.

INTERNET DATA SECURITY PRODUCTS

     GENERAL

     Our Internet data security products provide the highest level of commercially-available security for secure E-mail, secure file transport, file protection, remote access, authentication and authorization in an open multi-platform standards-based framework. The foundation of our Internet data security products is our extensive cryptographic library and device drivers supporting numerous different operating system platforms and token management systems which enable users to seamlessly integrate token-based security enhancements into existing networking environments or into newly designed and implemented networks. Our cryptographic APIs can also be used by software developers to add token-based information security to applications such as browsers, firewalls, E-mail systems, database management systems and other client/server applications.

     Our data security products are designed with an open architecture, so they are algorithm, platform, application and token independent. As a result, such products are compatible with virtually all commonly used network hardware. Algorithm independence allows our products to be tailored to numerous encryption algorithms through software selection. As a result, our libraries, drivers and security devices are compatible with a variety of encryption algorithms, and popular software applications and operating systems. We develop and embed these cryptographic technologies in a multitude of devices and tokens, including smartcards, PKI cards, PCMCIA cards, embedded ISA and PCI bus cards. We are also working with other companies to implement use of PCMCIA cards,

PKI cards and smartcards to support biometric technologies such as fingerprint and voice recognition. These products provide the added protection of a security token utilizing public key cryptography, key exchange techniques and electronic signatures on most popular operating systems and hardware platforms. In addition, our technologies permit functions to be scaled as performance and pricing requirements dictate.

     INTERNET APPLICATION SOFTWARE

     NETSIGN AND NETSIGN PRO. These products are software adapters that integrate smartcards and digital certificate technology to enhance security in software systems designed to provide electronic commerce, E-mail, Internet access, file access and world-wide-web browsers such as Netscape Communicator and Microsoft Explorer. NetSign and NetSign PRO software products are bundled with a smartcard reader/writer and smartcards. NetSign PRO has the added security feature of file encryption capabilities and other security utilities.

     PROFILE MANAGER. ProFile Manager is a complete, stand-alone, PKI solution for the management of token-based security systems from initialization to secure backup and recovery. For the recovery of token-based information, ProFile Manager provides an optional integration with a secured database of private keys and other user identification information and the use of a third-party certificate authorities. ProFile Manager integrates with NetSign, NetSign PRO and other token-enabled products to provide a complete solution for an enterprise's security needs, including secure Internet access, digitally signed and encrypted E-mail, desk-top file encryption and secure remote network access.

     INTERNET CRYPTOGRAPHIC API (CRYPTOGRAPHIC LIBRARY) DEVELOPER TOOLKITS

     CRYPTOS SDK AND CRYPTOS SDK+. CryptOS SDK products are cryptographic APIs that allow application developers to use off-the-shelf or custom application software to integrate smartcard technology into existing systems, thus adding hardware-strength security to software-only systems. CryptOS SDK is bundled with a smartcard reader/writer and smartcards. CryptOS SDK+ has additional tools for Java programming.

     MAESTRO. Maestro, a product we have only recently introduced to the market, is a multi-protocol cryptographic library that enables software developers to incorporate secure token-based, symmetric and asymmetric key cryptography into their application software. Maestro is a multi/concurrent access, cross-platform system that supports multiple types of tokens (smartcards, PCMCIA cards, etc.) and cryptographic algorithms. Coupled with token reader/writers, Maestro supports devices over commonly-used interfaces, including keyboard, serial, SCSI, parallel port and USB. Maestro currently supports two commonly used cryptographic interface protocols. We are developing additional protocol adapters to expand the functionality of Maestro. Maestro is compatible with Windows 95, 98 and NT operating systems as well as all popular UNIX platforms.

     TOKENS

     ISO SMARTCARDS. We offer a family of off-the-shelf International Standard Organization ("ISO") standard smartcards ranging from storage-only cards to cards containing cryptographic capabilities.

     MONIKER, PC-CRYPTOCARD. We also offer Moniker, a FORTEZZA standard PCMCIA card. The Fortezza standard PCMCIA cards are commonly used by the Department of Defense, as well as by other governmental and commercial entities.

     FORTE PKICARD. We are in the process of developing a next generation PKI card, the Forte PKIcard, in cooperation with Atmel Corporation. Forte is a 32-bit RISC microprocessor which is being designed with a high speed Universal Serial Bus (USB) interface in addition to the ISO interface. Forte is also to be designed with a larger storage capacity and processing speed than existing smartcards. The Forte PKIcard is expected to be manufactured in the U.S. and we anticipate shipments to begin in late 1999. See "--Research and Development."

     OTHER TOKENS. Because our products are open-architecture, open-platform, open-token, algorithms and API-independent, we offer third-party tokens such as PCMCIA cards, smartcards, rings, proximity cards and plastic keys (and other commercially available tokens) for use with our reader/writers and application software.

     TOKEN READER/WRITERS

     Token reader/writer are a hardware component that electronically read the content of a smartcard, PCMCIA card, or PKI card. We manufacture several different types of reader/writers. Following is a brief description of their features.

     SERIAL AND KEYBOARD PORT SMARTCARD AND PKI CARD READER/WRITERS. We sell our reader/writers as a security product component or bundled with other products such as ProFile Manager, NetSign and/or CryptOS SDK to provide token-based data security solutions.

     We manufacture and sell compact, hand-held smartcard reader/writers that interface through the RS-232 serial port of a PC or workstations. The Series 215 and 220 reader/writers are compatible with Windows 95, 98, NT and UNIX and MacIntosh operating systems. The Series 220 reader/writer can optionally be connected through the keyboard port which provides the added security of a protected PIN path. With a protected PIN path, the password authentication is intercepted by the reader/writer thus preventing a hacker from implanting an unauthorized "trojan horse" program in the PC to intercept the password. We offer a Series 230 reader/writer which is integrated into a keyboard, and also offer a Series 410 reader/writer which connects to a computer through its PCMCIA slot.

     ARGUS 300. The ARGUS 300 consists of a tamper-resistant ISA board and external reader/writer and is connected to the keyboard. The ARGUS 300 incorporates DES encryption technologies and offers additional security features such as boot protection, electronic commerce security and protected PIN path directly through the board (rather than through an external device that might be tampered with by an unauthorized user). The ARGUS 300 is validated for electronic signature by the National Institute of Standards and Technology, the U.S. Treasury and General Accounting Office.

     PCMCIA CLIENT READER/WRITER. We offer a series of single-and dual-socket PCMCIA card reader/writers that interface via various ports such as SCSI (internal and external), ISA bus (internal), PCI bus (internal), Universal Serial Bus (USB) and parallel port (external). These reader/writers incorporate our proprietary device drivers which provide the interface between the reader/writer and its application software such as Maestro and third-party application software.

     CIPHERSERVER.   We offer a reader/writer that contains sockets for up to
eight PCMCIA cards, is used on the enterprise's server side and incorporates the device drivers and other technologies of our other PCMCIA readers. CipherServer interfaces with the host server to enable the host server to provide rapid/simultaneous processing of cryptographic functions received from numerous clients.

OTHER CUSTOM-DESIGNED SECURITY PRODUCTS

     SECURE PCS

     We offer a family of secure, year 2000 compliant, servers which are based on a two-state workstation technology that operate in either the secured state or the public state. A transition between the two states causes all temporary data in the volatile memory to be fully erased. This process prevents object reuse, which precludes an unauthorized subsequent user from accessing the classified information that would otherwise be resident in the system's memory.

     MANAGED FIREWALL AND VIRTUAL PRIVATE NETWORKS SOLUTIONS

     We offer secure architecture based firewall and virtual private networks gateway technology using intrusion detection software for high data capacity and scaleable security solutions. These software and hardware systems provide for multi-user remote administration, and integrated management of multiple security policies and firewalls.

     NETWORK SECURITY AND MANAGEMENT TOOLS

     Our network security and management tools are a scalable, comprehensive collection of network security and management solutions assembled into an integrated security suite of hardware and software. The tools include a multi-tiered approach to virus protection covering the client, server and Internet gateway through a combination of encryption, firewall and virtual private networks technologies. Such tools protect networking systems against attacks, and compromise and loss, while maintaining the integrity of business functions and data. These products ensure full network performance with a proactive approach by fixing problems, planning growth and optimizing functionality and reliability.

PROFESSIONAL DATA SECURITY SERVICES

     We offer comprehensive networking solutions with a particular emphasis on designing, developing, implementing, supporting and maintaining networks that provide for a high level of data security. We develop and implement complete turn-key networks or enhance or expand existing networks, as the customer requires.

     Our services include:

     . strategic consulting, including site risk and requirements analysis and design;
     .    custom design and development;
     .    project management;
     .    construction, installation and implementation;
     .    on-site or remote system support, maintenance and repair; and
     .    on-site system management.

     We take a "needs analysis" approach to the design and development of our solutions for our customers by evaluating their existing infrastructure, architecture and technologies to optimize the performance of their existing system and augment their systems as necessary to meet their changing requirements. Project responsibilities typically require the integration of access control, intrusion detection and biometric validation.

     Because of our expertise designing and implementing systems providing for robust security, our solutions address the networking and data security needs of our customers, including:

     .    Internet access and security;
     .    secured intranet/extranet capabilities;
     .    enterprise security procedures and administration;
     .    secured critical private network and remote dial-in network capabilities;
     .    secured distributive applications;
     .    open-systems migration of data;
     .    information security communication services; and
     .    artificial intelligence technologies.

     We provide our network solutions through the implementation of the latest technologies, including high speed baseband and broadband media, fiber optics, hard wired connect systems, and wireless and satellite transmission systems. We also provide information technology outsourcing services for our customers, including ongoing management of network systems. We deliver our professional services on either fixed-price delivery or time-based delivery modes through two divisions. Our Data Security Division provides consulting and integration services and our Enterprise Information Division provides network design, implementation and management, legacy systems migration, and systems configuration and evaluation.

     Our staff has specific expertise in the following areas of networking systems:

     . INTERNET ENTERPRISE NETWORK CONSULTING: As LAN-based systems become more complex the assistance of knowledgeable network professionals is critical for maximum performance. Our network consulting staff that can help organizations realize their business goals and objectives.

     . NETWORK MANAGEMENT: Today's network managers must cope with a maze of network protocols, configuration options and computing platforms. Our network management staff supports information systems departments in their effort to manage these diverse networking platforms by assisting with the training, configuration and implementation of network management systems and products.

     . REMOTE COMPUTING: As companies increasingly decentralize their business functions, they must consider connectivity options for remote users. Our remote computing team can effectively deliver the most cost-effective and reliable methods to allow users access to corporate systems. Whether a business requires dial-in dial-out capability or Internet access, we can provide a complete solution that incorporates training and implementation.

PRODUCT RESELLING

     Historically, a substantial portion of our product resell revenues were derived from sales of low-end, low-margin computer and network security products. We are increasingly shifting our focus in the reseller market, primarily in the government information technology segment, to sales of high-end, high-margin specialized computer and network security products and
customized configurations of such resell products.   See "- Sales and Marketing
- Sales to the Government Internet Information Technology Market."

     Examples of these high-end, high-margin computer and network security products include:

     . INTRUSION DETECTION SOFTWARE - used to detect unauthorized access, and identify the source of such access, within a network. Such products include Net Ranger and PIX.

     . FIREWALLS - custom designed software and hardware configurations installed into a network to prevent unauthorized access from outside the network. We offer high-end firewall solutions from leading vendors, including Lucent Technologies, Inc., Network Associates, Inc., Cyberguard Corporation, Cisco Systems, Inc., and Bay Networks, Inc.

     . NETWORK HARDWARE COMPONENTS - servers, routers, hubs and switches configured to the customer's networking requirements. We offer components manufactured by leading vendors, including Cisco Systems, Inc., Bay Networks, Inc., Hewlett-Packard Company, Bell Computers, International Business Machine Corp., Lucent Technologies, Inc. and Sun MicroSystems, Inc.

     . ANTI-VIRUS SOFTWARE - high-end software programs installed at server level to prevent viruses from entering the network, and client-level software programs to prevent virus corruption to client-server applications.

     . VIRTUAL PRIVATE NETWORKS - a secure pont-to-point connection over the Internet through which encrypted messages can be transmitted to protect communications between remote locations.

     . DATA SECURITY PRODUCTS - access control products, including our own and third-party APIs, device drivers, token reader/writers and tokens.

     We believe that focusing on these high-end, high-margin products will lead to higher rates of customer retention. This is because of the complex nature of the product configurations, which results in customers' making purchasing decisions based on factors other than simply the lowest price. Further, because the products are highly customized, we are not required to make substantial investments in inventory.

     Following the offering, we will, where appropriate, include within our product configuration solutions, our own data security products.

CUSTOMERS

     Our customers represent a wide range of commercial enterprises, including financial, telecommunications, healthcare and information service companies, airlines, automobile manufacturers, as well as Federal, state, local and foreign government agencies. We believe significant cross-marketing opportunities exist with the integration of Pulsar's customer base.

     Our customers include:

     .    Netscape Communications              .    American Express Company
          Corporation

     .    Walt Disney Company                  .    S.W.I.F.T.

     .    Nippon Telephone and                 .    Bank of America, N.A.
          Telecommunications Data
          Corporation

     .    Federal National Mortgage             .   U.S. Army Corps of Engineers
          Association

     .    Executive Offices of the President    .   Lockheed Martin Corporation
          of the United States

     .    National Security Agency              .   Federal Communications
                                                    Commission

     .    Booz Allen & Hamilton Inc.            .   Other U.S. Government
                                                    departments and agencies
     .    Deloitte & Touche LLP


CUSTOMER SERVICE AND SUPPORT

     We believe that customer service and support is critical to retaining existing customers and attracting prospective customers. Our customer service and support staff consists of 16 persons, including engineers and technical support personnel, and works closely with customers and prospective customers to provide comprehensive service and support for our products and systems.

     We provide enhanced customer support by maintaining a toll-free customer service line, and a two-tier support system. The first tier consists of help desk support personnel responding to phone and mail requests for service and accessing customer information and a problem database for solutions. For more sophisticated problems, second tier support is provided by systems technical support staff.

SALES AND MARKETING

     We market our products and services through the Internet, our direct sales forces, third-party distribution channels, including systems-integrators, value-added resellers and original equipment manufacturers, strategic alliances and international distributors. We intend to devote significant resources to marketing and business development activities in order to expand our business to additional distribution channels.

     DIRECT MARKETING EFFORT

     As of January 31, 1999, we employed a direct sales and marketing force of 37 individuals located in offices in California, the Washington, D.C. area and Atlanta, Georgia to market our products and services to industry and vertical market segments, including e-commerce, financial, telecommunications, healthcare and information services companies and Federal, state, local and foreign government agencies. Our sales force is responsible for soliciting prospective customers and providing technical advice and support with respect to our products and services. Additionally, we utilize telemarketing efforts to target certain commercial accounts and Federal government agencies. We seek to achieve greater vertical market penetration by utilizing direct sales personnel with significant market expertise, as well as consultants with established relationships in the commercial marketplace.

     Following the closing of this offering, we intend to expand our direct sales force to increase the number of representatives located in California, Georgia and Washington, D.C., and other strategic geographic areas.

     INDIRECT MARKETING EFFORT

     An important component of our sales strategy is the development of indirect sales channels such as systems integrators, value-added network service providers and original equipment manufacturers. Currently, we utilize these indirect sales channels to augment the efforts of our direct sales forces.

     We also utilize the services of third-party consultants with established relationships and contacts with prospective customers to which we would not otherwise have access. As part of our expansion strategy, we will seek to develop relationships with additional third-party sales channels.

     STRATEGIC ALLIANCES

     We plan to increase our vertical market penetration by continuing to develop strategic alliances with other companies in the data security and network integration industries. We have developed significant strategic alliances with respect to incorporation of our products into third-parties' products, joint development of certain products and services, joint research and development efforts, joint proposals and presentations with respect to products and services and reseller arrangements. These alliances assist us in expanding our marketing and technical capabilities and are intended to increase the distribution and market acceptance of our Internet, intranet and extranet security products and services.

     We believe that strategic alliances allow us to cost-effectively integrate third-party products into our product offerings to provide our clients with customized information technology solutions. Our strategic alliances currently include the following:

     . Netscape and Microsoft - we provide enhanced E-mail security features to their browser programs through integration of our NetSign product lines.

     . VeriSign - we have a marketing agreement with VeriSign pursuant to which we are VeriSign's recommended PKI card partner.

     . Atmel Corporation - we have an alliance with Atmel Corporation in which we are jointly developing Forte, an advanced microprocessor, which we are embedding in our next generation PKI cards, the Forte PKIcard.

     . Keytronic - Keytronic and our company sell versions of NetSign bundled with the Keytronic keyboard, which incorporates an integrated Forte PKIcard reader.

     . RSA Data Security - we have a distribution license agreement with RSA which allows us to incorporate RSA technology into our products.

     . Datacard - Datacard serves as an official distributor of our PKI card products and integrates our NetSign and ProFile Manager and CryptOS products into our PKI card printers.

     . SCM Microsystems, Inc. - we engage in cooperative marketing and selling of certain SCM hardware produced with our software.

     Additionally, Pulsar has formed alliances with a number of equipment manufacturers to generate leads for its technology product sales, including Lucent Technologies, Inc., Photon Vision Systems LLC, Northern Computers, Inc., Hewlett-Packard Company and International Business Machines Corp. We expect such alliances to generate qualified leads for our sales force to contract and close.


     SALES TO THE GOVERNMENT INFORMATION TECHNOLOGY MARKET

     The government information technology market is generally characterized by highly-structured procurement rules and procedures, large contracts, a relatively long sales cycle, significant barriers to entry and low collection risks. In response to these characteristics and requirements, a number of avenues, such as General Service Administration ("GSA") schedule contracts, blanket purchase agreements ("BPAs") and bidding procedures, have been developed to access this market.

     The GSA, which is the central procurement agency for the U.S. government, negotiates schedule contracts. Government agencies and other authorized purchasers, although not required to do so, may purchase goods and professional services under GSA schedule contracts at predetermined price ceilings, terms and conditions. GSA schedule contracts are awarded on the basis of a number of factors, the most important of which are compliance with applicable government regulations and the prices of the products to be sold. A BPA is a simplified but non-mandatory, fixed-price indefinite delivery-indefinite quantity, contract for the government to purchase products, at pre-negotiated terms and conditions. Purchases made under BPAs are often paid for with a government-issued credit card. Federal government agencies are authorized to enter into BPAs with GSA schedule holders. The GSA-authorized BPAs incorporate many terms and conditions of GSA schedule contracts, often at lower prices than available on the GSA schedules.

     A significant portion of the purchases of computer products and services by the Federal government are made under contracts or purchase orders awarded through formal competitive bids and negotiated procurements. Substantially all of these bids are awarded on the basis of "best value" to the government, which, depending on the bid, can be a combination of price, technical expertise, past performance on other government contracts and other factors. Major procurements can exceed millions of dollars in total revenue for a reseller, span many years, and provide a purchasing vehicle for many agencies. In addition, networking products are purchased by the federal government through open market procurements. These procurements are separate and apart from GSA schedules for formal competitive bids, and include simplified acquisition procedures, requests for quotes, invitations for bids and requests for proposals. Most purchases in the state and local government market are made through individual competitive procurements. State and local procurements typically require formal responses and the posting of "bid bonds" or "performance bonds" to ensure complete and proper service by a prospective bidder. Each state maintains a separate code of procurement regulations that must be understood and complied with by entities selling products to the state.

     We are on most government bid lists relevant to our product offerings and respond with proposals to hundreds of such bid solicitations each year. In addition, our marketing employees actively prepare bids for federal, state and local government agencies pursuant to open market procurements. After the closing of this offering, we intend to expand our bid proposal unit to compete and capture additional projects submitted for proposal.

     ADVERTISING

     Our marketing efforts include maintaining a web site, Internet advertising, including "hot links" with other web sites, direct mail, public relations, events, sales tools, broadcast messaging, telemarketing and corporate marketing materials. We believe that our future business activity depends in part on our marketing and sales through the Internet. Our website describes our business, products and services. We are currently in the process of integrating Pulsar's website material and upgrading our site to allow for automated on-line purchases.

     Our public relation efforts are designed to target the appropriate press coverage and consist of press kits, targeted media lists and press releases. Such efforts are designed to complement our sales and marketing efforts.

     TRADE SHOWS AND PRESENTATIONS

     We attend and exhibit our products and services at trade shows in the U.S. and internationally each year in an effort to increase our market exposure. We intend to continue to attend trade shows as well as to make joint presentations with strategic partners to prospective customers relating to products and services.

SUPPLIERS

     Some of the components incorporated into our Internet data security products are produced by other vendors. We also integrate third-party products and components into the networks we design and develop for our customers. To maintain quality control and enhance working relationships, we generally rely on multiple vendors for these products. However, certain of these products are produced or sold only by single supplier, thus presenting a risk that such products may not be available on commercially reasonable terms in the future or at all. While we believe that alternative sources of supply could be obtained, our inability to develop alternative sources if, and as required, in the future could result in delays or reductions in product shipments that could adversely affect our business.

RESEARCH AND DEVELOPMENT

     We conduct extensive research and development efforts which focus on the development of cryptographic PKI software and hardware products that can be readily integrated and adapted to the expanding requirements of the Internet, intranets and extranets. After the closing of this offering, we expect to devote substantial additional research and development resources to enhance our data security product line.

     Our current research and development efforts include:

     . Expanding Maestro to offer additional application program interfaces, including Microsoft's CAPI (a cryptographic API) for Windows 95/98 and Windows NT. Further, expand the suite of tokens supported by Maestro;

     . Expanding the capabilities of ProFile Manager to provide certificate exchange with additional third-party certificate authorities and increased capability for the PKI enterprise manager;

     . Developing Forte, an advanced 32-bit RISC microprocessor which we are embedding in our Forte PKIcard. We expect the Forte PKIcard will be an ISO standard smartcard with greater flexibility and a higher degree of processing power than existing PKIcards, due in part to the inclusion of a USB interface on-board the microprocessor chip. Given that Forte is an advanced security chip, we expect to be able to embed it in a variety of devices, including PC mother boards;

     . Developing series of universal serial bus interface reader/writers (the USB interface is a very high speed interface being included in most new PCs);

     . Developing technologies to incorporate biometric technologies into Litronic PKI products to provide further advanced identification and authentication protection;

     . Expanding the security features of applications programs such as NetSign and NetSign PRO; and

     . Developing a version of the ARGUS 300 for the PCI bus while retaining its validation by the National Institute for Standards and Technology.

     The process of developing our products and services is extremely complex and requires significant continuing development efforts. There is a risk that we will not successfully develop and market new products or product enhancements that respond to technological change and evolving industry standards and customer requirements in a timely manner.

     As of January 31, 1999, our research and development staff consisted of 24 employees, of whom 20 were engineers. Approximately 90% of such engineers were engaged principally in the development of software, including cryptographic libraries and device drivers. Our retention rate for our research and development staff over the past three years is 80%. We believe that our ability to attract and retain qualified development personnel is essential to the continued success of our development programs. The market for such personnel is highly competitive and our development activities could be adversely affected if we are unsuccessful in attracting and retaining skilled technical personnel.

     During the years ended December 31, 1996 and 1997 and nine months ended September 30, 1998, our net expenses for research and development were $725,000, $1.2 million and $738,000, respectively. We have allocated $5.0 million of the proceeds of this offering for research and development activities.

COMPETITION

     We compete in numerous markets, including Internet and intranet electronic security and access control, token authentication, smartcard-based security applications, electronic commerce applications, systems integration, product reselling and the government information technology markets. The markets for our products and services are intensely competitive and are characterized by rapidly changing technology and industry standards, evolving user needs and the frequent introduction of new products. We believe that the principal factors affecting competition in our markets include product functionality, performance, flexibility and features, use of open standards technology, quality of service and support, company reputation and price.

     We will face significant competition from a number of different sources. Many of our competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than we have. One of our significant competitors is Microsoft Corporation, which has recently announced its intention to begin making smartcards. Some of our other significant data security competitors are International Business Machines Corp., Motorola, Inc., RSA Data Security, Inc., Network Associates, Inc., Secure Computing Corporation and Rainbow Technologies, Inc. Some of our competitors for systems integration and product reselling are BTG, Inc., Inacom Corporation and Government Technology Services, Inc. In addition there are several smaller or start-up companies with which we compete from time to time. We also expect that competition will increase as a result of consolidation in the information security technology and product reseller industries. We may be unable to compete successfully in the future with our competitors, which may adversely affect our business.

INTELLECTUAL PROPERTY

     We depend substantially on our proprietary information and technologies.
We rely on a combination of trademark, patent, copyright and trade secret laws, employee and third-party non-disclosure agreements, technical measures and other methods to protect our software products and other proprietary technologies and know-how. We also rely on "shrink wrap" license agreements that are not signed by the end user to license our products and, therefore, may be unenforceable
under the laws of certain jurisdictions.   We currently have two patents
registered with the U.S. Patent and Trademark Office and three patent applications pending with the U.S. Patent and Trademark Office that cover certain aspects of data security technology. Prosecution of these patent applications and any other patent applications that we may subsequently determine to file may require the expenditure of substantial resources. The issuance of a patent from the filing of a patent application is a lengthy process. Our technology may become obsolete while our applications for patents are pending. Further, any pending or future patent may not be granted, and any future patents may be challenged, invalidated or circumvented and the scope of any patents may be reduced. The rights granted to us through our patents may not provide us with any advantages. We have not pursued any patent protection outside the U.S. for any technology.

     Our technical measures and non-disclosure agreements may not be adequate to prevent misappropriation or provide any meaningful protection for our proprietary technology in the event of misappropriation. Further, others may independently develop substantially equivalent or superior technologies or duplicate any technology we develop, or our technology may infringe on the patents, copyrights or other intellectual property rights owned by others.

     We may also be at risk when we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of our rights may be ineffective in foreign markets, and technology manufactured or sold abroad may not be protectable in jurisdictions in circumstances where protection is ordinarily available in the U.S.

     We believe that, due to the rapid pace of technological innovation for network security products, our ability to establish, and if established, maintain a position of technological leadership in the industry, is dependent more upon the skills of our development personnel than upon legal protections afforded our existing or future technology.

     Because our products are designed with an open architecture and are algorithm-independent, they can be utilized with a variety of encryption algorithms. Some algorithms, such as DES, are in the public domain and can be incorporated into our products at no charge. To the extent that one of our customers desires to incorporate a proprietary algorithm into a security solution, we or the customer must obtain a license from the algorithm owner. Depending on the algorithm and its owner, the license fee may be a flat fee, a per unit royalty or a combination of the two.

     We are developing Forte under a task order issued under a contract with National Security Agency. The contract incorporates the Department of Defense's standard licenses for technical data and computer software, commonly known as the data rights clauses. Data rights clauses are only applicable to data or software actually delivered to the Federal government under a contract. If the data rights clauses were applicable to our agreement with the National Security Agency to develop Forte, one of the data rights licenses, commonly called a Government purpose rights ("GPR") license, would permit the Federal government to create second sources of supply of the Forte technical data and source code for itself without paying us royalties. The GPR license clause would not authorize the Federal government to create competitors to us in the commercial
market.   We do not believe the data rights clauses generally, or the GPR license specifically, apply to Forte because our contract with the National Security Agency does not provide for the delivery of Forte to the federal government. The task order provides that the National Security Agency will obtain detailed design information about Forte.

GOVERNMENT REGULATION

     Because we sell our products internationally, we must comply with Federal laws regulating the export of, and applicable foreign government laws regulating the import of, our products. Although we have obtained approval to export our NetSign and ProFile Manager products, the Federal government may rescind such approval at any time. Additionally, we have applied for export approval, on a specific criteria basis, for certain of our other products. We may not receive approval to export such products on a timely basis, on the basis we have requested or at all. As a result of government regulation of our products, we may be at a disadvantage in competing for international sales compared to foreign companies that are not subject to such restrictions which could adversely affect our business.

EMPLOYEES

     As of January 31, 1999, Litronic employed 61 full-time and two part-time people, including 24 in product management, research, development and support, two in professional services, 25 in field operations including sales, marketing and customer management, and 12 in finance, human resources, business development, legal and administration. As of January 31, 1999, Pulsar employed 67 people, including seven in product management, 23 in professional services, 29 in field operations including sales, marketing and customer management, and eight in finance, human resources, business development, legal and administration. After the closing of this offering, we expect to integrate Pulsar's workforce.

     Our employees are not represented by labor unions. We do not expect that any of our employees will be represented by any labor unions after the closing of this offering. We consider our relations with our employees to be good.

FACILITIES

     After the closing of this offering we will be headquartered in Irvine, California where we currently lease approximately 12,000 square feet of office space for our executive offices with a lease expiring in September 2001 and approximately 1,800 square feet of space in a production and warehouse facility and which has a lease expiring in June 1999. In addition, after the closing of this offering, we will conduct a significant portion of our operations at Pulsar's offices in our Lanham, Maryland facility, which has approximately 12,700 square feet of which is used as office space for our executive offices and as warehouse space, pursuant to a lease that expires in 2003.

LEGAL PROCEEDINGS

     We are involved from time to time in routine litigation that arises in the ordinary course of business. We are not currently involved in any litigation which we believe will have a material impact on our results of operations, financial condition or liquidity.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth certain information concerning our directors, director nominees, officers and persons who have agreed to serve as executive officers upon the closing of this offering and other key employees, their respective ages as of February 1, 1999:

NAME                                 AGE    POSITION
----                                 ---    --------
Kris Shah.........................    59    Chairman of the Board and Chief
                                            Executive Officer

William W. Davis, Sr..............    48    President, Chief Operating Officer
                                            and Director

Thomas W. Seykora.................    55    Chief Financial Officer

Robert J. Brich...................    55    Vice President Sales and Marketing
                                            Eastern Region

Robert J. Gray....................    62    Vice President Product Development

Tony Giraudo......................    47    Director Nominee

Matthew Medeiros..................    42    Director Nominee


     Kris Shah is our Chairman of the Board and Chief Executive Officer. Mr. Shah has been Litronic's President and Chief Executive Officer since he founded the company in 1970. Mr. Shah's career has involved every major aspect of circuit design and chip packaging technology, including research and development, manufacturing, engineering, marketing and strategic planning. Prior to forming Litronic, Mr. Shah held management level positions at Hughes Aircraft Co., Fiberite Inc. and Bell Industries, Inc. Mr. Shah earned his B.S. and M.S. degrees in Mechanical Engineering from the University of Southern California in 1962 and 1964, respectively.

     William W. Davis, Sr. is our President and Chief Operating Officer. Mr. Davis served as Pulsar's President and Chief Executive Officer since he founded the company in 1982. Mr. Davis sits on the advisory boards of IBM, Ingram Micro and Pinacor Corporation. Over the past 16 years, Mr. Davis grew Pulsar into a diversified technology company, specializing in providing network-based information technology services and customized products to Fortune 1000 and government accounts. Prior to founding Pulsar, Mr. Davis held various management positions with several Fortune 1000 companies, including DuPont, Chevron and Occidental Petroleum Corporation. He is the recipient of numerous industry awards, including awards for outstanding leadership and performance from the Government Computer News (1994-1997), Lockheed Martin Corporation and various industry associations. Mr. Davis has a B.S. Degree Agronomy from Southern University in 1972 and completed advanced executive management programs at Dartmouth University in 1994 and the University of Miami in 1995.

     Robert J. Brich has agreed to serve as our Vice President Sales and Marketing - Eastern Region. Mr. Brich will be responsible for the development, management and performance of Litronic's networking and data security solutions and services. Mr. Brich has served as Executive Vice President of Technical Services of Pulsar since September 1998. From January 1998 to September 1998, Mr. Brich served as President of Infotex Ltd., a developer of data security products. From September 1997 to December 1997, Mr. Brich served as Director of Business Development for SFA, Inc., an engineering services company. Mr. Brich served as Executive Vice President of Management Systems Applications, Inc., a worldwide information and electronic security provider, from June 1994 to September 1997. Mr. Brich served as Senior Vice President of SEACOR, an engineering consulting firm from January 1990 to June 1994. Mr. Brich retired as a Commander in the U.S. Navy after 22 years of service. Mr. Brich serves as Chairman of the Board of Directors for the Tidewater Center for Technology Access, a community charitable organization. Mr. Brich holds a B.S. in Education from East Stroudsburg University, an M.S. from the Naval War College and an MBA from Marymount College. He also attended strategic management curriculums at Wharton School of Business. Mr. Brich is currently a Ph.D. candidate in Business/Education at Old Dominion University.

     Robert J. Gray has agreed to serve as our Vice President, Product Development upon the closing of this offering. Mr. Gray joined Litronic in May 1990. Mr. Gray served as president of Cyphernet, Inc., a division of Codercard, Inc., a data security company, from January 1985 to May 1990. Mr. Gray has also served as President of Genisco Technology Corp., a leading manufacturer of computer graphics and imaging hardware for the computer aided design, image processing and simulation markets. After obtaining his education in meteorology, oceanography and computer sciences from various military schools including the Naval postgraduate School in Monterey, California, Mr. Gray served as an officer in the U.S. Navy for 22 years, specializing in meteorology and computer sciences. During his Naval career, Mr. Gray completed numerous assignments within the Department of Defense, the National Security Agency and the Naval Security Service.

     Thomas W. Seykora is our Chief Financial Officer. Mr. Seykora joined Litronic in July 1995 as its Chief Financial Officer. Prior to joining Litronic, Mr. Seykora was an independent management consultant to companies and financial institutions from 1986 to July 1995. From 1982 to 1986, he served as Chief Financial Officer and Senior Vice President - Finance and Operations for Curley Bates Co., a closely held distribution company. Prior to that, Mr. Seykora worked for KPMG LLP (then known as Peat, Marwick, Mitchell & Co.), most recently as an Audit Manager. Mr. Seykora also served as an officer, achieving the rank of Captain, in the U.S. Marine Corps. He received a B.A. degree in accounting from Minnesota State University.

     Tony Giraudo has agreed to serve as a director of our company upon the closing of this offering. Since 1986, Mr. Giraudo has worked for Atmel Corporation (and its predecessor, Honeywell), most recently as Vice President and General Manager. Prior to joining Honeywell, Inc., Mr. Giraudo worked for NCR Corporation in various positions from 1980 through 1986, his most recent position being Director of Research and Development. Mr. Giraudo served as Analog I.C. Designer for International Business Machines from 1977 to 1980. Mr. Giraudo received his B.S. in Electrical Engineering in 1972 and his M.S. in Electrical Engineering in 1976, both from the University of New Mexico. He also completed the Cooperative Electrical Engineering Program from 1970 to 1974.

     Matthew Medeiros has agreed to serve as a director of our company upon the closing of this offering. Since 1998, Mr. Medeiros has served as Chairman and Chief Executive Officer of Phillips Flat Display Systems. Prior to joining Phillips, Mr. Medeiros served as Vice President and General Manager for the Optical Polymers Group, and as Vice President of Business Development for the Electronic Materials Division of AlliedSignal, Inc. from 1995 to 1997. Mr. Medeiros also previously served in executive positions with Radius, Inc., NeXT Computer and Apple Computer, Inc. in which positions he developed an extensive background in personal computer manufacturing, operations and materials management. Mr. Medeiros received his B.S. in Business Administration, Management Science and Finance from the University of San Francisco.

     Our Board of Directors consists of three classes of directors. Class I, II and III directors serve until our 2000, 2001 and 2002 annual meeting of our stockholders, respectively, and, after such initial terms, directors serve until the third annual meeting of stockholders following their election or until a successor is duly elected and qualified. Executive officers are duly elected by the Board of Directors to serve until their respective successors are elected and qualified. Mr. Medeiros serves as a Class I director, Mr. Giraudo serves as a Class II director, and Messrs. Shah and Davis serve as Class III directors.

     We have agreed, for a period of three years from the date of this Prospectus, if so requested by the Representative, to nominate and use our best efforts to elect two designees of the Representative as directors of our company or, at the Representative's option, as non-voting advisors to our Board of Directors. Our officers, directors and stockholders have agreed to vote their shares of common stock in favor of such designee. The Representative has not yet exercised its right to designate such persons.

KEY EMPLOYEE

     William S. Holmes, Vice President Sales and Marketing Western Region. Mr. Holmes has over thirty years experience in the computer industry. Mr. Holmes joined Litronic in October 1998 as Vice President Marketing and Sales. From September 1996 to September 1998, Mr. Holmes served as Vice President Sales and Marketing for Gigatron Software Corporation, a private information management company. From April 1996 to September 1996, Mr. Holmes served as Consultant to Novaquest Infosystems Inc., a computer reseller. From October 1985 to April 1996, Mr. Holmes served as Vice President, Managing Director of California Software Products, Inc. From June 1984 to October 1985, Mr. Holmes served as Sales Manager of Data Logic Ltd. (a subsidiary of Raytheon Corporation). From February

1971 to June 1984, Mr. Holmes served in Project Management for International Computer Limited (England and South Africa). Mr. Holmes attended Watford College of Technology (England).

DIRECTORS COMPENSATION

     Except for grants of stock options, directors will not receive any cash compensation for their services as board members although they are reimbursed for their expenses in attending board and committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     Upon the closing of this offering, the Board of Directors will establish a Compensation Committee and an Audit Committee. The initial members of each of the committees shall be independent directors. The principal function of the Compensation Committee will be to review and make recommendations to the Board on all compensation and hiring issues relating to officers and senior staff members and to administer the 1999 Stock Option Plan. The principal function of the Audit Committee will be to make recommendations to the Board regarding the selection of our independent accountants, to consult with our independent accountants and financial and accounting staff and to review and report to the Board with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the year ended December 31, 1998 for our Chief Executive Officer and for other executive officers whose compensation was over $100,000 during the fiscal year ended December 31, 1998.

                          SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION           YEAR          ANNUAL COMPENSATION    ALL OTHER COMPENSATION
---------------------------           ----          -------------------    -----------------------
                                                    SALARY        BONUS
                                                    ------        -----
Kris Shah                             1998          $231,998        --     (1)
     Chief Executive Officer
     and Chairman of the Board

Robert Gray                           1998          $ 95,046    $1,850     (1)
     Vice President Product
     Development

______________

(1) The benefits paid to each of the named officers in the year ended December 31,1998 was less than $50,000.

     We anticipate that during the fiscal year ending December 31, 1999 our most highly compensated executive officers will be Messrs. Shah, Davis and Gray.


                    AGGREGATE FISCAL YEAR-END OPTION VALUES

                    NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED IN-THE-MONEY
                UNEXERCISED OPTIONS AT FISCAL YEAR END        OPTIONS AT FISCAL YEAR END (1)
             ----------------------------------------------------------------------------------
NAME               EXERCISABLE       UNEXERCISABLE          EXERCISABLE         UNEXERCISABLE
Robert Gray          27,097            50,322                 $143,614             $266,707
-----------------------------------------------------------------------------------------------

_______________

(1) The value of the options is based upon the difference between the exercise price per share and the estimated fair market value per share at December 31, 1998, as determined by the Board of Directors, multiplied by the number of shares subject to the options.

EMPLOYMENT AGREEMENTS

     Kris Shah and William Davis have each entered into a three-year employment agreement with Litronic, effective as of the date of the offering, with automatic one-year renewal periods, unless either party provides written notice 90 days prior to the expiration of the initial term or renewal term of notice not to renew the agreement. Pursuant to the agreements, Messrs. Shah and Davis will each receive an annual salary of $175,000, during the first twelve months, subject to increase thereafter at the discretion of our Compensation Committee. Messrs. Shah and Davis are entitled to receive annual bonus awards equal to $100,000 if our company achieves earnings before interest and taxes (after adding back the amortization of goodwill from the Pulsar acquisition) of at least $2.5 million and an additional $37,500 for each additional $1 million of earnings before interest and taxes (after adding back the amortization of goodwill from the Pulsar acquisition) in excess thereof. Each agreement provides that it may be terminated (i) by the employee at any time for good reason as defined in the agreement, (ii) by us with cause (as defined in the agreement) or (iii) upon the death or disability of the employee. If the agreement is terminated by the employee upon proper notice, by us for cause or by the employee in breach of the agreement, all compensation shall cease as of the termination date other than certain employee benefits, accrued but unpaid salary and vested stock options. If the agreement is terminated by the employee for good cause as defined in the agreements or by the occurrence of certain events resulting in a constructive termination, we will pay the employee's annual salary through the latter of the end of the term of the employment agreement or two years, a pro rata bonus for the fiscal year in which termination occurs, and certain continued medical and life benefits for a period up to six months after the date of termination. Each of the agreements contains noncompete, confidentiality and nondisclosure clauses, as well as provisions related to our rights to any products or technologies developed by the employee either during his employment or during a two-year period following his termination.

STOCK OPTION PLANS

     1998 Stock Option Plan

     Our 1998 Stock Option Plan was established to provide directors, officers and employees with an opportunity to invest in our company and to advance the interest of it and our stockholders by enabling our company to attract and retain qualified personnel. Under the plan our Board of Directors had authority to grant incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to our employees and non-qualified stock options to our employees, officers and directors or to such other individuals as the Board determined. Further, subject to certain limited restrictions, the Board of Directors may amend, suspend or terminate the plan from time to time in its discretion. Administration of the plan may be delegated to a committee to be appointed by the Board of Directors. The option period and provisions for exercise of each option granted shall be determined by the committee at the time of each such grant. Unless terminated earlier the plan will terminate on April 1, 2008.

     Options to purchase an aggregate of 281,419 shares of common stock have been granted under the 1998 Stock Option Plan at an exercise price of $.70 per share, of which options to purchase 145,119 shares are vested as of the date of this Prospectus. Of such options, (i) options to purchase 77,419 shares have been granted to Mr. Gray; all of which have vested and (ii) options to purchase 11,613 shares have been granted to Mr. Seykora, of which options to purchase 2,540 shares have vested, and the balance of such options vest as to 2,323 shares on December 31, 1999 and each year thereafter. No additional options will be granted under the 1998 Stock Option Plan.

     1999 Stock Option Plan

     Our 1999 Stock Option Plan is intended to provide directors, officers and employees with an opportunity to invest in our company and to advance the interest of it and our stockholders by enabling our company to attract and retain qualified personnel. Under the plan our Board of Directors has authority to grant incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to our employees and non-qualified stock options to our employees, officers and directors or to such other individuals as the Board may determine. Further, subject to certain limited restrictions, the Board of Directors may amend, suspend or terminate the plan from time to time in its discretion. Administration of the plan may be delegated to a committee to be appointed by the Board of Directors. The option period and provisions for exercise of each option granted shall be determined by the committee at the time of each such grant. A total of 600,000 shares of common stock have been reserved for issuance in the aggregate under the plan. No options have been granted under the 1999 Stock Option Plan. Unless terminated earlier the plan will terminate on March 31, 2009. Options or other awards that are granted under the plan but which expire unexercised are available for future grants.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth as of the date of this Prospectus (i) giving effect to the Acquisition and (ii) as adjusted to reflect the sale of the 3,000,000 shares offered hereby, certain information known to us regarding the beneficial ownership of our common stock by each person or entity known to us to own beneficially more than 5% of the common stock, each of our directors, each of the named executive officers and all directors and executive officers as a group.

          NAME AND ADDRESS OF                 NUMBER OF SHARES        PERCENTAGE OF OUTSTANDING
         BENEFICIAL OWNER (1)                BENEFICIALLY OWNED     SHARES BENEFICIALLY OWNED (2)
-------------------------------------    ------------------------  ------------------------------
                                                                       BEFORE           AFTER
                                                                      OFFERING        OFFERING
                                                                   -------------   --------------
Kris Shah....................................... 3,220,479 (3)          53.3%          35.6%

William W. Davis, Sr............................ 1,084,969              18.0           12.0

Lillian Davis................................... 1,084,969              18.0           12.0

Ramesh R. Shah
      Patricia L. Shah..........................   463,657 (4)           7.7            5.1

Robert J. Gray..................................    77,419 (5)           1.3              *

Tony Giraudo....................................         0                 0              0

Matthew Medeiros................................         0                 0              0

All directors and executive officers as a
group (5 persons)                                4,355,407 (6)          71.7           48.1

________________

*  Less than 1%

(1)  The address of each beneficial owner listed is the address of the company.

(2) Except as indicated in the footnotes to this table, we believe that all the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. In accordance with the rules of the Securities and Exchange Commission, a person or entity is deemed to be the beneficial owner of securities that can be acquired by such person or entity within 60 days from the date of this Prospectus upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised. The inclusion herein of such shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentages herein assume a base of 6,040,631 shares of common stock outstanding as of the date of this Prospectus and a base of 9,040,631 shares of common stock outstanding immediately after the consummation of this offering.

(3) Represents (i) 435,301 shares of common stock held by the Chandra L. Shah Trust, of which Mr. Shah is the trustee, (ii) 435,301 shares of common stock held by the Leena Shah Trust, of which Mr. Shah is the trustee and
     (iii) 2,349,877 shares of common stock held by the Kris and Geraldine Shah Family Trust, of which Mr. Shah and his wife are the trustees and beneficiaries.

(4)  Represents shares of common stock held by the Ramesh R. Shah and Patricia
     L. Shah Living Trust, of which Ramesh R. Shah and Patricia L. Shah are trustees and beneficiaries. Ramesh Shah is the brother of Kris Shah and Patricia Shah is the sister-in-law of Kris Shah.

(5) Represents shares of common stock issuable upon exercise of currently exercisable options.

(6) Includes an aggregate 79,959 shares of common stock issuable upon exercise of currently exercisable options. Does not include an aggregate of 59,395 shares of common stock issuable upon exercise of options which become exercisable at various times commencing December 31, 1999.


                             CERTAIN TRANSACTIONS

THE PULSAR ACQUISITION

     Litronic entered into a stock exchange agreement with Pulsar and William W. Davis, Sr., our President and Chief Operating Officer, and Lillian Davis, the former stockholders of Pulsar (the "Pulsar Stockholders"), pursuant to which the Pulsar Stockholders exchanged all of the outstanding capital stock of Pulsar for an aggregate of 2,169,938 shares of our common stock. The shares of our common stock received by the Pulsar Stockholders is valued at approximately $21.6 million (based on an assumed price of $10 per share, the midpoint of the initial public offering price). As a result of the Acquisition, Pulsar will become a wholly-owned subsidiary of our company and William Davis and Lillian Davis will become principal stockholders of our company. The common stock issued in the Acquisition will be issued on a "tax free" basis under Section 351(b) of the Internal Revenue Code of 1986, as amended.

OTHER TRANSACTIONS WITH RELATED PARTIES

     We had obligations aggregating approximately $211,000 to Kris Shah, our Chief Executive Officer and Chairman of the Board, for accrued compensation at December 31, 1994. On January 2, 1995, this obligation was converted into an unsecured note, bearing interest at an annual rate of 8%, which was due on December 31, 1998. On October 29, 1997, the aggregate principal and interest amounting to approximately $48,000 due on the note was repaid.

     Since 1995, in the ordinary course of business, we have financed equipment for our operations in the aggregate amount of $2.39 million. These obligations were personally guaranteed by Kris Shah, and were satisfied in full during 1997.

     In June 1995, Davis Holding, Inc., a privately held corporation, the sole stockholder of which is the son of William W. Davis, Sr., purchased a building in Atlanta, Georgia. This purchase was financed through loans to Davis Holding, Inc. from Wilmington Trust Company in the amount of $2.4 million and were guaranteed by Pulsar and personally guaranteed by William W. Davis, Sr. and Lillian Davis.

     Between July 1995 and June 1996, Pulsar made a series of eight loans aggregating $2.8 million to Davis Holding, Inc. These loans bear interest at annual rates varying from 7.5% to 10.0% and are due on demand. Two of these loans were in the form of assignment of notes receivable to Pulsar from third parties in the aggregate principal amount of $630,000, which were assigned back to Pulsar in December 1997.

     In October 1995, Davis Holding, Inc. and Mr. Davis' son purchased Palmer III Limited Partnership. At the time of the purchase, the principal asset of Palmer was a building in Lanham, Maryland. This purchase was financed through a loan to Davis Holding, Inc. from Wilmington Trust Company in the amount of $2.8 million which was guaranteed by Pulsar and personally guaranteed by William W. Davis, Sr. and Lillian Davis. Following the acquisition of the building, Davis Holding, Inc. leased a portion of the Lanham, Maryland building to Pulsar at fair market rate rents. Payments of rent under the lease were $1,042,000, $955,500 and $409,500 during the years ended December 31, 1996 and 1997 and nine months ended September 30, 1998. A portion of such payments were offset against interest and principal owing under the notes evidencing the eight loans from Pulsar to Davis Holding, Inc. In addition, the principal amount under the notes was reduced by $750,000 as payment of a fee for terminating the lease as of September 30, 1998. As of January 1, 1999, the approximately $1.3 million outstanding under such loans was converted into a $543,000 promissory note and a $804,000 promissory note, bearing interest at the rate of 7.5% per annum, payable monthly, and maturing upon the sales of the Lanham, Maryland and Atlanta, Georgia properties, respectively.

     In May 1996, Pulsar entered into a line of credit with Wilmington Trust Corp. which was personally guaranteed by William W. Davis, Sr., and Lillian Davis. Under the line of credit, Pulsar could borrow up to the lesser of its accounts receivable or $22 million secured by a pledge of eligible accounts receivable, inventory, machinery and equipment. Interest on the outstanding line of credit accrues at a variable rate of interest. In October 1997, the line of credit was converted to a term loan of $5.20 million which is guaranteed by William W. Davis, Sr., Lillian Davis, Palmer III Limited Partnership and Davis Holding, Inc., and is secured by an indemnity mortgage and security deed from Palmer III Limited Partnership on its Lanham, Maryland property and a security deed from Davis Holding, Inc. on its Atlanta, Georgia property.

     We had an unsecured revolving line of credit up to $1 million from Kris Shah which accrued interest at an annual rate of 8%. All unpaid principal and interest under this line was repaid during 1996. During the year ended December 31, 1996, $30,000 of the interest under this line was paid to Mr. Shah. The line of credit expired on January 31, 1997 and was not renewed.

     In June 1996, we entered into a one-year loan and security agreement with Fidelity Funding, Inc., ("Fidelity"), which was personally guaranteed by Kris Shah. Under the agreement, Fidelity extended a variable rate credit line of up to $5.95 million, of which $1.0 million was collateralized by fixed assets, $2.2 million was collateralized by real estate, $2.5 million was collateralized by accounts receivable and inventory and $250,000 in the form of a standby line of credit. In September 1997, we sold the building securing the $2.2 million real estate line and repaid such line. In March 1998, the $2.5 million revolving credit facility was extended to February 2000. As of September 30, 1998, $481,000 is outstanding under this facility. We intend to repay the outstanding indebtedness under this credit facility out of the proceeds from this offering, at which time Mr. Shah's guarantee will be released.

     In December 1996, we entered into a line of credit at a fixed annual rate of interest of 6.6% with the Bank of Yorba Linda for up to $1.04 million, which was personally guaranteed by Kris Shah and his wife Geraldine Shah and secured by a pledge of their personal assets. This line was repaid in June 1997.

     In January 1997, we formed KRDS, Inc. as a wholly owned subsidiary in connection with the acquisition of certain real estate. Following the acquisition KRDS leased to us a portion of the property to use in our former Intercon division at market. In December 1997, we made a capital contribution in the amount of $8.5 million to KRDS, Inc. and a cash distribution of the bulk of the remaining proceeds of the sale of the Intercon division to our stockholders. Subsequently, we distributed the capital stock of KRDS (discussed below) to our stockholders. As a result of the KRDS distribution, we removed the property and the corresponding mortgage and other liabilities from our consolidated balance sheet. Following the distribution, we borrowed $2.9 million from KRDS which was evidenced by an unsecured promissory note. In February 1998, we borrowed an additional $600,000 from KRDS which borrowing was evidenced by an unsecured promissory note. Each of these notes bore interest at an annual rate of 10% and were paid in full in September 1998 with the proceeds of our loan from BYL Bank Group.

     In October 1997, Pulsar entered into an Inventory and Working Capital Financing Agreement with IBM Global Finance Corporation ("IGFC") which provides that Pulsar can finance purchases of products through IGFC. As amended on February 2, 1999, the agreement provides for a credit line up to the lesser of $8 million, a specified percentage of Pulsar's eligible accounts receivable or a specified percentage of Pulsar's on-hand inventory. The credit line is secured by substantially all Pulsar's assets and certain personal assets of Mr. Davis and is personally guaranteed by William W. Davis, Sr. and Lillian Davis. We intend to repay a portion of the indebtedness outstanding under this financing agreement using proceeds from this offering, at which time Mr. Davis' guarantee and the assets pledged by Mr. Davis will be released.

     During the year ended December 31, 1997 we made distributions to our stockholders of (a) $9.5 million in cash, (b) the rights to the contingent payment relating to the sale of our Intercon division, (c) the rights to a gross-up payment for expected tax liability resulting from the gain on the sale of our Intercon division and (d) the capital stock of KRDS following a contribution of $8.5 million to KRDS.

     In September 1998, we executed two promissory notes aggregating $5.2 million in favor of BYL Bank Group at a fixed rate of interest of 6.6%. Both notes were personally guaranteed by Kris Shah and secured by a pledge of personal assets of Mr. Shah. We intend to use a portion of the proceeds of this offering to repay the indebtedness under this loan, at which time Mr. Shah's guarantee and the assets pledged by Mr. Shah will be released.

     Mr. Davis loaned to Pulsar $120,000 on November 23, 1998 and $222,000 on January 5, 1999. Such loans bear interest at the rate of 6% per annum beginning April 1, 1999, and will be repaid prior to the date of this Prospectus.

                           DESCRIPTION OF SECURITIES

     Upon the closing of the offering, our authorized capital stock will consist of 25,000,000 shares of common stock, $0.01 par value per share and 5,000,000
shares of preferred stock, $0.01 par value per share.   As of the date of this
Prospectus, there are 3,870,693 shares of our common stock held of record by five stockholders, and, after giving effect to the Acquisition, there will be 6,040,631 shares of our common stock outstanding held of record by seven stockholders.

     The following summary of certain provisions of the common stock, the Certificate of Incorporation, and the By-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Certificate of Incorporation and the By-laws included as exhibits to the registration statement of which this Prospectus is a part.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available to pay such individuals. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities. Holders of common stock have no preemptive, subscription or redemption rights. The outstanding shares of common stock are, and the shares we are offering in this offering will be when issued and paid for, fully paid and non-assessable. Certain holders of common stock have the right to require us to effect the registration of their shares of common stock in certain circumstances.

PREFERRED STOCK

     Pursuant to the Certificate of Incorporation the board of directors is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.01 per share. The board may issue such stock in one or more series and may fix the rights, voting process and preferences of such stock. As of the date of this Prospectus, no shares of preferred stock have been issued.

REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement dated February 8, 1999 with our stockholders, we have granted our stockholders piggyback registration rights in the event of an underwritten offering following this offering. All of such stockholders have agreed not to exercise such rights for two years following the closing of this offering, without the prior written consent of the Representative.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Pursuant to Delaware General Corporation Law the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend our certificate of incorporation or by-laws.

     The Certificate of Incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty, or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our securities. Upon completion of the offering, (assuming no exercise of the Representative's over-allotment option or outstanding options) there will be 9,040,631 shares of our common stock outstanding. Of these shares, the 3,000,000 shares sold in the offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

     The remaining 6,040,631 shares of common stock are deemed "restricted securities" under Rule 144 and are subject to a lock-up agreement with the Representative. All of our officers, directors and securityholders have agreed not to sell, offer for sale, transfer, pledge or otherwise dispose of any of their shares of our common stock, or securities convertible, exchangeable or exercisable for shares of our common stock, for a period of 24 months from the date of this Prospectus, provided that, after the first six months of such period, this restriction can be waived by BlueStone, in its sole discretion, and provided further that, after the first 12 months of such period, sales may be made, without BlueStone's consent, as long as the number of shares (or share equivalents) sold by any of such holders does not exceed, during any 90-day period, the greater of (i) 1% of the then outstanding shares of our common stock and (ii) the average weekly trading volume of our common stock during the four calendar weeks preceding the holder's sale. Subject to the lock-up agreement, 3,870,693 shares of common stock will be available for sale in the public market commencing six months following the date of this Prospectus, and an additional 2,169,938 shares of common stock will be available for sale in the public market commencing twelve months following the date of this Prospectus, in each case subject to the provisions of Rule 144 under the Securities Act ("Rule 144").
See "Underwriting."

     In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from us, or (if applicable) the date they were acquired from an Affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of common stock (approximately 90,400 shares immediately after the offering) or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from us, or (if applicable) the date they were acquired from our Affiliate, a stockholder who is not our Affiliate at the time of sale and has not been our Affiliate for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

     Subject to the restrictions under the applicable lock-up agreement, securities issued in reliance on Rule 701 (such as shares of common stock acquired pursuant to the exercise of certain options granted under our stock plans) are also restricted securities and, beginning 90 days after the effective date of the registration statement of which this Prospectus is a part, may be sold by stockholders other than our Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

     Prior to the offering, there has been no public market for the common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock, or the availability of shares for sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the common stock in the public market could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                 UNDERWRITING

     BlueStone Capital Partners, L.P. ("BlueStone" and/or the "Representative") is acting as representative of the several underwriters named below. The underwriters have agreed, severally and not jointly, subject to the terms and conditions contained in the underwriting agreement relating to this offering, to purchase the 3,000,000 shares of common stock offered by our company. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:

Underwriter                             Number of Shares
-----------                             ----------------
BlueStone Capital Partners, L.P.


                                           ---------
          Total                            3,000,000
                                           =========


     The underwriters are committed on a "firm commitment" basis to purchase and pay for all of the shares of common stock offered hereby (other than shares offered pursuant to the over-allotment option) if any shares are purchased.

     The underwriting agreement provides that the obligations of the underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all of the shares of common stock (other than the shares offered pursuant to the over-allotment option) if any are purchased.

     The Representative has advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this Prospectus. The underwriters may allow to certain dealers who are members of the National Association of Securities Dealers, Inc.
(the "NASD") concessions, not in excess of $ .   per share, of which not in
excess of $ .     per share may be reallowed to other dealers who are members of the NASD.

     We have granted to the Representative an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 450,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The Representative may exercise this option only to cover over-allotments, if any, made in connection with the sale of the shares of common stock offered hereby. If the Representative exercises the over-allotment in full, the total price to
public would be $            , the total underwriting discounts and commissions
would be $                 and the total proceeds (before payment of the
expenses of this offering) to our company would be $                 .  We
estimate the expenses of this offering, including those payable to or on behalf of the Representative and/or the underwriters described below, to be $2.2 million, or $2.3 million if the Representative's over-allotment option is completely exercised.

     We have agreed to reimburse the Representative for its accountable out-of-pocket expenses incurred in connection with this offering, up to a maximum amount equal to 1-1/2% of the gross proceeds derived from the sale of the shares offered hereby, including shares sold, if any, as a result of the Representative's exercise of all or part of its over-allotment option. We have also agreed to pay all expenses in connection with qualifying the shares offered under the laws of such states as the Representative may designate, including expenses of counsel retained for such purpose by the Representative.

     At the closing of this offering, we will sell to the Representative and its designees, for an aggregate of $300, the Representative's warrants to purchase up to 300,000 shares of our common stock. The Representative's warrants will be exercisable at any time, in whole or in part, during the four-year period commencing one year from the date of this prospectus, at an exercise price of $ per share (165% of the public offering price per share). The Representative's warrants are assignable or transferable only to the officers and partners of the Representative or the underwriters or members of the selling group during the one- year period following the date of this prospectus. During the exercise period, the holders of the Representative's warrants will have the opportunity to profit from a rise in the market price of the common stock, which will dilute the interests of our stockholders. We expect that the Representative's warrants will be exercised when we would, in all likelihood, be able to obtain any capital we need on terms more favorable than those provided by the Representative's warrants. Any profit realized by the Representative on the sale of the Representative's warrants or the underlying shares of common stock may be deemed additional underwriting compensation. The Representative's warrants contain a cashless exercise provision. We have agreed that, upon the request of the holders of a majority of the Representative's warrants, we will (at our own expense), on one occasion during the exercise period, register the Representative's warrants and the shares of common stock underlying the Representative's warrants under the Securities Act. We have also agreed to include the Representative's warrants and all such underlying shares of common stock in any appropriate registration statement which is filed by us under the Securities Act during the seven years following the date of this prospectus.

     In connection with the acquisition of Pulsar, BlueStone has served as our financial advisor and will receive a fee of $500,000 for such services upon closing of this offering.

     All of our officers, directors and securityholders have agreed not to sell, offer for sale, transfer, pledge or otherwise dispose of any of their shares of our common stock, or securities convertible, exchangeable or exercisable for shares of our common stock, for a period of 24 months from the date of this Prospectus, provided that, after the first six months of such period, this restriction can be waived by BlueStone, in its sole discretion, and provided further that, after the first 12 months of such period, sales may be made, without BlueStone's consent, as long as the number of shares (or share equivalents) sold by any of such holders does not exceed, during any 90-day period, the greater of (i) 1% of the then outstanding shares of our common stock and (ii) the average weekly trading volume of our common stock during the four calendar weeks preceding the holder's sale.

     The Representative has informed us that it does not expect sales of the securities offered to discretionary accounts to exceed 3% of the shares offered hereby.

     We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act.

     Prior to this offering there has been no public market for our common stock. Accordingly, the initial public offering price of the common stock will be determined by negotiation between us and the Representative and may not necessarily be related to our asset value, net worth or other established criteria of value. Factors to be considered in determining such price include our financial condition and prospects, an assessment of our management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of our company and the general condition of the securities market.

     In connection with this offering, the underwriters may engage in passive market making transactions in the shares on Nasdaq in accordance with Rule 103 of Regulation M promulgated under the Securities Act.

     In connection with this offering, the underwriters may purchase and sell the common stock in the open market. These transactions may include over-allotment and stabilizing transactions. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock. The underwriters may also place bids or purchase shares to reduce a short position created in connection with the offering. Short positions are created by persons who sell shares which they do not own in anticipation of purchasing shares at a lower price in the market to deliver in connection with the earlier sale. Short positions tend to place downward pressure on the market price of a stock. In addition, the Representative and/or the underwriters may impose a penalty bid by reclaiming the selling concession to be paid to an underwriter or selected dealer when the securities sold by the underwriter or selected dealer are purchased to reduce a short position created in connection with this offering. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on Nasdaq, the over-the-counter market or otherwise.

     Tony Giraudo, a director nominee of our company, is a limited partner of BlueStone.

     BlueStone was organized and registered as a broker-dealer with the Securities and Exchange Commission and the NASD in March 1996. Although, since its organization, BlueStone has been extensively engaged in the investment banking business and its principals have had significant prior experience in the underwriting of securities in their capacities with other broker-dealers, this offering constitutes one of the first public offerings for which BlueStone has acted as lead manager.

                                 LEGAL MATTERS

     The validity of the shares of our common stock offered by this Prospectus will be passed upon for us by Arent Fox Kintner Plotkin & Kahn, PLLC, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Tenzer Greenblatt LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Litronic Industries, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements and schedules of Pulsar Data Systems, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of Keller Bruner & Company, L.L.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of Keller Bruner & Company, L.L.C. covering the December 31, 1997, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                            ADDITIONAL INFORMATION

     We intend to furnish to our stockholders annual reports containing audited consolidated financial statements examined by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing interim unaudited consolidated financial information.

     We have filed with the Securities and Exchange Commission a registration statement (including this Prospectus and certain exhibits) on Form S-1 under the Securities Act for the common stock offered by this Prospectus. This Prospectus does not contain all of the information contained in the registration statement. References in this Prospectus to any contract, agreement or other document are not necessarily complete. For a more complete description of any such contract, agreement or other document, you should refer to the registration statement and the exhibits attached to the registration statement, which may be obtained for a fee from the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Also, we have filed electronic versions of this registration statement (including its exhibits and this Prospectus) with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Securities and Exchange Commission maintains a worldwide web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                         LITRONIC INC. AND SUBSIDIARY

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report                                          F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997
and September 30,1998 (unaudited) and September 30, 1998 Pro
Forma (unaudited)                                                     F-3

Consolidated Statements of Operations for the years ended
December 31, 1995, 1996 and 1997 and the nine months ended
September 30, 1997 and 1998 (unaudited)                               F-4

Consolidated Statements of Shareholders' Deficiency for
the years ended December 31, 1995, 1996 and 1997 and the
nine months ended September 30, 1998 (unaudited)                      F-6

Consolidated Statements of Cash Flows for the years ended
December 31, 1995, 1996 and 1997 and the nine months ended
September 30, 1997 and 1998 (unaudited)                               F-7

Notes to Consolidated Financial Statements                            F-10

                         INDEPENDENT AUDITORS' REPORT


(WHEN THE REORGANIZATION AS DESCRIBED IN NOTE 1 OF THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING OPINION.)


                                                KPMG LLP


The Board of Directors
Litronic Inc.:


We have audited the accompanying consolidated financial statements of Litronic Inc. and subsidiary as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31,1997 as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Litronic Inc. and subsidiary as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



Orange County, California
March 20, 1998 except as to the
  first paragraph of note 5 which
  is as of March 31, 1998

                                 LITRONIC INC.
                                AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          DECEMBER 31               SEPTEMBER 30
                                                     --------------------    ----------------------
                                                                                           1998
                                                       1996        1997        1998      PRO FORMA
                                                     ---------   --------    ---------   ----------
ASSETS (NOTE 5)                                                             (unaudited)  (unaudited)
                                                                                          (Note 1)
Cash and cash equivalents                               $  862        490        1,177        1,177
Accounts receivable (note 8)                             2,044        996        1,171        1,171
Inventories (note 3)                                     1,120        405          509          509
Other current assets                                       149        136          147          147
                                                     ---------   --------    ---------    ---------
   Total current assets                                  4,175      2,027        3,004        3,004
                                                     ---------   --------    ---------    ---------
Property and equipment, net (note 4)                     3,234        320          244          244
                                                     ---------   --------    ---------    ---------
                                                        $7,409      2,347        3,248        3,248
                                                     ==========  =========   =========    =========
LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current installments of long-term debt (note 5)         $  545         --          481          481
Accounts payable                                           833        415          608          608
Accrued liabilities (notes 6 and 7)                      1,135      1,227          628          628
                                                     ----------  ---------   ---------   ----------
   Total current liabilities                             2,513      1,642        1,717        1,717
Long-term debt, less current installments  (note 5)      4,749        606        5,200        5,200
Notes payable to related parties (note 7)                  248      2,900           --           --
                                                     ----------  ---------   ---------  -----------
     Total liabilities                                   7,510      5,148        6,917        6,917

Shareholders' deficiency (note 5):
   Preferred stock, no par value.
       Authorized 5,000,000 shares; no shares
       issued or outstanding                                --         --           --           --
   Common stock, $0.01 par value.
       Authorized 20,000,000 shares;
       issued and outstanding 3,870,693
       shares                                               39         39           39           39
     Additional paid-in capital                             --         --           --       (3,708)
     Accumulated deficit                                  (140)    (2,840)      (3,708)          --
                                                     ----------  ---------   ----------   ----------
Net shareholders' deficiency                              (101)    (2,801)      (3,669)      (3,669)
Commitments and contingencies (notes 2,8
     and 9)
Subsequent events (notes 5 and 11)
                                                     ----------  ---------   ----------   ----------
                                                        $7,409      2,347        3,248        3,248
                                                     ==========  =========   ==========   ==========

                    See accompanying notes to consolidated financial statements.

                                 LITRONIC INC.
                                AND SUBSIDIARY
                     Consolidated Statements of Operations
                (in thousands except share and per share data)


                                                                                        NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                        ------------------------------------------  -----------------------------
                                            1995           1996           1997          1997            1998
                                        ------------   -------------   -----------  --------------   ------------
                                                                                               (UNAUDITED)
Net product revenue (note 8)                  $1,525           7,855         8,627           7,177          3,886
License and service revenue (note 8)           1,181           1,541         1,539           1,416            925
                                              ------          ------        ------          ------         ------
   Total revenue                               2,706           9,396        10,166           8,593          4,811
                                              ------          ------        ------          ------         ------
Product cost of revenue                          793           4,098         3,211           2,607          2,051
License and service cost of revenue              465             581           643             424            583
                                              ------          ------        ------          ------         ------
   Total cost of revenue                       1,258           4,679         3,854           3,031          2,634
                                              ------          ------        ------          ------         ------
   Gross margin                                1,448           4,717         6,312           5,562          2,177
Selling, general and
   administrative expenses                       977           2,052         3,487           1,865          2,046
Research and development
   expenses                                      341             725         1,172             926            738
                                              ------          ------        ------          ------         ------
   Operating income (loss)                       130           1,940         1,653           2,771           (607)
Interest expense, net (notes 5
   and 7)                                         38              19            42               5            322
                                              ------          ------        ------          ------         ------
Earnings (loss) from continuing
   operations before income taxes                 92           1,921         1,611           2,766           (929)
Provision for (benefit from)
   income taxes                                    1              29            22              42            (61)
                                              ------          ------        ------         -------         ------
Earnings (loss) from continuing
   operations                                     91           1,892         1,589           2,724           (868)
Discontinued operations (note 2):
   Income (loss) from
   discontinued operations, net of
   applicable income tax benefit
   of $0 in 1995, $13 in 1996
   and $23 in 1997                               119            (986)       (1,278)             69             --
Gain on disposal of discontinued
 operations, net of income tax
 expense of $241                                  --              --        15,023              --             --
                                              ------          ------        ------          ------         ------
Net earnings (loss)                           $  210             906        15,334           2,793           (868)
                                              ======          ======        ======          ======         ======

                                  (continued)

                                 LITRONIC INC.
                                AND SUBSIDIARY
               Consolidated Statements of Operations (continued)
                (in thousands except share and per share data)

Pro forma net earnings (loss) (unaudited):
   Historical earnings (loss) from
     continuing operations before
      income taxes                            $       92        1,921       1,611       2,766        (929)

   Pro forma provision for (benefit
     from) income taxes                              (90)         672         547         939        (401)
                                              ----------   ----------  ----------  ----------  ----------
   Pro forma earnings (loss) from
     continuing operations                           182        1,249       1,064       1,827        (528)
   Discontinued operations, net of
     applicable pro forma income tax
     effect                                           71         (599)      8,377          41          --
                                              ----------   ----------  ----------  ----------  ----------
   Pro forma net earnings (loss)              $      253          650       9,441       1,868        (528)
                                              ==========   ==========  ==========  ==========  ==========

   Pro forma earnings (loss) from
     continuing operations per share -
     basic and diluted                        $     0.05         0.32        0.28        0.47       (0.14)
   Discontinued operations, net of
     applicable pro forma income tax
     effect, per share - basic and diluted          0.02        (0.15)       2.16        0.01          --
                                              ----------   ----------  ----------  ----------  ----------

 Pro forma net earnings (loss) per share -
       basic and diluted                      $     0.07         0.17        2.44        0.48       (0.14)
                                              ==========   ==========  ==========  ==========  ==========
 Pro forma common shares outstanding           3,870,693    3,870,693   3,870,693   3,870,693   3,870,693
                                             ===========   ==========  ==========  ==========  ==========

See accompanying notes to consolidated financial statements.

                                 LITRONIC INC.
                                AND SUBSIDIARY

              Consolidated Statements of Shareholders' Deficiency

                                (in thousands)


                                                          COMMON STOCK
                                                  -----------------------------                         NET
                                                                                      ACCUMULATED   SHAREHOLDERS'
                                                     SHARES          AMOUNT             DEFICIT      DEFICIENCY
                                                  ------------   --------------     -------------  ---------------
Balance, December 31, 1994                               3,871           $   39            (1,256)          (1,217)
Net earnings                                                --               --               210              210
                                                  ------------   --------------     -------------  ---------------
Balance, December 31, 1995                               3,871               39            (1,046)          (1,007)
Net earnings                                                --               --               906              906
                                                  ------------   --------------     -------------  ---------------
Balance, December 31, 1996                               3,871               39              (140)            (101)
Net earnings                                                --               --            15,334           15,334
Cash dividends to shareholders (note 7)                     --               --            (9,534)          (9,534)
Cash contribution to former affiliate (note 7)              --               --            (8,500)          (8,500)
                                                  ------------   --------------     -------------  ---------------
Balance, December 31, 1997                               3,871               39            (2,840)          (2,801)
Net loss (unaudited)                                        --               --              (868)            (868)
                                                  ------------   --------------     -------------  ---------------
Balance, September 30, 1998 (unaudited)                  3,871           $   39            (3,708)          (3,669)
                                                  ============   ==============     =============  ===============

See accompanying notes to consolidated financial statements.

                                 LITRONIC INC.
                                AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                                (in thousands)

                                                                                     NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                 --------------------------------  ---------------------
                                                    1995        1996       1997       1997        1998
                                                 ----------  ---------  ---------  ---------  ----------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
   Earnings (loss) from continuing
   operations                                        $   91      1,892      1,589      2,724        (868)
Adjustments to reconcile earnings
    (loss) from continuing
    operations to net cash provided by
    (used in) operating activities:
       Depreciation and amortization                     19         61        129         90         153
       Changes in assets and
       liabilities:
          Accounts receivable                          (391)      (896)     1,048     (1,379)       (175)
          Inventories                                    73       (586)       715         93        (104)
          Other current assets                           22       (126)        13       (313)        (11)
          Accounts payable                              482       (305)      (418)      (121)        193
          Accrued liabilities                           311        574         92        373        (599)
                                                 ----------  ---------  ---------  ---------  ----------
Net cash provided by (used in) operating
 activities                                             607        614      3,168      1,467      (1,411)
                                                 ----------  ---------  ---------  ---------  ----------
Cash flows from investing activities -
 purchases of property and equipment                   (109)      (172)      (230)      (173)        (77)
                                                 ----------  ---------  ---------  ---------  ----------
Cash flows from financing activities:
   Proceeds from revolving note
     payable to bank                                     --     11,049     18,649     12,799       4,205
   Proceeds from related party
     revolving line of credit                         1,050        190         --         --          --
   Proceeds from related party note
     payable                                             --         --      2,900         --         600
   Proceeds from long-term debt                          --      4,645      3,038      3,038       5,200
   Principal payments on revolving notes
     payable to bank                                     --    (11,122)   (18,445)   (13,201)         --

                                 LITRONIC INC.
                                AND SUBSIDIARY

               Consolidated Statements of Cash Flows, continued

                                (in thousands)

                                                                                          NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                 ------------------------------------  -----------------------
                                                    1995         1996         1997        1997        1998
                                                 ----------   ----------   ----------  ----------   ----------
                                                                                              (UNAUDITED)
 Repayment of related party revolving
       line of credit                                 $(296)        (944)          --          --           --
 Repayment of related party note
       payable                                           --           --         (248)         --       (3,500)
 Principal payments on long-term debt                  (445)      (3,061)      (5,224)       (403)      (4,330)
 Cash dividends to shareholders                          --           --       (9,534)         --           --
 Cash contribution to former affiliate                   --           --       (8,500)         --           --
                                                 ----------   ----------   ----------  ----------   ----------
Net cash provided by (used in) financing
 activities                                             309          757      (17,364)      2,233        2,175
                                                 ----------   ----------   ----------  ----------   ----------
Net cash provided by (used in)
   continuing operations                                807        1,199      (14,426)      3,527          687
Net cash provided by (used in)
   discontinued operations                             (718)        (432)      14,054      (3,591)         ---
                                                 ----------   ----------   ----------  ----------   ----------
Net increase (decrease) in cash                          89          767         (372)        (64)         687
                                                 ----------   ----------   ----------  ----------   ----------
Cash and cash equivalents at beginning
   of year                                                6           95          862         862          490
                                                 ----------   ----------   ----------  ----------   ----------
Cash and cash equivalents at end of year              $  95          862          490         798        1,177
                                                 ==========   ==========   ==========  ==========   ==========
Supplemental disclosures of cash
   flow information:
   Cash paid during the year for:
       Interest                                       $ 420          589          119         600          323
       Income taxes                                       1            1          204          --           --
                                                 ==========   ==========   ==========  ==========   ==========

                               (Continued)

                                 LITRONIC INC.
                                AND SUBSIDIARY

               Consolidated Statements of Cash Flows, continued

                                (in thousands)


                                                                            NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                             -----------------------------  ---------------------
                                               1995       1996     1997       1997       1998
                                             --------   --------  --------  ---------- ----------
                                                                                  (UNAUDITED)
Supplemental disclosure of noncash
 investing and financing activities:
      Liabilities transferred in
      connection with sale of Intercon
      division (note 2)                         $  --         --      (366)         --         --
      Mortgage transferred in
      connection with distribution of
      KRDS, Inc. (note 7)                          --         --    (3,038)         --         --
      Property and equipment acquired
      under capital leases                        337         --        --          --         --
                                             ========   ========  ========  ========== ==========

See accompanying notes to consolidated financial statements.

                                 LITRONIC INC.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                          December 31, 1997 and 1996

                                (in thousands)



(1)  GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL

     Litronic Inc. (through a reorganization with Litronic Industries, Inc., as described further below) (the Company) designs and produces high grade information security solutions. In addition, the Company also provides engineering and other services to various government agencies on a time and material basis. Through its Intercon division (Intercon), which was discontinued during 1997 (see note 2), Litronic Industries, Inc. provided state-of-the-art electronic interconnect products for both government and commercial entities.

     In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments (which are normal recurring accruals) necessary to present fairly the financial position as of September 30, 1998, and the consolidated statements of operations, shareholders' deficiency and cash flows for the nine months ended September 30, 1997 and 1998. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.

     PROPOSED PUBLIC OFFERING AND REORGANIZATION

     During 1998, Litronic Industries, Inc. engaged attorneys and investment bankers to assist in the effectuation of an initial public offering of common stock of Litronic Inc., a newly formed corporation with no operations (the "Offering"). Litronic Industries, Inc. has also initiated certain events (the "Reorganization") in connection with the Offering which will result in it becoming a wholly-owned subsidiary of Litronic Inc. as of the effective date of the Offering. The Reorganization will be accomplished through a stock-for-stock exchange between Litronic Inc. and Litronic Industries, Inc.

     All of the outstanding shares of Litronic Industries, Inc. will be exchanged for 3,870,693 shares of the Company's common stock. Consequently, upon the effective date of the Offering and the related Reorganization, the consolidated group will include the operations of Litronic Inc. and its wholly-owned subsidiary, Litronic Industries, Inc.

     BASIS OF FINANCIAL STATEMENT PRESENTATION

     The consolidated financial statements and related notes presented herein have been retroactively adjusted to reflect the Reorganization. The capital structure presented in these financial statements is that of Litronic Inc., but all other information presented relates to the historical and pro forma operations of Litronic Industries, Inc., as Litronic Inc. had no operations during the periods presented and will have no operations until the consummation of the Reorganization. All references herein to "the Company" refer to Litronic Inc. as consolidated with Litronic Industries, Inc.

     PRO FORMA PRESENTATION

     Concurrently with the Reorganization, Litronic Industries, Inc. will terminate its Subchapter S corporation status and will become subject to federal and state income taxes. The accompanying pro forma consolidated financial statements of operations include a pro forma presentation to reflect a provision for income taxes in accordance with Statement of Financial Accounting Standards No. (Statement) 109, "Accounting for Income Taxes." Statement

                                 LITRONIC INC.
                                AND SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)

     109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized. The Company has not recorded any deferred tax assets in the accompanying unaudited consolidated pro forma balance sheet as management believes it is not more likely than not that the Company will realize the benefit of such deferred tax assets.

     Unaudited pro forma earnings (loss) for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 reflect a provision for (benefit from) income taxes as if the Company had been subject to federal and state income taxes at an estimated effective tax rate of approximately 40%. The difference between the federal statutory rate of 34% and the estimated effective tax rate is due to state income taxes and nondeductible expenses.

     PRO FORMA EARNINGS (LOSS) PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement 128, Earnings Per Share. Statement 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. Such shares are not included when there is a loss as the effect would be anti-dilutive.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Litronic Inc., its wholly-owned subsidiary Litronic Industries, Inc. and, in 1997, Litronic Industries, Inc.'s wholly owned subsidiary, KRDS, Inc., which was formed as a corporation on January 30, 1997. All significant intercompany balances and transactions have been eliminated in consolidation. On December 31, 1997, the Company distributed KRDS, Inc. to the Company's primary shareholders (note 7).

     REVENUE RECOGNITION

     Revenue from product sales, including embedded software, is recognized upon shipment unless contract terms call for a later date, net of an allowance to cover estimated warranty costs. The costs of providing postcontract customer support are not significant. Revenue under service and development contracts is recorded as services are rendered. Reimbursements under consortium agreements were recorded as revenue as they became payable to the Company upon completion of related milestones.

     INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation of property and equipment is computed on a straight-line basis over the estimated useful lives of 2 to 7 years, except building and improvements, which were depreciated over estimated useful lives of up to 18 years (see note 2). Equipment held under capital leases was amortized over the lesser of the lease term or the estimated useful life of the related asset (see note 2).

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is

                                 LITRONIC INC.
                                AND SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)

     measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     ACCOUNTING FOR STOCK OPTIONS

     The Company applies the provisions of Statement 123, "Accounting for Stock-Based Compensation," which requires entities to recognize as expense over the vesting period the fair value as of the date of grant of all stock based awards. Alternatively, Statement 123 allows entities to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and to provide pro forma net income and pro forma net income per share disclosures for employee stock option grants made in 1996 and future years as if the fair-value-based method defined in Statement 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25, under which compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price, and provide the pro forma disclosure provisions of Statement 123 in its annual financial statements (see note 10).

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company applies the provisions of Statement 107, "Disclosures about Fair Value of Financial Instruments." Statement 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. Statement 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 1996 and 1997, and September 30, 1998 (unaudited), management believes the fair value of all financial instruments approximated carrying value.

     INCOME TAXES

     The Company has elected to be taxed as an S Corporation under the provisions of Section 1362 of the Internal Revenue Code and uses the accrual basis of reporting for income tax purposes. Accordingly, the Company has not provided for Federal income taxes since the liability is that of the shareholders. The Company is subject to state income taxes on earnings before taxes. The provision (benefit) for state income taxes was $1 for continuing operations and $0 for discontinued operations for the year ended December 31, 1995. The provision (benefit) for state income taxes was $29 for continuing operations and $(13) for discontinued operations for the year ended December 31, 1996. The provision (benefit) for state income taxes was $22 for continuing operations, $(23) for discontinued operations, and $241 for the gain on disposal of discontinued operations for the year ended December 31, 1997. The provision (benefit) for state income taxes was $42 and $(61) for continuing operations for the nine months ended September 30, 1997 and 1998, respectively (unaudited).

     ESTIMATES

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods. Actual results could differ from those estimates.

     NEW ACCOUNTING STANDARDS

     In October 1997, the American Institute of Certified Public Accountants (AICPA) released Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2). Among other things, SOP 97-2 eliminates the distinction between significant and insignificant vendor obligations promulgated by SOP 91-1 and requires each element of a software arrangement to meet certain criteria in order to recognize revenue allocated to that element. Additionally, SOP 97-2 requires that total fees under an arrangement be allocated to each element in the arrangement based upon vendor specific objective evidence, as defined. SOP 97-2 is effective for software transactions entered into by the Company in fiscal 1998 and subsequent periods.

                                 LITRONIC INC.
                                AND SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)

     In December 1998, the AICPA issued Statement of Position (SOP) 98-9. SOP 98-9 amends certain paragraphs of SOP 97-2 to require recognition of revenue using the "residual method" under certain circumstances. The "residual method" established by SOP 98-9 is effective for fiscal years beginning after March 15, 1999.

     The Company believes the adoption of SOP 97-2 and SOP 98-9 will not have a significant impact on its financial position or results of operations.

(2)  DISCONTINUED OPERATIONS

     The Company sold its Intercon division on September 30, 1997 for cash. The gain on sale was $15,023, net of tax expense of $241. The results of the Intercon division have been classified as discontinued operations in the accompanying consolidated financial statements. For the years ended December 31, 1995 and 1996, Intercon revenues were $5,853 and $8,175, respectively. Intercon's 1997 revenues through the sale date were $7,653.

     In addition to the cash proceeds received upon the close of the transaction, the agreement provided for the right to receive a contingent purchase price as well as a "gross-up" payment based upon the approximate expected tax benefit related to the assets transferred. Effective November 30, 1997, this right was distributed to the Company's shareholders.

     On December 31, 1997, the Company spun-off its subsidiary, KRDS, Inc., to the Company's shareholders. The results of KRDS, Inc. have been classified as discontinued operations in the accompanying consolidated financial statements. For the year ended December 31, 1997, KRDS, Inc. revenues were $380.

(3)  INVENTORIES

     A summary of inventories follows:

                              DECEMBER 31,           SEPTEMBER 30,
                       ---------------------------
                            1996         1997            1998
                       -------------  ------------  ---------------
                                                      (unaudited)
     Raw materials      $    520          230             253
     Work-in-process         235           45              21
     Finished goods          365          130             235
                       -------------  ------------  ---------------

                        $  1,120          405             509
                       =============  ============  ===============

                                 LITRONIC INC.
                                AND SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)

(4)  PROPERTY AND EQUIPMENT

     A summary of property and equipment follows:

                                          DECEMBER 31,        SEPTEMBER 30,
                                    -----------------------
                                      1996          1997          1998
                                    ----------    ---------   -------------
                                                               (unaudited)

     Land                           $    546          --           --
     Building and improvements         3,063          --           --
     Machinery and equipment           3,703          68           68
     Furniture and fixtures              529         458          536
     Equipment held under capital
      lease obligations                  510          --           --
                                    ----------    ---------   -------------
                                       8,351         526          604
     Less accumulated depreciation
      and amortization                 5,117         206          360
                                    ----------    ---------   -------------

                                    $  3,234         320          244
                                    ==========    =========   =============


     Included in accumulated depreciation and amortization is $288 of amortization related to equipment held under capital lease obligations as of December 31, 1996.

                                 LITRONIC INC.
                                AND SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)

(5)  LONG-TERM DEBT

     A summary of long-term debt follows:

                                                                                  DECEMBER 31,              SEPTEMBER 30,
                                                                           -------------------------
                                                                               1996          1997               1998
                                                                           -----------------------------------------------
                                                                                                            (unaudited)
Note payable to bank secured by substantially all assets of the
 Company, personal assets of, and a guarantee by, the
 Company's president and majority shareholder, bearing
 interest at 6.6% payable monthly, maturing February 28,
 2000                                                                       $    --            --               3,800

Note payable to bank secured by substantially all assets of the
 Company, personal assets of, and a guarantee by, the
 Company's president and majority shareholder, bearing
 interest at 6.6% payable monthly, maturing February 28,
 2000                                                                            --            --               1,400

Revolving note payable to bank (the Revolver) and standby
 facility of up to $2,750, bearing interest at prime plus 2%
 (10.5% at December 31, 1997) for the Revolver and prime
 plus 3% (11.5% at December 31, 1997) for the standby
 facility; payable in monthly interest-only payments for the
 Revolver and variable monthly principal and interest
 payments for the standby facility through maturity on
 February 28, 2000; secured by substantially all assets of the
 Company and by personal assets of, and a guarantee by, the
 Company's president and majority shareholder; renewable at
 the bank's option for additional one-year periods                              402           606                 481

Note payable to bank secured by certain personal assets of the
 Company's president and majority shareholder, bearing
 interest at 6.6%; paid in full during 1997                                   1,037            --                  --

Mortgage note payable secured by deed of trust on land and
 building, bearing interest at prime plus 3.5%; paid in full
 during 1997                                                                  2,190            --                  --

Term note payable to bank secured by specific equipment of the
 Company, bearing interest at prime plus 3%; paid in full
 during 1997                                                                    422            --                  --

Note payable secured by specific equipment of the Company and a guarantee by the Company's president and majority
 shareholder, bearing interest at 9.76%; paid in full during
 1997                                                                           564            --                  --

Note payable secured by specific equipment of the Company;
 paid in full during 1997                                                       313            --                  --

                                 LITRONIC INC.
                                AND SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)

Capital lease obligations; transferred in connection with sale of
 Intercon division (see note 2)                                                 366            --                  --
                                                                            -------        ------             -------
                                                                              5,294           606               5,681
Less current installments                                                       545            --                 481
                                                                            -------        ------             -------
                                                                            $ 4,749           606               5,200
                                                                            =======        ======             =======

Principal maturities of long-term debt as of December 31, 1997 are as follows:


                Year ending December 31:
                           1998                    $    --
                           1999                         --
                           2000                        606
                           2001                         --
                        Thereafter                      --
                                                   -------

                                                   $   606
                                                   =======

     The Revolver contains certain covenants and restrictions, including maintenance of certain financial ratios and a restriction on future borrowings. As of December 31, 1997, the Company was not in compliance with certain of these covenants. Upon renewal of the Revolver effective March 1, 1998, the bank waived such debt covenants through March 31, 1998 and the covenants were revised by the bank such that the Company was in compliance with the revised covenants as of March 31, 1998. As of September 30, 1998, the Company was in compliance with or had received waivers for these covenants until January 1, 1999. As such, the debt has been classified as current in the accompanying consolidated unaudited balance sheet as of September 30, 1998.

     As of September 30, 1998, the Company had available borrowings of $2,019, $250 and $1,000 under the Revolver, the standby facility and an available fixed asset line, respectively (unaudited).


(6)  ACCRUED LIABILITIES

A summary of accrued liabilities follows:

                                   DECEMBER 31,            SEPTEMBER 30,
                           ----------------------------
                                 1996          1997            1998
                           ----------------------------   ---------------
                                                             (unaudited)
     Professional fees       $    221           395             148
     Deferred revenue             355           165              49
     Accrued vacation             218           145             120
     Accrued compensation         145           346             131
     Other                        196           176             180
                           -------------    -----------   ----------------

                             $  1,135         1,227             628
                           =============    ===========   ================


(7)  RELATED PARTY TRANSACTIONS

     At December 31, 1994, the Company had an obligation of $248 to two of the Company's executive officers for accrued compensation. On January 2, 1995, such obligation was converted to two unsecured notes payable

                                 LITRONIC INC.
                                AND SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)

     bearing interest at 8%, which are due and payable on December 31, 1998. On October 29, 1997, the principal and interest amounting to $305 due on the notes was repaid. The Company incurred interest expense on these notes aggregating $20, $20 and $18 in 1995, 1996 and 1997, respectively. As of December 31, 1996, $40 of accrued interest relating to these notes is included in accrued liabilities in the accompanying consolidated balance sheets.

     The Company had an unsecured revolving line of credit with the Company's president and majority shareholder, which permitted borrowings of up to $1,000. All unpaid principal and accrued interest at 8% per annum were due and payable on January 31, 1997. The Company incurred interest expense under this line of credit aggregating $13 and $30 in 1995 and 1996, respectively. All outstanding borrowings and accrued interest under this line of credit were repaid during 1996. The line was not renewed when it expired on January 31, 1997.

     The primary shareholders of Litronic Industries, Inc. formed KRDS, Inc., for the sole purpose of purchasing real estate property. The majority of the property acquired was leased to the Intercon division and the acquirer of the Intercon division has subsequently executed a continuing lease arrangement with KRDS, Inc. KRDS's only operations consisted of a mortgage obligation, interest, depreciation and rental income from the Company related to the real estate property. The operations of KRDS, Inc. were consolidated with the operations of Litronic Industries, Inc. through December 31, 1997, when concurrent with the sale of the Intercon division, the Company distributed KRDS, Inc. to the Company's primary shareholders. As the operations of KRDS, Inc. are related to the Intercon operations, the 1997 net income for KRDS, Inc. of $2 (after intercompany eliminations) is included in the loss from discontinued operations in the accompanying consolidated statement of operations.

     As a result of the sale of the Intercon division on September 30, 1997, during the period October 1, 1997, through December 31, 1997, the Company distributed $9,534 in cash dividends to its shareholders and contributed $8,500 in cash to KRDS, Inc.

     On December 31, 1997, the Company entered into two unsecured notes payable with KRDS, Inc., under which the Company was extended $900 and $2,000 in working capital funds and a total of $2,900 was outstanding under these related party notes at December 31, 1997. In February 1998, the Company entered into a third unsecured note payable with KRDS, Inc., under which the Company was extended $600 in working capital funds. Interest was at 10% for each of the unsecured notes payable and each of these unsecured notes and accrued interest were paid in full during 1998 (unaudited).

(8)  CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     Financial instruments that potentially subject the Company to concentration of credit risk are trade receivables. Credit risk on trade receivables is limited as a result of the Company's customer base and their dispersion across different industries and geographic regions. As of December 31, 1996 and 1997, and September 30, 1998 accounts receivable included $770, $447, and $234 (unaudited), respectively, due from the U.S. Government and related agencies.

     The Company had sales to two customers which represented 71% and 19% of 1995 total revenues, respectively. The Company had sales to three customers which represented 39%, 29% and 18% of 1996 total revenue, respectively. The Company had sales to three customers which represented 45%, 20% and 19% of 1997 total revenue, respectively. The Company had sales to three customers which represented 44%, 23% and 19% of 1998 total revenue for the nine months ended September 30, 1998, respectively (unaudited). No other customers accounted for more than 10% of net revenues in 1995, 1996 or 1997. Trade accounts receivable aggregated $1,756, $996 and $1,009 (unaudited) from the aforementioned major customers as of December 31, 1996 and 1997, and September 30, 1998, respectively.

     Because the Company engages in the government contracting business, it has been and will be subject to audits and may be subject to investigation by governmental entities. Failure to comply with the terms of any

                                 LITRONIC INC.
                                AND SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)

     governmental contracts could result in civil and criminal fines and penalties or in suspension from future government contracts.

(9)  COMMITMENTS

     The Company leases office space under noncancelable operating leases. The terms of the leases range up to four years. The following summarizes the future minimum lease payments under all noncancelable operating lease obligations:

                    Year ending December 31:
                    1998                        $309
                    1999                         257
                    2000                         243
                    2001                         162
                                              ------
                                                $971
                                              ======

     Rental expense under noncancelable operating leases was $215 for the year ended December 31, 1997.

(10) STOCK OPTION PLANS (UNAUDITED)

     Under the Company's Employee Stock Option Plan (the Plan), which was established in April 1998, the exercise price of options granted will not be less than the fair market value of the related common stock at the date of grant. The total number of shares of common stock available for grant under the Plan is 600. Unless otherwise provided by the Board of Directors or a committee of the Board administering the Plan, each option granted under the Plan shall vest on December 31, 1998 as to 10-15%, plus an additional 2.5% for each year of service with the Company, and 20% each December 31 thereafter until fully vested.

                                 LITRONIC INC.
                                AND SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)

Following is a summary of stock option transactions:

                                        WEIGHTED
                           NUMBER       AVERAGE
                             OF      EXERCISE PRICE
                           SHARES      PER SHARE
                         ----------  ----------------
 Options outstanding at
   December 31, 1997            ---  $        --
 Granted                        285         0.70
 Cancelled                        4         0.70
                         ----------
 Options outstanding at
  September 30, 1998            281         0.70
                         ==========


     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements.

(11) EMPLOYEE RETIREMENT SAVINGS PLAN

     Effective January 1, 1998, the Company established a retirement plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code. Under the plan, eligible employees are able to contribute up to 20% of their compensation not to exceed the maximum IRS deferral amount. The Company may also match employee contributions at its discretion.

                           PULSAR DATA SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report                         F- 21

  Balance sheets                                     F- 22

  Statements of operations                           F- 23

  Statements of stockholders' equity (deficit)       F- 24

  Statements of cash flows                           F- 25

  Notes to financial statements                      F- 26

  Schedule V - Valuation and qualifying accounts     S- 1

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Pulsar Data Systems, Inc.
Lanham, Maryland

We have audited the accompanying balance sheets of Pulsar Data Systems, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pulsar Data Systems, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of approximately $11,016,000 during the year ended December 31, 1997 and has a working capital deficit of approximately $2,436,000 at December 31, 1997. In addition, as of December 31, 1997, the Company is in violation of its financing agreement debt covenants. These factors, among others, as discussed in Note 16 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Bethesda, Maryland
April 27, 1998, except for Note 13 and the last paragraph in Note 9 as to which the date is October 9, 1998, and Note 16 and the fourth paragraph of Note 17, as to which the date is January 15, 1999.

                           PULSAR DATA SYSTEMS, INC.

                                Balance Sheets
                                (in thousands)

                                                                 DECEMBER 31,               SEPTEMBER 30,
                                                       -------------------------------  --------------------
ASSETS                                                       1996              1997             1998
                                                       ----------------   ------------  --------------------
                                                                                             (UNAUDITED)
    Cash and cash equivalents                                   $ 2,451        $ 2,236               $   407
    Accounts receivable                                          44,365         31,213                14,722
    Inventories                                                   3,660          2,348                 2,473
    Notes receivable - current                                      720            ---                   ---
    Deferred governmental agency contract
     costs                                                          817            ---                   ---
    Other current assets                                            213            245                   131
                                                       ----------------   ------------    ------------------
             Total current assets                                52,226         36,042                17,733
                                                       ----------------   ------------    ------------------

    Property and Equipment, net of
     accumulated depreciation of
     $1,163 and $1,748 and $2,025,
     respectively                                                 1,322          1,100                   793
    Notes receivable, net of current
     installments                                                   753            ---                   ---
    Notes receivable-related parties                              4,016          2,218                 1,329
    Cash surrender value of life
     insurance, net                                               1,351          1,416                    62
    Deposits and other assets                                       117             95                   118
                                                       ----------------   ------------    ------------------
                                                                  7,559          4,829                 2,302
                                                       ----------------   ------------    ------------------
                                                                $59,785        $40,871               $20,035
                                                       ================   ============    ==================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
    Line of credit                                              $ 7,200        $   ---               $   ---
    Financing arrangement - IBM                                  34,125         28,067                13,430
    Current installments of long-term debt                           27            915                   946
    Notes payable - vendors                                         ---            ---                 2,727
    Accounts payable                                              4,506          7,267                 4,934
    Accrued liabilities                                           1,389          2,229                 1,282
    Deferred governmental agency contract revenue                 1,327            ---                   ---
    Customer deposit                                              2,099            ---                   ---
                                                       ----------------   ------------    ------------------
             Total current liabilities                           50,673         38,478                23,319
                                                       ----------------   ------------    ------------------

    Notes payable, net of current
     maturities                                                      53          4,203                 3,619
    Deferred compensation                                         1,351            ---                   ---
                                                       ----------------   ------------    ------------------
                                                                  1,404          4,203                 3,619
                                                       ----------------   ------------    ------------------
             Total liabilities                                   52,077         42,681                26,938
                                                       ----------------   ------------    ------------------

    Commitments and Contingencies

    Stockholders' Equity (Deficit)
     Common stock; par value $1;
     authorized, issued and outstanding
     1,000 shares                                                     1              1                     1
     Additional paid-in capital                                      21          1,663                 1,663
     Accumulated earnings (deficit)                               7,686         (3,474)               (8,567)
                                                       ----------------   ------------    ------------------
             Net stockholders' equity (deficit)                   7,708         (1,810)               (6,903)
                                                       ----------------   ------------    ------------------
                                                                $59,785        $40,871               $20,035
                                                       ================   ============    ==================

See accompanying notes to financial statements

                           PULSAR DATA SYSTEMS, INC.

                           Statements of Operations
                                (in thousands)


                                                                                            NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                              -------------------------------------      -----------------------
                                                   1995        1996         1997           1997          1998
                                              -----------   ---------    ----------      --------       --------
                                                                                                  (UNAUDITED)
Revenues                                         $163,991    $165,958      $151,520      $105,574        $61,518

Cost of revenues                                  146,682     149,364       142,201       100,188         56,481
                                              -----------   ---------    ----------      --------       --------

  Gross margin                                     17,309      16,594         9,319         5,386          5,037

Selling, general and administrative expenses       10,410      13,545        17,152         9,559          8,926
                                              -----------   ---------    ----------      --------       --------

Operating income (loss)                             6,899       3,049        (7,833)       (4,173)        (3,889)
                                              -----------   ---------    ----------      --------       --------

Other income (expense)

  Interest expense                                 (2,412)     (3,564)       (3,640)       (2,106)        (1,424)

  Interest income                                     392         639           457           408            373
                                              -----------   ---------    ----------      --------       --------
                                                   (2,020)     (2,925)       (3,183)       (1,698)        (1,051)
                                              -----------   ---------    ----------      --------       --------
Net earnings (loss)                              $  4,879    $    124      $(11,016)     $ (5,871)       $(4,940)
                                              ===========   =========    ==========      ========       ========

See accompanying notes to financial statements

                           PULSAR DATA SYSTEMS, INC.

                  Statement of Stockholders' Equity (Deficit)
                                (in thousands)

                                             COMMON STOCK         ADDITIONAL   ACCUMULATED
                                           ----------------
                                                                  PAID IN      EARNINGS
                                           SHARES    AMOUNT       CAPITAL     (DEFICIT)       TOTAL
                                           ------    ------      ----------  -------------  --------
Balance, January 1, 1995                     1       $   1       $   21       $  8,728      $  8,750
Net earnings                                             -            -          4,879         4,879
Distributions to shareholders                            -            -         (4,562)       (4,562)
                                           ------    ------      ----------  -------------  ---------
Balance, December 31, 1995                   1           1           21          9,045         9,067
Net earnings                                             -            -            124           124
Distributions to shareholders                            -            -         (1,483)       (1,483)
                                           ------    ------      ----------  -------------  --------
Balance, December 31, 1996                   1           1           21          7,686         7,708
Additional paid-in capital
  contributed by stockholder                             -          291              -           291
Forgiveness of stockholder deferred
  compensation                                           -        1,351              -         1,351
Net loss                                                 -            -        (11,016)      (11,016)
Distributions to shareholders                            -            -           (144)         (144)
                                           ------    ------      ----------  -------------  --------
Balance, December 31, 1997                   1           1        1,663         (3,474)       (1,810)
Net loss (unaudited)                                     -            -         (4,940)       (4,940)
Distributions to shareholders (unaudited)                -            -           (153)         (153)
                                           ------    ------      ----------  -------------  --------
Balance, September 30, 1998 (unaudited)      1       $   1       $1,663        $(8,567)     $ (6,903)
                                           ======    ======      ==========  =============  ========

See accompanying notes to financial statements.

                           PULSAR DATA SYSTEMS, INC.

                           Statements of Cash Flows
                                (in thousands)

                                                                                                        NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                       -------------------------------------------  -----------------------
                                                            1995           1996            1997       1997         1998
                                                       -------------    -------------   ----------  --------    -----------
Cash Flows from Operating Activities:                                                                    (UNAUDITED)

  Net earnings (loss)                                    $  4,879         $    124      $(11,016)   $(5,871)    $ (4,940)

Adjustments to reconcile earnings
 (loss) from operations to net
  cash provided by (used in) operating
   activities:
  Depreciation and amortization                               332              467           585        415          313
  Loss on disposal of assets                                   17               63             -          -           47
  Uncollectible notes receivable
   and accounts receivable                                      -               33         4,870      1,165          875
  Rent and lease termination fee
   paid through reduction of notes
   receivable-related party                                     -                -             -          -          889
  Deferred compensation                                       279              364             -          -            -
  Provisions for doubtful accounts                              -              370           433         50          223
  Deferred rent                                               (38)             (28)            -          -            -
  Changes in assets and liabilities
  Accounts receivable                                     (18,840)          11,743        10,236      8,820       15,392
  Inventories                                              (3,736)          11,789         1,312       (322)        (125)
  Other assets                                               (197)              33           (11)      (326)          92
  Deferred governmental agency contract costs               4,451            1,833           817        817            -
  Accounts payable                                            132           (2,184)        2,761      3,181          394
  Accrued liabilities                                         (20)             310           842     (1,435)        (947)
  Customer deposit                                              -            2,098        (2,098)    (2,098)           -
  Deferred governmental agency contract
   revenue                                                 (5,434)          (1,697)       (1,327)    (1,327)           -
                                                       -------------    -------------   ----------  --------    -----------
Net cash provided by (used in) operating
 activities                                               (18,175)          25,318         7,404      3,069       12,213
                                                       -------------    -------------   ----------  --------    -----------

Cash Flows from Investing Activities:

  Decrease (Increase) in cash surrender
   value of life insurance                                   (279)            (355)          (65)         -        1,354
  Net (borrowings) repayments on notes receivable              41              392          (291)       236            -
  Net (borrowings) repayments on notes receivable-
   related parties                                         (3,908)          (1,975)        1,175          -            -
  Purchase of equipment                                      (742)            (942)         (364)      (233)         (54)
                                                       -------------    -------------   ----------  --------    -----------
Net cash provided by (used in) investing activities        (4,888)          (2,880)          455          3        1,300
                                                       =============    =============   ==========  ========    ===========

Cash Flows from Financing Activities:
  Net borrowings (repayments) on line of credit            14,800           (7,600)       (2,000)    (2,000)           -
  Net borrowings (repayments) on financing
   arrangement - IBM                                       12,021          (13,023)       (6,058)    (1,981)     (14,637)
  Proceeds from long-term borrowing                            85                -             -          -            -
  (Repayments of) long term borrowing                         (32)             (25)         (163)       (17)        (552)
  Additional paid-in capital from stockholders                  -                -           291          -            -
  Distributions to shareholders                            (4,562)          (1,483)         (144)      (109)        (153)
                                                       -------------    -------------   ----------  --------    -----------
Net cash provided by (used in) financing
 activities                                                22,312          (22,131)       (8,074)    (4,107)     (15,342)
                                                       -------------    -------------   ----------  --------    -----------
Net increase (decrease) in cash                              (751)             307          (215)    (1,035)      (1,829)
Cash and cash equivalents at beginning of
 period                                                     2,895            2,144         2,451      2,451        2,236
                                                       -------------    -------------   ----------  --------    -----------
Cash and cash equivalents at end of period               $  2,144         $  2,451       $ 2,236    $ 1,416     $    407
                                                       =============    =============   ==========  ========    ===========
Supplemental Schedule of Non-cash Investing
 and Financing Activities
    Conversion of line of credit to term note
     payable                                             $      -         $      -       $ 5,200    $     -     $      -
                                                       =============    =============   ==========  ========    ===========
    Conversion of deferred compensation to
      additional paid in capital                         $      -         $      -       $ 1,351    $     -     $      -
                                                       =============    =============   ==========  ========    ===========
    Conversion of accounts payable to notes payable

                                                         $      -         $      -       $     -    $     -     $  2,727
                                                       =============    =============   ==========  ========    ===========
Supplemental Disclosures of Cash Flow
 Information:
    Cash paid during the year for:
    Interest                                             $  1,962         $  3,649       $ 2,812    $ 2,106     $  1,842
                                                       =============    =============   ==========  ========    ===========

See accompanying notes to financial statements

PULSAR DATA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business:  Pulsar Data Systems, Inc. (the Company) was incorporated in
------------------
1984 under the laws of the State of Delaware. The Company is engaged primarily in the sale of computer hardware, software, peripheral equipment, and support services to governmental agencies and commercial enterprises throughout the United States. The Company was certified by the Small Business Administration under Section 8(a) of the Small Business Act and was therefore eligible to enter into contracts with agencies of the Federal Government on a limited competitive basis. The Company voluntarily withdrew in anticipation of graduation from the 8(a) program in June 1997.

A summary of the Company's significant accounting policies follows:

Revenue and cost recognition:  Revenue is primarily derived from short-term
----------------------------
"firm-fixed price" delivery order type contracts. Revenue from these contracts is recognized upon shipment of the product. The Company also has "cost-plus-fixed-fee" and "time and material" contracts. Revenue from "cost-plus-fixed-fee" contracts is recognized on the basis of reimbursable contract costs incurred during the period increased by applicable overhead, material handling, and general and administrative costs plus a percentage of the fixed fee. Revenue from "time and material" contracts is recognized on the basis of man-hours provided plus other reimbursable contract costs incurred during the period.

Cash and cash equivalents:  For the purpose of reporting cash flows, the Company
-------------------------
considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

Inventory:  Inventory consists primarily of computer hardware, purchased
---------
software and peripheral equipment. Inventory is stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Deferred governmental agency contract costs and revenue:  Deferred costs and
-------------------------------------------------------
revenue from contracts with governmental agencies represent cost incurred and accounts receivable billed as of year end, for which an acceptance period has not expired. The agencies involved have negotiated acceptance periods from seven to thirty days from delivery of the product. All equipment subject to the acceptance period at year end have subsequently been accepted by the government.

Property and equipment:  Property and equipment are stated at cost. Depreciation
----------------------
and amortization is computed using straight-line and accelerated methods over the estimated useful lives of the related assets.

Income taxes: The Company has elected to be treated as an "S" Corporation under
------------
Subchapter "S" of the Internal Revenue Code. Consequently, the Company is not liable for Federal and state income taxes except to the extent that the Company operates in state jurisdictions that do not recognize "S" corporations. For the income related to activity in these states, the Company has provided for the resulting income taxes. Otherwise the stockholders are liable individually for income taxes on the Company's income.

PULSAR DATA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.  Nature of Business and Significant Accounting Policies (Continued)

Financial credit risk:  The Company's accounts receivable are derived primarily
---------------------
from contracts with governmental agencies and commercial enterprises. All accounts receivable are made on an unsecured basis.

Additionally, the Company maintains its cash in bank deposit accounts, which at times may exceed Federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Estimates:  The preparation of financial statements in conformity with generally
---------
accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Self-insurance: For the year ended 1995, the Company was self-insured for
--------------
general medical liabilities up to $28,000 per individual per plan year, and dental liabilities up to $1,000 per individual per plan year. Any liability over these amounts was covered under a stop loss insurance policy maintained by an independent third party insurance company. Exposure to risk of these types was to be accrued, by a charge to expense, in the period in which the loss relating to that period or prior period became payable and the amount can be reasonably estimated. The Company also paid for a reserve policy. Upon termination of the self-funded insurance plan, the insurance policy was to cover any unpaid claims submitted or incurred but not yet submitted. The Company terminated the plan after 1995.

Reclassification: Certain reclassifications have been made to the December 31,
----------------
1995 and 1996 financial statements to conform with the December 31, 1997 presentation.

Interim financial statements:  The interim financial information included in
----------------------------
these financial statements is unaudited but reflects all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.

PULSAR DATA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2.   ACCOUNTS RECEIVABLE

Accounts receivable consist of the following as of December 31, 1996 and 1997 and September 30, 1998:

                                                     (in thousands)
                                         -----------------------------------
                                              December 31,
                                         --------------------
                                                               September 30,
                                             1996      1997        1998
                                         ----------  --------  -------------
                                                                (unaudited)
8(a) government receivables                 $15,909   $ 2,095        $ 1,234
GSA receivables                              13,741    16,483         10,714
Commercial receivables                       11,439    10,902          3,116
Recoverable costs and accrued profit on
    progress completed-not billed             2,318       497              -
Other receivables                             1,778     2,489          1,134
                                         ----------  --------  -------------
                                             45,185    32,466         16,198

Less allowance for doubtful accounts            820     1,253          1,476
                                         ----------  --------  -------------
                                            $44,365   $31,213        $14,722
                                         ==========  ========  =============

PULSAR DATA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3.   PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 1996 and 1997 and September 30, 1998:


                                            (in thousands)
                                   ------------------------------
                                       December 31,
                                   ------------------
                                      1996     1997
                                   ---------  -------  ----------
                                                       (unaudited)
Furniture and fixtures                $  615   $  628      $  628
Office equipment                         500      511         511
Computer equipment                       532      706         752
Software                                 435      545         553
Vehicles                                 273      273         273
Leasehold improvements                   107      162          78
Warehouse equipment                       23       23          23
                                   ---------  -------  ----------
                                       2,485    2,848       2,818
Less accumulated depreciation and
  amortization                         1,163    1,748       2,025
                                   ---------  -------  ----------
                                      $1,322   $1,100      $  793
                                   =========  =======  ==========

PULSAR DATA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.   DEPRECIATION AND AMORTIZATION

Depreciation and amortization charged to operations for the years ended December 31, 1995, 1996 and 1997, and for the nine months ended September 30, 1998 and accumulated depreciation and amortization as of December 31, 1996 and 1997 and September 30, 1998 are as follows:



                                 1995                   1996                                 1997
                             -------------- ----------------------------  ----------------------------
                  Estimated  Depreciation/  Depreciation/   Accumulated   Depreciation/   Accumulated
                   Useful    Amortization   Amortization   Depreciation/  Amortization   Depreciation/
Asset Category     Lives       Expense         Expense     Amortization      Expense     Amortization
--------------   ----------  -------------- -------------  -------------  -------------  -------------
Furniture and
  fixtures          7 years       $  21           $ 82         $  189           $127         $  316

Office            5-7 years          84             82            277            101            375
equipment

Computer
 equipment          5 years          62            104            228            165            393

Software            5 years          73            104            267             91            357

Vehicles            5 years          70             69            170             41            212

Leasehold
improvements        7 years          13             22             17             59             76

Warehouse         5-7 years
 equipment                            9              4             15              1             19
                             -------------- -------------  -------------  -------------  -------------
                                  $ 332           $467         $1,163           $585         $1,748
                             ============== =============  =============  =============  =============


                                             Nine months ended
                                             September 30, 1998
                                               (in thousands)
                                                (unaudited)
                                       -----------------------------
                                        Depreciation/   Accumulated
                           Estimated    Amortization   Depreciation/
Asset Category            Useful Lives     Expense     Amortization
----------------------  -------------- -------------  --------------
Furniture and fixtures    7 years             $ 69        $   387
Office equipment        5-7 years               46            427
Computer equipment        5 years               98            503
Software                  5 years               58            419
Vehicles                  5 years               22            234
Leasehold improvements    7 years               18            34
Warehouse equipment     5-7 years                2            21
                                      --------------  --------------
                                              $313        $2,025
                                      ==============  ==============

PULSAR DATA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5.   DEFERRED COMPENSATION AND LIFE INSURANCE

Through December 31, 1996 the Company had a deferred compensation agreement with its President, whereby the Company was obligated to pay an amount equal to the cash surrender value of certain life insurance policies. The Company was funding this deferred compensation by providing life insurance policies. The cash surrender value related to the deferred compensation agreement for the years ended December 31, 1996 and 1997, were $1,406,000 and $1,351,000, respectively. The Company had accrued an amount equal to the cash surrender value at December 31, 1996 as a deferred compensation liability. The Company is the beneficiary of the policies.

At December 31, 1997, the deferred compensation liability of $1,351,000 was forgiven by the President of the Company, and the liability was removed from the Company's balance sheet and included as additional paid-in capital.

In April 1998, the Company borrowed $1,494,000 against the cash surrender value of the life insurance policies to reduce amounts owed under the financing arrangement with IBM.

NOTE 6.    NOTES RECEIVABLE

                                                           (in thousands)
                                                 -------------------------------
                                                    December 31,
                                                 ----------------
                                                                   September 30,
                                                                       1998
                                                      1996   1997  (unaudited)
                                                 ---------- ------- ------------
Mortgage receivable; interest at 8.5% per
 annum; balance of $70,000 deemed
 uncollectible at December 31, 1997                 $   71  $   -   $      -

Note receivable; interest accrues at 12.25%
 per annum; due in full December 1997*
                                                       152      -          -
Note receivable from vendor; renegotiated
 May 1997, $100,000 payment due upon
 execution of note, balance due in quarterly
 installments of $230,000 including interest at
 Wilmington Trust's prime rate, due July 1998,
 balance of $1,150,000 deemed uncollectible
 at December 31, 1997.                               1,250      -          -
                                                 ---------- ------- ------------
                                                    $1,473  $   -   $      -
                                                 ========== ======= ============

* In April 1996, the Company entered into a line of credit agreement with an independent third party, whereby, that party may borrow up to $300,000. Interest on the unpaid balance on the line accrues at prime plus 4%. The line of credit agreement expired April 3, 1997. A third party corporation and the stockholders of the third party corporation personally guaranteed the line. Consideration for the line is a right of first refusal to supply all equipment that the third party corporation is required to supply for contract or order fulfillment for the period of time that any monies are owed to the Company.

PULSAR DATA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7.   NOTES RECEIVABLE - RELATED PARTIES

Notes receivable from related parties consist of the following as of December 31, 1996 and 1997 and September 30, 1998:

                                                              (in thousands)
                                                  -------------------------------------
                                                      December 31,       September 30,
                                                  -------------------
                                                       1996     1997   1998 (unaudited)
                                                  ---------  --------  ----------------
Note receivable, related party; accrues interest
 at 7.5% to 8% per annum, due on demand,
 $623,000 of which was deemed uncollectible
 at December 31, 1997                                $2,841   $2,218         $1,329

Note receivable from stockholder; interest
 accrues at 5% per annum; due on demand               1,175       --              -
                                                  ---------  --------  ----------------
                                                     $4,016   $2,218         $1,329
                                                  =========  ========  ================


The above notes have been classified as non-current in the accompanying balance sheets.


NOTE 8.   LINE OF CREDIT

In May 1996, the Company obtained a line of credit from a financial institution. Under the line of credit, the Company may borrow up to the lessor of eligible receivables or $22,000,000. Interest accrues on the outstanding balance at a variable rate consistent with the bank's national commercial rate. The line is collateralized by all eligible accounts receivable, inventory, machinery, and equipment. The outstanding amount on this line of credit at December 31, 1996 was $7,200,000. In October 1997, the line of credit was converted to a term loan of $5,200,000. (See Note 10)

PULSAR DATA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 9.   FINANCING ARRANGEMENT - IBM

The Company entered into an Inventory and Working Capital Financing Agreement, with IBM Global Finance Corporation (IBM) whereby the Company purchases, hardware and software from authorized suppliers and finances the purchases through IBM. The agreement provides for a credit line up to $35,000,000, which allows the Company to borrow up to 85% of the Company's eligible accounts receivable, and up to 100% of the Company's on-hand inventory. The credit line is secured by substantially all assets of the Company and is personally guaranteed by the Company's stockholders.

At December 31, 1997 the interest rate was IBM prime plus 1.75% or 2.00% depending on the nature of the borrowings. The effective interest rate at that date was 10.25% or 10.5%. Effective February 1, 1998, the financing agreement interest rate was increased to prime plus 2.375%; 10.625% at September 30, 1998. For any amount that the outstanding advances exceed the formula borrowing base, interest will be accrued at the rate of prime plus 6.5%.

The agreement provides for certain financial covenants to be met by the Company. At December 31, 1997 the Company was in violation of these covenants.

Due to the Company's outstanding advances exceeding its borrowing base, the Company has entered into two forbearance agreements with IBM. In an October 1997 forbearance agreement, the Company agreed to issue for $1, warrants to IBM evidencing 4% ownership interest (fully diluted) of Company stock if the Company defaults on its commitments set forth in the agreement, or does not obtain an equity infusion of $2,000,000. In the event that the Company does not obtain the equity infusion by January 31, 1998, then additional warrants for stock representing .5% ownership interest, on a fully diluted basis, shall be issued to IBM at the end of each month such equity infusion has not been obtained beginning February 1998 until April 30, 1998. A February 1998 forbearance agreement states that the Company may before May 31, 1998, in lieu of the 4% ownership interest, pay to IBM the lesser of the 4% of the sales price upon the sale of all or substantially all of its assets or $650,000. Additionally, in lieu of the .5% ownership interest due to IBM, the Company may pay to IBM $50,000 per month beginning February 1, 1998 and on the first of each month until May 31, 1998. As of December 31, 1997, the Company has accrued $650,000 representing the value of the 4% warrants.

An October 1998 amendment to the forbearance agreement decreased the credit line to $18,000,000 for the period through January 6, 1999, at which time the line will be further reduced to $15,000,000. The amendment also states that the Company may pay, in lieu of the distribution of the warrants representing the 4% interest in the Company as noted above, the lesser of 4% of the sale price upon the sale of all or substantially all of the Company's assets; or $650,000; or a pro-rata share of $650,000 upon sale of less than all or substantially all of the Company's assets. The Company paid the $50,000 per month fees to IBM in lieu of issuing the additional .5% ownership interest or obtaining the $2,000,000 equity infusion stipulated in the prior forbearance agreements. The financing arrangement has a termination date of October 30, 1999. The Company was in violation of the covenants of the agreement as of September 30, 1998.

PULSAR DATA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 10.  NOTES PAYABLE

Long-term debt consists of the following notes payable as of December 31, 1996 and 1997 and September 30, 1998:

                                                                  (in thousands)
                                                           December 31,        September 30,
                                                  -------------------------
                                                                                    1998
                                                     1996        1997           (unaudited)
                                                  ----------  -------------   --------------
Note payable - financing company;
 secured by an automobile with a cost of
 $71,000; bears  interest at an effective
 rate of 13.183%;  liquidated by monthly
 principal and interest  payments of
 $1,000; current maturities of  $17,300 as
 of December 31, 1997; due to mature
 January 1999.                                      $  31         $ 17            $    4

Note payable - financing company;
 secured by an automobile with a cost of
 $85,000; bears interest at an effective rate
 of 10.460%; liquidated by monthly
 principal and interest  payments of
 $2,000; current maturities of  $15,000 as
 of December 31, 1997; due to mature
 May 2000.                                             49           39                26

Note payable - financial institution;
 collateralized by inventory, accounts
 receivable, machinery and equipment, the
 mortgages on the assets of a related party
 and the President of the Company; bears
interest at the financial institution's prime
 lending rate; 8.5% at December 31, 1997,
 8.25% at September 30, 1998 liquidated
 by monthly principal and interest
 payments of $107,000; current maturities
 of $883,000 as of  December 31, 1997;
 due to mature October 2002.                            -        5,062             4,535
                                                  ----------  -------------   --------------
                                                    $  80       $5,118            $4,565
                                                  ==========  =============   ==============

PULSAR DATA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 10.  NOTES PAYABLE (CONTINUED)

Maturities on the notes payable as of December 31, 1997 due in future years are as follows:

          Years ending December 31,      (in thousands)
          -------------------------    ---------------
          1998                                  $  915
          1999                                     977
          2000                                   1,054
          2001                                   1,141
          2002                                   1,031
                                       ---------------
                                                $5,118
                                       ===============


NOTE 11.  NOTES PAYABLE - VENDORS (UNAUDITED)

Notes payable - vendors consist of notes payable to three vendors which were entered into in August -September 1998 for a total of $3,658,000. The notes accrue interest at rates ranging from 10% to 18%, and are due in full prior to September 1999. The balance at September 30, 1998 was approximately $2,727,000 (unaudited).

NOTE 12.  REVENUE AND COST OF REVENUE

The breakout of service and product revenue and cost of revenue are as follows for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998.

                                                   (in thousands)
                                  ----------------------------------------------
                                                              Nine months ended
                                  Years ended December 31,       September 30,
                                  ----------------------------------------------
                                                                (unaudited)
                                      1996        1997       1997         1998
                                  --------    --------   --------     --------
Revenue:
     Service revenue              $ 10,253    $  8,818   $  7,388      $ 2,768
     Product revenue               155,705     142,702     98,186       58,750
                                  --------    --------   --------     --------
          TOTAL REVENUE           $165,958    $151,520   $105,574      $61,518
                                  ========    ========   ========     ========

Cost of revenue
     Cost of service revenue      $  4,870    $  4,115   $  3,440      $ 1,590
     Cost of product revenue       144,494     138,086     96,748       54,891
                                  --------    --------   --------     --------
          TOTAL COST OF REVENUE   $149,364    $142,201   $100,188      $56,481
                                  ========    ========   ========     ========


The financial data with respect to the service and product revenue and cost of revenue was unavailable for the year ended December 31, 1995.

PULSAR DATA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13.  LEASING ARRANGEMENTS

In January 1996, the Company entered into a lease with a related party for office space, which was due to expire in December 2000. The Company paid a $750,000 termination fee to the related party. The fee was offset against notes receivable owed from the related party and the commitment for further payments was waived. Deposits and other assets includes a deposit to be refunded from the related party of approximately $87,000. The Company has leased other office and warehouse space under separate lease agreements expiring through September 2003. Rent expense was $521,000, $1,690,000 and $811,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $444,000 (unaudited) for the nine months ended September 30, 1998. Lease payments for the period ended September 30, 1998 were offset with interest receivable and notes receivable from the related party (see Note 7).

Future minimum rental payments required under these leasing arrangements as of December 31, 1997 are as follows:

          Years ending December 31,     (in thousands)
                                       ---------------
          1998                                $    487
          1999                                     144
          2000                                     125
          2001                                     112
          2002                                     115
          2003                                      89
                                       ---------------
                                              $  1,072
                                       ===============


NOTE 14.  EMPLOYEE RETIREMENT PLAN

The Company has adopted a retirement plan under Section 401(k) of the Internal Revenue Code. The plan provides retirement benefits to all employees who meet certain age and service eligibility requirements. Under the terms of the plan, the Company will match 50% of the first 6% of an employee's elective contribution. Company contributions for the years ended December 31, 1995, 1996 and 1997 were $74,000, $71,000, and $66,000, respectively. The contribution for the nine months ended September 30, 1998 was $27,000 (unaudited).

NOTE 15.  MAJOR CUSTOMERS

During the years ended December 31, 1995, 1996 and 1997, and for the nine months ended September 30, 1998, 72%, 61% and 60%, and 80% (unaudited), respectively, of the Company's revenue was derived from contracts with the Federal Government. The receivable balance for these contracts at December 31, 1996 and 1997 and September 30, 1998 was $30,697,000, $19,075,000, and $11,948,000 (unaudited), respectively.

PULSAR DATA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 16.  GOING CONCERN

As shown in the accompanying financial statements, the Company incurred a net operating loss of approximately $11,016,000 for the year ended December 31, 1997 and has a working capital deficit of approximately $2,436,000 at December 31, 1997. At December 31, 1997, the Company is in violation of the financial covenants related to its financing agreement. These factors create an uncertainty about the Company's ability to continue as a going concern. Management of the Company is developing a plan to reduce its liabilities through the sales of assets and/or product lines and is taking action to reduce its operating expenses and align its product mix to return to profitability. The Company is in negotiations to be acquired by another company. The combined company is in the process of preparing an initial public offering. The ability of the Company to continue as a going concern is dependent upon the plan's success. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 17.  CONTINGENT LIABILITIES

The Company has cost reimbursable type contracts with the Federal Government. Consequently, the Company is reimbursed based upon their direct expenses attributable to the contract, plus a percentage based upon overhead, material handling, and general and administrative expenses. The overhead, material handling, and general and administrative rates are estimates. Accordingly, if the actual rates as determined by the Defense Contract Audit Agency are below the Company's estimates, a refund for the difference would be due to the Federal Government. It is management's opinion that no material liability will result from any cognizant audit agency audits.

The Company is involved in various routine legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that any potential liability, arising from these claims against the Company, not covered by insurance, would be minimal.

The Company has guaranteed the mortgages on properties owned by a related party of approximately $5,100,000.

As of January 15, 1999, the Company had not yet filed the Form 5500 Annual Return/Report for 1997 for its Employee Retirement Plan. The Form 5500 along with an audit report was due October 15, 1998. The Company may be assessed penalties by both the Department of Labor and the Internal Revenue Service for its late filing.

================================================================================

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful.

                               _________________

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary ....................................................    3
Risk Factors ..........................................................   12
Use of Proceeds .......................................................   21
Dividend Policy .......................................................   22
Dilution ..............................................................   22
Capitalization ........................................................   24
Pro Forma Financial Data ..............................................   25
Selected Financial Data - Litronic ....................................   29
Selected Financial Data - Pulsar.......................................   31
Management's Discussion and Analysis of Financial
         Condition and Results of Operations ..........................   33
Industry Information...................................................   45
Business ..............................................................   49
Management ............................................................   61
Principal Stockholders ................................................   66
Certain Transactions ..................................................   67
Description of Securities .............................................   69
Shares Eligible for Future Sale .......................................   70
Underwriting ..........................................................   71
Legal Matters .........................................................   73
Experts ...............................................................   73
Additional Information ................................................   73
Index to Consolidated Financial Statements
               - Litronic .............................................  F-1
Index to Financial Statements - Pulsar
         Data Systems, Inc............................................. F-20


Until ______, 1999, all dealers that effect transactions in the registered securities, whether or not participating in these securities, whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               3,000,000 SHARES




                                 LITRONIC INC.




                                 COMMON STOCK



                               _________________


                                  PROSPECTUS


                               _________________




                       BLUESTONE CAPITAL PARTNERS, L.P.



                              ____________, 1999

================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a statement of expenses incurred by Registrant in connection with the issuance and distribution of the securities being registered hereunder, other than underwriting discounts. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the NASDAQ/NMS quotation fee.

        Securities and Exchange Commission registration fee....................     $   10,550
        National Association of Securities Dealers, Inc. filing fee............          4,295
        NASDAQ/NMS quotation fee...............................................         17,500
        Printing and engraving expenses........................................           *
        Legal fees and expenses................................................           *
        Accounting fees and expenses...........................................           *
        Transfer Agent and Registrar fees and expenses.........................           *
        Blue Sky fees and expenses (including legal fees)......................           *
        Miscellaneous..........................................................           *
                                                                                    ----------
           Total...............................................................     $1,250,000
                                                                                    ==========

*    To be provided by amendment


ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if her acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 107(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

     Article V of the Registrant's Amended and Restated Certificate of Incorporation provides for the elimination of personal liability for a director for breach of fiduciary duty as permitted by 102(b)(7) of the Delaware General Corporation Law. Article VI of the Registrant's Amended and Restated By-Laws provide that the Registrant shall indemnify its directors, officers and employees to the full extent permitted by Section 145 of the Delaware General Corporation Law.

     The Underwriting Agreement (filed as Exhibit 1 hereto) provides for indemnification by the Underwriters of the Registrant and its directors, officers and controlling persons for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In February 1999 Registrant issued 100 shares of its common stock to Kris Shah, its promoter, in connection with the organization of the Registrant and this offering for $100. On the date of this prospectus, Registrant issued 3,870,593 shares of common stock to the shares of Litronic Industries, Inc. in exchange for all the outstanding capital stock of Litronic Industries, Inc.

     The issuance of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance on
(a) Section 4(2) of the Securities Act and Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)    Exhibits


     Exhibit No.                              Description
        1            Form of Underwriting Agreement among the Registrant and the Underwriters
        2            Stock Exchange Agreement and Plan of Reorganization
        3.1          Certificate of Incorporation, as amended on February 5, 1999
        3.2          By-Laws of the Registrant
        3.3          Form of Amended and Restated Certificate of Incorporation
        4.1          Registration Rights Agreement
        4.2          Warrant Agreement
        5            Form of Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC re validity [to be filed by amendment]
       10.1          Employment Agreement with Kris Shah
       10.2          Employment Agreement with William W. Davis, Sr.
       10.3          Promissory Note from Dril-Tron, Inc. (Litronic Industries, Inc.) To Kris Shah
                     dated December 12, 1994 in the principal amount of $210,822
       10.4          Commercial Guaranty from Pulsar Data Systems, Inc. to Wilmington Trust
                     Company dated June 23, 1995
       10.5          Business Loan Agreement between Pulsar Data Systems, Inc. and
                     Wilmington Trust Company dated July 24, 1995
       10.6          Commercial Security Agreement between Pulsar Data Systems, Inc. and
                     Wilmington Trust Company dated July 24, 1995
       10.7          Commercial Guaranty from Pulsar Data Systems, Inc. to Wilmington Trust
                     Company dated October 23, 1995
       10.8          Purchase Order between Loral Federal Systems Company and Litronic
                     Industries, Inc. dated November 17, 1995
       10.9          Loan and Security Agreement between Litronic Industries, Inc. and Fidelity
                     Funding of California, Inc. dated June 27, 1996
      10.10          First Amendment to Loan and Security Agreement between Litronic
                     Industries Inc. and Fidelity Funding, Inc. dated June 27, 1997
      10.11          Award Contract between Maryland Procurement Office and Litronic
                     Industries, Inc. dated June 27, 1997
      10.12          Forbearance Agreement between Pulsar Data Systems, Inc. and IBM Credit
                     Corporation dated August 8, 1997
      10.13          Letter Agreement between Pulsar Data Systems, Inc. and IBM Credit
                     Corporation dated October 10, 1997
      10.14          Sublease Agreement between Litronic Industries, Inc. and E. I. du Pont de
                     Nemours and Company dated October 27, 1997

      10.15          Inventory Working Capital and Finance Agreement between Pulsar Data
                     Systems, Inc. and IBM Credit Corporation dated October 30, 1997
      10.16          Lease and Service Agreement between Alliance Business Centers and
                     Litronic Industries, Inc. dated January 30, 1998
      10.17          Lease Agreement between Airport Industrial Complex and Litronic
                     Industries, Inc. dated December 4, 1997
      10.18          Promissory Note from Litronic Industries, Inc. to KRDS, Inc. dated
                     December 31, 1997 in the principal amount of $900,000
      10.19          Revolving Promissory Note from Litronic Industries, Inc. to KRDS, Inc.
                     dated December 31, 1997 in the principal amount of $2,900,000
      10.20          Revolving Promissory Note from Litronic Industries, Inc. to KRDS, Inc.
                     dated December 31, 1997 in the principal amount of $2,000,000
      10.21          Letter Agreement between Pulsar Data Systems, Inc. and IBM Credit
                     Corporation dated February 4, 1998
      10.22          Revolving Promissory Note from Litronic Industries, Inc. to KRDS, Inc.
                     dated February 24, 1998 in the principal amount of $ 600,000
      10.23          Second Amendment to Loan and Security Agreement between Litronic
                     Industries, Inc. and Fidelity Funding, Inc. dated March 1, 1998
      10.24          Litronic Industries, Inc. Stock Option Plan dated April 1, 1998
      10.25          Litronic Industries, Inc. Stock Option Plan dated February __, 1999
      10.26          Modification dated July 15, 1998 of Original GSA Contract GS-35F-4232D dated May 3, 1996
      10.27          Deed of Lease Agreement between Pulsar Data Systems, Inc. and
                     Massachusetts Mutual Life Insurance Company dated August 11, 1998
      10.28          Forbearance Agreement between Pulsar Data Systems, Inc. and IBM Credit
                     Corporation dated August 31, 1998
      10.29          Business Loan Agreement between Litronic Industries, Inc. and BYL Bank
                     Group dated September 29, 1998
      10.30          Promissory Note from Litronic Industries, Inc. to BYL Bank Group dated
                     September 29, 1998 in the principal amount of $3,800,000
      10.31          Promissory Note from Litronic Industries, Inc. to BYL Bank Group dated
                     September 29, 1998 in the principal amount of $1,400,000
      10.32          Amendment to Forbearance Agreement between Pulsar Data Systems, Inc.
                     and IBM Credit Corporation dated October 9, 1998
      10.33          Promissory Note from Davis Holding Company to Pulsar Data Systems, Inc.
                     dated January 1, 1999 in the principal amount of $804,342.08
      10.34          Promissory Note from Davis Holding Company to Pulsar Data Systems, Inc.
                     dated January 1, 1999 in the principal amount of $543,017.40
      10.35          Letter Agreement between Pulsar Data Systems, Inc. and Wilmington Trust
                     Company dated June 20, 1997
       23.1          Form of Consent of KPMG LLP
       23.2          Form of Consent of Keller Bruner LLP
       27            Financial Data Schedule [To be filed by amendment]

       23.2          Form of Consent of Keller Bruner & Company, LLC
       23.3          Consent of Arent Fox Kintner Plotkin & Kahn, PLLC (See Exhibit No. 5)

     (b) Financial Statement Schedules.

     The following financial statement schedules are filed herewith:

     Report of Independent Public Accountants

     Other schedules have been omitted because of the absence of conditions under which they are required or because the required information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the District of Columbia, on the 8th day of February, 1999.

                                   Litronic Inc.


                                   By: /s/ Kris Shah
                                       ------------------------------------
                                       Kris Shah
                                       Chief Executive Officer and Chairman
                                       of the Board


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Kris Shah and/or William W. Davis, Sr. his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitition, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

        Signature                                 Title                              Date
 /s/ Kris Shah                Chairman of the Board and Chief Executive Officer  February 8, 1999
---------------------------
Kris Shah

/s/ Thomas W. Seykora         Chief Financial Officer                            February 8, 1999
---------------------------
Thomas W. Seykora

/s/ William W. Davis, Sr.     Director                                           February 8, 1999
---------------------------
William W. Davis, Sr.

                [SIGNATURE PAGE OF FORM S-1 FOR LITRONIC INC.]

                           PULSAR DATA SYSTEMS, INC.

                                  SCHEDULE V

                Valuation and Qualifying Accounts and Reserves
                  Year ended December 31, 1995, 1996 and 1997
                            (Amounts in thousands)

Column A                                   Column B         Column C             Column D         Column E
-------------                            ------------  -------------------   ---------------  -----------------
                                          Balance at        Additions
                                          Beginning      Charged to Costs         Amounts       Balance at End
 Classification                           of Period        and Expenses         Written Off        of Period
                                         ------------  -------------------   ---------------  -----------------
 Year ended December 31, 1995

   Allowance for doubtful accounts          $ 150           $ 345                  $   45           $ 450
                                            =====           =====                  ======           =====
   Allowance for notes receivable               0               0                       0               0
                                            =====           =====                  ======           =====
   Allowance for notes receivable-
     related party                              0               0                       0               0
                                            =====           =====                  ======           =====

 Year ended December 31, 1996
   Allowance for doubtful accounts            450             403                      33             820
                                            =====           =====                  ======           =====
   Allowance for notes receivable               0               0                       0               0
                                            =====           =====                  ======           =====
   Allowance for notes receivable-
     related party                              0               0                       0               0
                                            =====           =====                  ======           =====

 Year ended December 31, 1997
   Allowance for doubtful accounts            820           3,460                   3,027           1,253
                                            =====           =====                  ======           =====
   Allowance for notes receivable               0           1,220                   1,220               0
                                            =====           =====                  ======           =====
   Allowance for notes receivable-
     related party                              0             653                     623               0
                                            =====           =====                  ======           =====